UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ____)

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AMBAC FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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2023 NOTICE OF ANNUAL
MEETING OF STOCKHOLDERS &
PROXY STATEMENT

Ambac Financial Group, Inc. One World Trade Center New York, NY 10007 Tel: 212.658.7470

April 28, 2023

To Our Fellow Stockholders:

It is our pleasure to invite you to our 2023 Annual Meeting of Stockholders to be held on June 22, 2023 at 11:00 a.m. (Eastern). The meeting will be conducted in a virtual only format. Stockholders can participate from any geographic location with Internet connectivity. We believe this format allows for maximum stockholder participation. Stockholders may view a live webcast of the Annual Meeting and submit questions digitally during the meeting at www.virtualshareholdermeeting.com/AMBC2023. Please refer to the General Information - Participating in the Annual Meeting section of the Proxy Statement for more details.

We are taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to stockholders via the internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. If you received a Notice Regarding the Availability of Proxy Materials (“Internet Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request them. The Internet Notice instructs you on how to access and review all of the important information contained in this Proxy Statement, as well as how to submit your proxy over the internet. If you want more information, please see the General Information section of this Proxy Statement or visit the Annual Meeting of Stockholders section of our Investor Relations website at http://ir.ambac.com.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet or by phone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this Proxy Statement, as well as in the Internet Notice you received in the mail.

Thank you for your interest in Ambac.

Sincerely,

Jeffrey S. Stein Chairman	Claude LeBlanc President and Chief Executive Officer

AMBAC FINANCIAL GROUP, INC.
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	11:00 a.m. (Eastern) on June 22, 2023

Place	The 2023 Annual Meeting of Stockholders will be conducted in a virtual format at www.virtualshareholdermeeting.com/AMBC2023.* Stockholders of record will be able to vote and ask questions during the meeting through the online platform.

Items of Business	(1) To elect seven members of the Board of Directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.
(2) To approve, on an advisory basis, the compensation of our named executive officers.
(3) To ratify the appointment of KPMG LLP as Ambac’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Adjournments and Postponements
Any action on the items of business described above will be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were an Ambac stockholder as of the close of business on April 25, 2023 (Record Date). You will need proof of ownership of our common stock to enter the meeting.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice Regarding the Availability of Proxy Materials (“Internet Notice”) you received in the mail, the section titled “General Information - Information About the Annual Meeting and Voting” in this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy or voting instruction card.

By order of the Board of Directors,

William J. White
Corporate Secretary
*    Stockholders can participate from any geographic location with Internet connectivity. We believe this format allows for maximum stockholder participation. Stockholders may view a live audio webcast of the Annual Meeting and submit questions digitally during the meeting at www.virtualshareholdermeeting.com/AMBC2023. Please refer to the General Information - participating in the Annual Meeting section of the Proxy Statement for more details.
This notice of Annual Meeting and Proxy Statement and form of proxy are being distributed and made available on or about April 28, 2023.

Table of Contents
PROXY STATEMENT SUMMARY	1	Executive Sessions	30
Performance Against Compensation Metrics	2	Outside Advisors	31
Response to 2022 Say on Pay Vote and Stockholder Outreach	4	Board Effectiveness	31
Key Features of Our Executive Compensation Program	5	Corporate Governance Guidelines	31
CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY	5	Code of Business Conduct and Ethics	31
Business Model	6	Board Compensation Arrangements for Non-Employee Directors	31
Corporate Governance	7	COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35
ESG Governance and Oversight	8	EXECUTIVE COMPENSATION	37
Environmental	9	Executive Officers	37
Climate Change Risk	9	Compensation Discussion and Analysis	39
Data Security and Privacy	10	Compensation Committee Report	61
Corporate Social Responsibility	10	2022 Summary Compensation Table	62
Diversity and Inclusion	10	Grants of Plan-Based Awards in 2022	63
Training, Development and Well-Being of Employees	11	Agreement with Claude LeBlanc	64
Guiding Principles Concerning Responsible Investing	12	Agreements with Other Executive Officers	66
		Outstanding Equity Awards at 2022 Fiscal Year-End	69
GENERAL INFORMATION	13	Stock Vested in 2022	69
INCORPORATION BY REFERENCE	20	Potential Payments Upon Termination or Change-in-Control	70
DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE	21	Pay Ratio Disclosure	72
Board of Directors	21	Pay Versus Performance	73
Board Leadership Structure	25	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	77
Board Committees	26	THE AUDIT COMMITTEE REPORT	78
Board’s Role in Risk Oversight	28	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	79
Director Independence	29	PROPOSAL NUMBER 1	81
Compensation Committee Interlocks and Insider Participation	29	PROPOSAL NUMBER 2	82
Consideration of Director Nominees	29	PROPOSAL NUMBER 3	83

Ambac Financial Group, Inc. | i | 2023 Proxy Statement

PROXY STATEMENT SUMMARY
Below are the highlights of important information you will find in this Proxy Statement for Ambac Financial Group, Inc. ("Ambac" or the "Company") and its subsidiaries.  As it is only a summary, please review the complete Proxy Statement before you vote.

Ambac Financial Group Fiscal Year 2022 Highlights
Performance Highlights:
The following events summarize our performance highlights for fiscal year 2022:

●	Reported net income of $522 million for the full year 2022
●	Increased Book Value per Share by 24% to $27.85 and Adjusted Book Value per Share by 50% to $28.29
●	Received $1.98 billion from the settlement of RMBS representation and warranty litigations, recognizing $249 million of gains, partially offset by losses from the extinguishment of secured notes of $53 million.
●	Reduced debt and accrued interest by $1.9 billion, primarily from the RMBS representation and warranty litigation proceeds, and recognized a $134 million discount capture on surplus note repurchases.
●	Repurchased Auction Market Preferred Shares with a liquidation value of $23 million capturing approximately $15 million of discount capture.
●	Increased Specialty Property and Casualty Insurance production by 172% from the fourth quarter of 2021 and $282 million for the full year 2022 up 116% over the prior year. Specialty Property and Casualty Insurance production includes gross premiums written by Ambac's Specialty Property and Casualty Insurance segment and premiums placed by the Insurance Distribution segment, which totaled $90 million in the fourth quarter of 2022, and $282 million for the full year 2022.
●
Decreased our insured portfolio net par outstanding at the Legacy Financial Guarantee business by 19% to $22.6 billion from year-end 2021. This includes reduced Watch List and Adversely Classified Credits by 24%, to $7.8 billion from $10.2 billion at year end 2021. The above mentioned declines were primarily the result of active de-risking transactions including the restructuring of all of our remaining Puerto Rico exposures.

●	Increased Everspan Gross Written Premium to $146 million in 2022, which was a 10 fold increase from 2021
●	Reduced Gross Operating Run Rate Expense in the fourth quarter of 2022 to $16.3 million
●	Acquired All Trans and Capacity Marine, representing approximately $60 million of expected premium placed for Cirrata

Ambac Financial Group, Inc. | 1 | 2023 Proxy Statement

Performance Against Compensation Metrics
Performance Against 2022 Short Term Incentive Plan Metrics. Short Term Incentive Plan ("STIP") awards for 2022 were determined based on a structured approach in which 60% of an executive officer's annual STIP award was based on the Company’s achievement of pre-established financial performance targets at the Company related to (i) reductions in Net Par Outstanding in the legacy financial guarantee insured portfolio; (ii) gross written premiums at Everspan and (iii) reductions in Gross Operating Run Rate Expense; while the remaining 40% of an executive officer's annual STIP award was based on strategic performance goals, a majority of which are based on objective, quantifiable or financial outcomes. For the 2022 fiscal year, we established the following goals for each of our STIP financial performance metrics and assigned weighting factors as follows:

	Weighting Factor	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)
Net Par Outstanding	60%	$24,900	$24,200	$23,200
Gross written premiums at Everspan	20%	$125	$160	$175
Gross Operating Run Rate Expenses	20%	$17.4	$16.9	$16.5
The following graph/charts shows the Company's 2022 actual performance compared to the threshold, target and maximum achievement levels as established for each of the financial performance metrics.

Net Par Outstanding (1)	Gross Written Premiums at Everspan	Gross Operating Run Rate Expenses (2)
($ in Billions)	($ in Millions)	($ in Millions)

Threshold	Target	Maximum	------	Actual

(1)Reductions in Net Par Outstanding as of December 31, 2022 under the STIP were measured against Net Par Outstanding as of January 1, 2022.
(2)Gross Operating Run Rate Expenses is measured by comparing actual gross operating run rate expenses for the fourth quarter of a fiscal year to performance goals established against budgeted amounts.
With respect to reductions in Net Par Outstanding, Ambac exceeded the maximum performance goal set for that metric as Net Par Outstanding was reduced to $22.87 billion. With respect to gross written premiums at Everspan, Ambac's performance at year-end was below the target performance goal set for that metric as gross written premiums at Everspan was $146.4 million. With respect to reductions in Gross Operating Run Rate Expenses,

Ambac Financial Group, Inc. | 2 | 2023 Proxy Statement

Ambac exceeded the maximum performance goal set for that metric, as Gross Operating Run Rate Expenses for the fourth quarter of 2022 was $16.3 million.
Performance against 2019 LTIP metrics. In 2019, we established the following three year goals for each of our Long Term Incentive Plan ("LTIP") performance metrics. All Ambac LTIP awards are paid in Ambac common stock at the end of a settlement period.

At Ambac Assurance and Subsidiaries		At Ambac	Percentage of Target Award Earned
Net Asset Value (1) ($ in millions)	Watch List & Adversely Classified Credits Outstanding (1) ($ in billions)	Cumulative EBITDA (1) ($ in millions)

$(180)	$11.5	$35	200%
$(380)	$13.5	$20	100%
$(580)	$15.0	$—	—%
(1)    Linear interpolation between levels results in a proportionate amount of the Ambac LTIP Target Award becoming earned and vested.
The 2019 LTIP awards paid out in early 2022, following the end of a three year performance period at December 31, 2021. The following graph/charts shows the Company's actual performance over the three year performance period running from January 1, 2019 through December 31, 2021, compared to the achievement levels set forth in the chart above.

AAC Adjusted Net Asset Value	Watch List & Adversely Classified Credits Outstanding	Ambac Cumulative EBITDA
($ in Millions)	($ in Billions)	($ in Millions)
For the 2019 LTIP, performance was determined based on (i) increased Net Asset Value at AAC weighted 25%; (ii) reductions in Watchlist & Adversely Classified Credit net par outstanding at AAC weighted at 45%; and (iii) Cumulative EBITDA at Ambac weighted at 30%. In addition, the final 2019 LTIP performance stock unit award payout at the end of a three year settlement period was reduced as a result of the impact of the relative Total Shareholder Return ("rTSR") modifier which serves as an additional metric with respect to performance based LTIP award payouts. The Net Asset Value at the end of the performance period was $42 million. While Net Asset Value was projected to decrease over the performance period, certain favorable achievements by management, such as (i) the COFINA restructuring, (ii) the Ballantyne Re PLC settlement, (iii) the Citibank

Ambac Financial Group, Inc. | 3 | 2023 Proxy Statement

- SEC settlement, and (iv) debt reduction from surplus note exchanges, along with the resulting lower net interest expense all contributed to the Net Asset Value increasing during the performance period. Watchlist & Adversely Classified Credit net par outstanding at AAC was reduced to $10.3 billion during the performance period and was positively impacted by active de-risking strategies including credit exposure reductions at Ballantyne Re PLC, and COFINA, among other risk reduction transactions. Cumulative EBITDA at Ambac of approximately $13 million was under target during the performance period driven by adverse investment results, partially offset by lower operating expenses during the performance period. Investment results were adversely driven by lower yields on liquid investments, impairments on AAC surplus notes held by Ambac and the use of assets for new business strategies. Ambac's rTSR lagged against our peers and resulted in a total shareholder return of -6.98% and a ranking of 10 out of the 11 peer participants. As a result after applying Ambac's rTSR modifier the LTIP performance multiple was reduced by 10%.
Response to 2022 Say on Pay Vote and Stockholder Outreach
At our 2022 annual meeting, our Say on Pay proposal received support from stockholders representing over 50% of our common stock present, in person or by proxy at the meeting. We greatly appreciate the support of a majority of our stockholders with regard to our executive compensation program and seek to address the concerns of those stockholders whose support we did not receive. We remain committed to a corporate governance approach that aligns the interest of management, the Board of Directors, and our stockholders. Following the 2022 say-on-pay vote, the Chairman of the Board, along with the Chairs of the Compensation Committee and the Governance and Nominating Committee solicited feedback from stockholders representing approximately 46% of our outstanding common stock and from certain proxy advisory firms. These stockholders provided important feedback concerning our executive compensation program.
While the feedback on our executive compensation program was generally favorable, a number of stockholders provided feedback on certain changes they would like the Company to adopt which include the changes listed below. As a result of the feedback received from stockholders, the Compensation Committee made the following changes to the 2023 compensation program:

WHAT WE HEARD		WHAT WE DID
Increase the weighting of the financial performance metrics in the Short Term Incentive Plan.	●	In 2023, we increased the weighting of the Short-Term Incentive Compensation Plan ("STIP") financial performance metrics from 60% to 70%.
Place a greater emphasis on total stockholder return as part of the compensation program.	●	We increased the impact of the rTSR modifier from +/- 10% to +/- 20% with respect to our LTIP Awards beginning in 2022 so that any final performance stock unit ("PSU") award payout at the end of the three year performance period may be increased or decreased by 20% if the Company's stock performance compared to a peer group is at or above the 75th percentile or at or below the 25th percentile, respectively.
Continued focus should remain on the legacy Financial Guaranty business to drive value.	●
Re-evaluated the key de-risking initiatives for the legacy Financial Guaranty business with a focus on value enhancing initiatives including reductions in Net Par Outstanding and Watch List and Adversely Classified Credits as key metrics in the STIP and LTIP, respectively.

The timeline for value creation must be considered and should impact management judgements.	●	Introduced a comprehensive strategic review of AAC, on a time and risk adjusted basis, as a key performance goal connected to the STIP evaluation.

Ambac Financial Group, Inc. | 4 | 2023 Proxy Statement

Key Features of Our Executive Compensation Program

Compensation Aligned to Market Levels	●	The Chief Executive Officer’s total compensation is benchmarked to what the Compensation Committee believes is an appropriate level of compensation compared to peers.

Rigorous Performance Metrics	●
Rigorous performance goals based on multiple metrics for our short-term incentive program. Incentive compensation program for our Chief Executive Officer structured to align with the incentive compensation program for all of our executive officers.

●
Sixty percent of our Chief Executive Officer's 2022 annual incentive award was based on the achievement of objective financial performance metrics that have been established by the Compensation Committee pursuant to our Short-Term Incentive Compensation Plan and the remainder of the annual incentive award opportunity is based on strategic performance goals, a majority of which are based on objective, quantifiable or financial outcomes.

	●	The determination of the portion of the annual incentive award that is based on strategic performance goals considers certain factors, including, but not limited to, evaluation of business unit performance and individual performance. The Compensation Committee believes that it is important to include strategic performance goals in the STIP given the continuing transformation of the Company's business from its legacy financial guarantee insurance business to its specialty property and casualty program and insurance distribution businesses.

Included a restricted stock unit component in the Long Term Incentive Compensation Plan	●	In order to encourage the retention of our most valued employees and to more closely align their interests with that of our stockholders, we included time based restricted stock units ("RSUs") and performance stock units ("PSUs") as a components of our LTIP awards, which for the 2023 grants were denominated 70% in PSUs and 30% in RSUs.

Overall, our current executive compensation program heavily emphasizes performance and equity-based compensation to closely align management's incentives with stockholder interests, and includes other practices that we believe serve stockholder interests such as maintaining an executive stock ownership and retention policy, not providing tax “gross-up” payments, providing limited perquisites, maintaining a recoupment policy for incentive-based compensation and maintaining policies prohibiting the hedging or pledging our Company’s stock.
Corporate Social Responsibility and Sustainability
Ambac is committed to making meaningful progress each year towards communicating our social responsibility efforts. Our Board of Directors, senior management team, and employees understand social responsibility is integral to our business operations and a means by which we can deliver greater value to our stakeholders. To that end, in 2022 Ambac introduced its inaugural Corporate Social Responsibility Report, which highlights our corporate culture and attention to environmental, social and governance (ESG) factors in our everyday decision-making and long-term strategy. See the "Sustainability" section of Ambac's website, at https://ambac.com/sustainability/default.aspx.
Ambac's long-term success depends not only on how we execute against our strategic priorities but also how we manage our relationships with our stakeholders, the communities in which we work and our employees. For this reason, we take an integrated approach to sustained value creation and managing risk in and around our business. In 2021, Ambac developed responses to the Global Reporting Initiative ("GRI") voluntary reporting framework and, with respect to certain investments, the "key performance indicators" promulgated by the Sustainability

Ambac Financial Group, Inc. | 5 | 2023 Proxy Statement

Accounting Standards Board ("SASB"). See the "Sustainability" section of Ambac's website, at https://ambac.com/sustainability/default.aspx to review our GRI Content Index and SASB Content Index.
Business Model
Ambac Financial Group, Inc. is a financial services holding company. Ambac's business operations include:
•Legacy Financial Guarantee ("FG") Insurance — Ambac's financial guarantee business includes the activities of Ambac Assurance Corporation and its wholly owned subsidiaries ("AAC") , including Ambac Assurance UK Limited (“Ambac UK”) and Ambac Financial Services LLC ("AFS"). Both AAC and Ambac UK (the "Legacy Financial Guarantee Companies") have financial guarantee insurance portfolios that have been in runoff since 2008. AFS uses derivatives to hedge interest rate risk in AAC's insurance and investment portfolios.
•Specialty Property & Casualty Insurance — Ambac's hybrid fronting Specialty Property & Casualty ("P&C") Insurance business currently includes five admitted carriers and an excess and surplus lines insurer (collectively, “Everspan”). Three of the five admitted carriers were acquired in 2022. Everspan carriers have an AM Best rating of 'A-' (Excellent).
•Insurance Distribution —Ambac's Specialty P&C Insurance Distribution business ("Cirrata"), which could include Managing General Agents and Underwriters (collectively "MGAs" or "MGA/Us"), insurance wholesalers, and other distribution businesses, and currently includes Xchange Benefits, LLC (“Xchange”) a P&C MGA specializing in accident and health products, All Trans Risk Solutions, LLC ("All Trans"), an MGA specializing in commercial automobile insurance for specific "for-hire" auto clauses, and Capacity Marine Corporation ("Capacity Marine"), a wholesale and retail brokerage and reinsurance intermediary specializing in marine and international risk. In addition, Cirrata has announced the incubation of two de novo MGAs, one focused on the Health and Human Services sector and the other in the Construction sector.
Our corporate initiatives are governed by our corporate Mission, Vision and Values.

MISSION	VISION	VALUES
Optimize our business and its components to achieve maximum return for stockholders;	Transition to a growth-oriented platform sufficiently capitalized to support businesses that are synergistic with Ambac’s core competencies	Culture of respect, inclusion, collaboration and transparency;
Attract, retain, and reward top performers who meet standards of excellence, integrity, and collaboration
Aggressively pursue financially sound strategies to reduce risk and decrease the size of the legacy insured portfolio

Ambac Financial Group, Inc. | 6 | 2023 Proxy Statement

Corporate Governance
Our Board conducts an annual review of its governance practices, committee charters and governance policies to ensure that the Company’s practices are in line with current leading practices. We are committed to a corporate governance approach that aligns the interests of management, the Board of Directors and our stockholders. In furtherance of this approach, over the course of 2022 our investor relations department reached out to stockholders representing approximately 46% of our outstanding common stock to offer a meeting with the Chairman of the Board and the Chairs of the Compensation Committee and the Governance and Nominating Committee. The purpose of the meetings was to solicit feedback from our stockholders on executive compensation and corporate responsibility, including environmental, social, and governance matters. Our Chief Executive Officer provided a brief business update and participated in a discussion regarding the business model, strategies and performance results at the outset of each meeting before excusing himself and turning the meeting over to the independent directors. Stockholders positively acknowledged our efforts and progress on ESG related matters to date.
Consistent with our Board's proactive efforts in soliciting and responding to stockholder feedback and, following the recommendations of the Governance and Nominating Committee and the Compensation Committee, over the past several years we've implemented the following changes relating to our corporate governance practices and compensation program:

●	In 2023, we increased the overall weighting of the Short-Term Incentive Compensation Plan ("STIP") financial performance metrics from 60% to 70%; and increased the specific weighting of the STIP financial performance metrics for Everspan and Cirrata to 25%.
●	In 2023, we included LTIP performance metrics related to (i) gross written premium and EBITDA at Everspan and (ii) gross written premium and EBITDA at Cirrata.
●	In 2022, we increased the proportion of performance stock units ("PSUs") to restricted stock units ("RSUs") granted from 60%/40% to 70%/30%, respectively.
●	In 2022, we increased the rTSR modifier with respect to our LTIP awards from +/- 10% to +/- 20%.
●	We established an internal ESG committee to focus on enhancement of relevant policies, procedures and disclosures to reflect Ambac’s ESG practices and objectives.
●	We eliminated director meeting fees, which previously applied after a director had attended eight meetings of the Board, or eight meetings of a committee that he or she attended as a member.
●	We adopted an Executive Stock Ownership and Retention Policy (“Stock Ownership Policy”) applicable to all of our executive officers.
●	We adopted a recoupment policy (otherwise known as a "claw-back") providing that in the event of a material financial restatement or the imposition of a material financial penalty, the Company may recoup incentive-based compensation received by our executive officers during a three-year look-back period.

Ambac Financial Group, Inc. | 7 | 2023 Proxy Statement

Ambac's corporate governance practices drive accountability to stockholders
Independent Oversight and Leadership
✓ 5 out of 6 current directors (and 6 out of 7 director nominees) independent
✓ Limited additional current Board obligations (no director sits on more than 3 other public company boards), allowing for focus on the execution of Ambac's strategy
✓ Separate Chairman and CEO roles
✓ Average tenure of 6 years for continuing directors (vs. S&P average of 8.4)
✓ Added two new director nominees this year, and a total of four new independent directors, including three women (one of whom is a new director nominee), in the last six years with a focus on core skills and experience, as well as diversity and inclusion

Emphasis on Stockholder Rights	✓ No classified board - all directors elected annually ✓ No stockholder rights plan

Stockholder Engagement	✓ Actively engaged with stockholders on corporate governance issues, including Board diversity ✓ Track record of proactive, ongoing stockholder dialogue

Our current slate of continuing directors and director nominees is comprised of individuals with diverse skill sets which are necessary in light of the unique nature of Ambac’s business. Four of our director nominees self-identify as men, three self-identify as women, and one director nominee self-identifies as Hispanic. Mr. Herzog is not standing for reelection at the 2023 Annual Meeting of Stockholders.

	CEO Experience	CFO Experience	Insurance Expertise	Risk Management	Investment Experience	Restructuring Expertise
Ian Haft		✓		✓	✓
Lisa G. Iglesias			✓	✓	✓
Joan Lamm-Tennant	✓		✓	✓
Claude LeBlanc	✓	✓	✓	✓	✓	✓
Kristi A. Matus		✓	✓	✓	✓
Michael D. Price	✓		✓	✓
Jeffrey S. Stein				✓	✓	✓
_____________________________________
ESG Governance and Oversight
In 2021, an internal ESG committee was established to focus on enhancement of relevant policies, procedures and disclosures to reflect Ambac’s ESG practices and objectives. To ensure that ESG is appropriately managed and communicated throughout the organization, we have designed the following governance structure:
•Board of Directors: Primary oversight of ESG activities has been assigned to the Governance & Nominating Committee, which will oversee strategy and public reporting.
•Executive Leadership Sponsors: Ambac's CEO, General Counsel and Chief Strategy Officer provide direction on ESG strategy and public reporting.
•ESG Committee: Senior leaders from Legal, Human Resources, Investor Relations, and Risk Management meet frequently to drive decision-making, accountability and ownership of ESG reporting and policy initiatives.

Ambac Financial Group, Inc. | 8 | 2023 Proxy Statement

•Employees: Ambac’s commitment to ESG is firm-wide and includes input and participation from employees across the organization.
The ESG Committee published Ambac's inaugural Corporate Social Responsibility Report in 2022 and developed a GRI content index, along with certain SASB investment related "key performance indicators." See the "Sustainability" section of Ambac's website.
Environmental
Ambac is committed to protecting the environment through the implementation of policies and procedures that reduce Ambac’s environmental footprint. The Company’s Code of Business Conduct and Ethics commits the Company, as well as its employees, to complying with all applicable environmental laws. We believe that a sustainable approach to our business will benefit our stakeholders by meeting both our strategic business goals and protecting the quality of the environment in which we operate. In the management and monitoring of our environmental impact, the Company has two goals: First, to reduce the impact of the Company’s business operations on the environment in terms of implementing the principles of reducing, reusing, and recycling of materials to mitigate the depletion of natural resources. The Company, for example, encourages recycling, conversion to paperless operations and reuse of materials while increasing employee awareness of the need to reduce the use of utilities as well as other items such as paper and plastic. Second, to focus on improving energy efficiency in the course of business operations, by leveraging energy conservation practices such as continuing to invest in telecommunication technologies (e.g. videoconferencing) to reduce the need for business travel. Given the relatively small size of the Company, energy consumption at our corporate headquarter is not a material initiative. As a tenant Ambac has no control over energy use in the office space it occupies. Our employee count at One World Trade Center is under 110 and emissions is not practical to track.
Climate Change Risk
The Company considers climate risk as it may impact the exposures we insure and the investments we make. As such, the Company’s climate risk is monitored by its Enterprise Risk Management Committee for the primary purposes of both assessing the potential impact of climate change on the Company’s business operations and overseeing the implementation of controls to mitigate this risk to acceptable levels. Currently, climate change risk is not deemed a material risk to Ambac and as the business continues to transform, climate change risk materiality will be monitored through its Enterprise Risk Management process, which takes input from various business units.

Ambac Financial Group, Inc. | 9 | 2023 Proxy Statement

Data Security and Privacy
Ambac relies on digital technology to conduct its businesses and interact with internal and external parties. With this reliance on technology comes associated security risks. We maintain an information security program that is designed to protect and preserve the confidentiality, integrity and availability of information located on our systems.
Risk awareness is an important component of Ambac’s cybersecurity program. We require cybersecurity awareness training for all of our employees at the time of onboarding and on an annual basis. The training is designed to educate employees about cyber risk and help them identify and avoid potential threats. We also regularly test employee awareness through simulated phishing exercises. Ambac also engages third-party consultants to conduct penetration tests and periodic risk assessments to identify any potential technical security vulnerabilities.
Given the ongoing proliferation of cyber threats, we continue to mature our defense capabilities with enhanced monitoring of our computer systems for potential new threats. We also leverage the use of multi-factor authentication with the aim to provide an additional layer of defense against unauthorized access to our systems.
Ambac’s business operations also rely on the continuous availability of its computer systems. We maintain and test our business continuity plan and report results to senior management and our Board of Directors. The Board of Directors oversees the risk management process and engages with management on risk management issues, including cybersecurity risks.
We also maintain a cyber incident response plan that outlines the appropriate processes and procedures for incident management (including minimizing impact, investigating, and remediating root cause) and complying with applicable legal requirements (including timely and accurate reporting of any required cybersecurity or privacy incident).
Ambac and its subsidiaries are subject to numerous laws and regulations in a number of jurisdictions regarding its information systems, particularly with regard to certain personal information. We have implemented measures to prevent access to the personal information on our system. Ambac's and its subsidiaries’ privacy policies are available on their respective websites.
_____________________________________
Corporate Social Responsibility
Ambac is a purpose-driven company committed to making meaningful progress each year to integrate our social responsibility efforts with our long-term strategy and business operations. Our Board of Directors, senior management team, and employees understand the importance of social responsibility as a means to deliver greater value as we operate our business each day and support Ambac's long-term strategy.
Diversity and Inclusion
Ambac is committed to fostering, cultivating and preserving a culture of diversity, equity and inclusion. Our human capital is one of the most valuable assets we have. The collective sum of the individual differences, life experiences, knowledge, inventiveness, innovation, self-expression, unique capabilities and talent that our employees invest in their work represents a significant part of not only our culture, but our reputation and the company’s achievements as well. We embrace our employees differences in age, race, color, ethnicity, family or marital status, creed/religion, sex, gender, gender identity or expression, national origin, alienage, citizenship status, medical condition, disability, sexual orientation, military or veteran status and other characteristics that make our employees unique.

Ambac Financial Group, Inc. | 10 | 2023 Proxy Statement

Ambac’s diversity initiatives are applicable to – but not limited to – our practices on recruitment and selection; compensation and benefits; professional development and training; promotions; transfers; social and recreational programs; layoffs and terminations; and the ongoing development of a work environment built on the foundation of equity, regardless of gender or other characteristics, that encourages and enforces:
•Respectful communication and cooperation between all employees
•Teamwork and employee participation, encouraging the representation of all groups and employee perspectives
•Flexible work schedules to accommodate employees with varying needs
•Employer and employee contributions to the communities we serve to promote a greater understanding and respect for the diversity of such communities
Zero tolerance for discrimination is a fundamental principle at Ambac and is explicitly detailed in Ambac’s Anti-Harassment and Discrimination policies and referenced in Ambac’s Code of Business Conduct and Ethics, supported by mandatory annual anti-discrimination training for all staff. The principle of zero tolerance for discrimination is embedded at each point of the employee life cycle especially during recruitment, talent management, professional & leadership development, career critical assignments, reward, recognition, and promotion processes.
Training, Development and Well-Being of Employees
Developing employees professionally and personally strengthens the entire organization. Ambac is committed to the professional development and personal health of its employees through established policies and events which we believe have contributed to our low 7.1% voluntary turnover ratio.
•In 2018, a management development program was instituted to identify certain rising employees to be appointed to a senior advisory team, the goal of which is to promote, retain, and incentivize talented individuals within the Company. Selected senior managers provide input and lead initiatives related to improving work environment/culture and corporate efficiencies, fostering better communication and team building.
•Professional development is encouraged for all employees with fee and tuition reimbursement.
•In 2022, Ambac’s commitment to the health and safety of its employees was recognized by the International WELL Building Institute (IWBI) with the award of the WELL Health-Safety Rating following the successful completion of 15 core feature requirements in the following areas: Health Service Resources, Emergency Preparedness Programs, Air and Water Quality Management, Stakeholder Engagement and Communication, and Cleaning and Sanitation Procedures.. The WELL Health-Safety Rating is an evidence based, third-party verified rating, focusing on operational policies, maintenance protocols, stakeholder engagement and emergency plans to address the post-COVID environment now and broader health and safety-related issues in the future.
•Health and wellness training events are held regularly including financial wellness seminars.
Philanthropy
•Ambac supports many charities, both domestic and abroad and beginning in 2019, Ambac instituted a paid time off employee volunteering program, promoting and providing opportunities for employees to volunteer for causes that benefit our communities.
•Since 2017 Ambac has supported, financially and via management board service, Self Help Africa, a leading international development charity, dedicated to ending hunger and poverty in rural Africa. Self Help Africa's work spans several areas across nine African countries including, among other things, agriculture and nutrition, micro finance, gender equality and climate change.

Ambac Financial Group, Inc. | 11 | 2023 Proxy Statement

•For over 20 years, Ambac has supported, both financially and through volunteer work, The Children's Village. The Children’s Village was founded in 1851, and today, their mission remains to work in partnership with families to help society’s most vulnerable children so that they become educationally proficient, economically productive, and socially responsible members of their communities.
_____________________________________
Guiding Principles Concerning Responsible Investing
•The principal objective in the management of investment portfolios for Ambac and its subsidiaries is to maximize risk-adjusted returns, subject to regulatory and other constraints. These constraints include maintenance of an appropriate level of liquidity and prudent management of interest rate and credit risk. Ambac also recognizes the importance of ESG considerations when assessing investment returns and risks over time. Operational and reputational risks relating to assets held in the investment portfolios are among these considerations.
•Achieving a competitive investment return is an important determinant of the Company’s ability to satisfy its obligations to policyholders. Ambac seeks to balance that goal with an intent to observe ESG principles. These include commitments to the environment, to diversity and to ethical conduct.
•The majority of the investments held by Ambac and its subsidiaries are managed by third party investment managers. Most are signatories to the U.N. Principles for Responsible Investment (“UNPRI”). Such signatories are required to incorporate ESG factors into their respective investment processes and we encourage all our external investment managers to adhere to their own ESG policies. In this way we can more effectively assess and monitor ESG-related exposures.
•Beginning in 2022, management began to provide regular reports to Ambac's Governance and Nominating Committee regarding ESG investing matters.
_____________________________________

Ambac Financial Group, Inc. | 12 | 2023 Proxy Statement

AMBAC FINANCIAL GROUP, INC.
One World Trade Center
New York, New York 10007

PROXY STATEMENT

GENERAL INFORMATION
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Proxy Materials
Why did I receive these Proxy Materials?
The Board of Directors of Ambac Financial Group, Inc. ("Ambac" or the "Company") has made these materials available to you on the internet or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at Ambac’s 2023 Annual Meeting of Stockholders (the "Annual Meeting"), which will take place on June 22, 2023 at 11:00 a.m. (Eastern). The meeting will be conducted in a virtual format only. Stockholders can participate from any geographic location with Internet connectivity. We believe this format allows for maximum stockholder participation. Stockholders may view a live webcast of the Annual Meeting and submit questions digitally during the meeting at www.virtualshareholdermeeting.com/AMBC2023. Please refer to the Participating in the Annual Meeting section of the Proxy Statement for more details. As a stockholder, you are invited to participate in the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.
Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the SEC, we may furnish proxy materials, including this Proxy Statement and our 2022 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Internet Notice, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The Internet Notice also instructs you as to how you may submit your proxy on the internet, by phone or by mail. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Internet Notice.
What is included in the proxy materials?
The proxy materials (collectively, “Proxy Materials”) include:
•Our Proxy Statement for the 2023 Annual Meeting of Stockholders;
•Our 2022 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2022; and
•The proxy card or a voting instruction card for the Annual Meeting.

Ambac Financial Group, Inc. | 13 | 2023 Proxy Statement

How can I access the Proxy Materials over the internet?
The Internet Notice, proxy card or voting instruction card will contain instructions on how to:
•View our Proxy Materials for the Annual Meeting on the internet and vote your shares; and
•Instruct us to send our future Proxy Materials to you electronically by email.
Our Proxy Materials are available at www.proxyvote.com.
Choosing to receive your future Proxy Materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact on the environment of printing and mailing these materials. If you choose to receive future Proxy Materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive Proxy Materials by email will remain in effect until you terminate it.
What information is contained in this Proxy Statement?
The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting and details regarding the voting process, the compensation of our directors and certain of our executive officers, corporate governance, and certain other required information.
Why did I only receive one set of materials when there is more than one stockholder at my address?
If two or more stockholders share one address, each such stockholder may not receive a separate copy of our Proxy Materials or Internet Notice. Stockholders who do not receive a separate copy of our Proxy Materials or Internet Notice and want to receive a separate copy may request to receive a separate copy of, or additional copies of, our Proxy Materials or Internet Notice via the internet, phone or email, as outlined above. Upon such request we shall furnish such copy, or additional copies, promptly. Stockholders who share an address and receive multiple copies of our Proxy Materials or Internet Notice may also request to receive a single copy by writing to our Investor Relations Department, Ambac Financial Group, Inc., One World Trade Center, New York, New York 10007.
Voting Information
What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:
•    The election of seven directors to our Board of Directors.
•To approve, on an advisory basis, the compensation of our named executive officers.
•    The ratification of the appointment of KPMG LLP as Ambac’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
We will also consider any other business that properly comes before the Annual Meeting.
How does the Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote your shares:
✓    "FOR” each of its nominees to the Board of Directors.
✓    "FOR” the approval, on an advisory basis, of the compensation of our named executive officers.
✓    "FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2023 fiscal year.

Ambac Financial Group, Inc. | 14 | 2023 Proxy Statement

Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Stephen M. Ksenak and William J. White, or either of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.
What shares can I vote?
Each share of Ambac common stock issued and outstanding as of the close of business on the Record Date for the 2023 Annual Meeting of Stockholders is entitled to be voted with respect to all items on which stockholders may vote at the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On the Record Date, we had 45,321,745 shares of common stock issued and outstanding.
How many votes am I entitled to per share?
Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date. The voting rights of certain substantial holders of common stock are restricted. A holder (including any group consisting of such holder and any other person with whom such holder or any affiliate or associate of such holder has any agreement, contract, arrangement or understanding with respect to acquiring, voting, holding or disposing of our common stock) will be entitled to vote only such number of shares that would equal (after giving effect to this restriction) one vote less than 10% of the votes entitled to be cast by all holders of our outstanding common stock. This restriction does not apply if the acquisition or ownership of common stock has been approved, whether before or after such acquisition or first time of ownership, by the Wisconsin Insurance Commissioner. Our certificate of incorporation also restricts the right of certain transferees to vote certain of their shares to the extent that, as a result of a transfer of shares (or any series of transfers of which such transfer is a part), either (i) any person or group of persons shall become a five-percent stockholder or (ii) the percentage stock ownership interest in our shares of any five-percent stockholder (including a group of persons treated as a five-percent stockholder) shall be increased.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most Ambac stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. If your shares are registered directly in your name with our transfer agent, Computershare Inc., you are considered, with respect to those shares, the stockholder of record. If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name.
How can I vote my shares at the Annual Meeting?
Shares held in your name as the stockholder of record or held beneficially in street name may be voted by you in person at the Annual Meeting or by proxy. Even if you plan to participate in the virtual Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to participate in the virtual Annual Meeting. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors.
How can I vote my shares without attending the Annual Meeting?
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without participating in the virtual Annual Meeting. You can vote by proxy over the internet or by phone by following the instructions provided in the Internet Notice, or, if you requested to receive printed Proxy Materials, you can also vote by mail pursuant to instructions provided on the proxy card. If you hold shares through a bank or broker, please refer to your proxy card or other information forwarded by your bank or broker to see which voting options are available to you.

Ambac Financial Group, Inc. | 15 | 2023 Proxy Statement

•You may submit your proxy by using the internet. The address of the website for submitting your proxy via the Internet is www.proxyvote.com for both registered holders and beneficial owners of our common stock holding in street name. Internet proxy submission is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 21, 2023. Easy-to-follow instructions allow you to submit your proxy and confirm that your instructions have been properly recorded.
•You may submit your proxy by calling. The phone number for submitting your proxy by phone is 1-800-690-6903. Submitting your proxy by phone is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 21, 2023.
•You may submit your proxy by mail. As a result of implementing “Notice and Access,” you may request to receive printed copies of Proxy Materials by mail or electronically by email by following the instructions provided in the Internet Notice. You may submit your request in writing to our Corporate Secretary at Ambac Financial Group, Inc., One World Trade Center, New York, New York 10007 (or you can send an email to corporatesecretary@ambac.com). Once you receive your Proxy Materials, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.
Can I change my vote or revoke my proxy?
You may change your vote at any time prior to the taking of the vote at the Annual Meeting. You may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (until the applicable deadline for each method), (ii) providing a written notice of revocation to Ambac’s Corporate Secretary at Ambac Financial Group, Inc., One World Trade Center, New York, New York 10007 (and you can send a copy via email to corporatesecretary@ambac.com), prior to your shares being voted, or (iii) participating in the virtual Annual Meeting and casting a vote. Participation in the meeting will not cause your previously granted proxy to be revoked unless you specifically so request or cast a vote at the virtual Annual Meeting.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed to parties other than Ambac, except:
•As necessary to meet applicable legal requirements;
•To allow for the tabulation and certification of votes; or
•To facilitate a proxy solicitation.
How many shares must be present or represented to conduct business at the Annual Meeting?
The presence, in person or by proxy, of the holders of a majority of the voting power of Ambac’s shares of common stock outstanding as of the Record Date will constitute a quorum. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.
How may I vote in the election of directors, and how many votes must the nominees receive to be elected?
With respect to the election of directors, you may:
•vote “FOR" each of the seven nominees for director;
•vote “AGAINST”each of the seven nominees for director; or
•“ABSTAIN” from voting on each of the seven nominees for director.

Ambac Financial Group, Inc. | 16 | 2023 Proxy Statement

Our directors are elected by a majority of votes cast unless the election is contested, in which case directors are elected by a plurality of votes cast. A majority of votes cast means that the number of shares voted “FOR” a director exceeds the number of votes cast “AGAINST” a director; abstentions are not counted are not counted as votes cast either “FOR” or “AGAINST." If an incumbent director in an uncontested election does not receive a majority of votes cast FOR such incumbent’s election, the director is required to submit a letter of resignation to the Board of Directors for consideration by the Governance and Nominating Committee. The Governance and Nominating Committee is required to promptly assess the appropriateness of such nominee continuing to serve as a director and recommend to the Board the action to be taken with respect to the tendered resignation. The Board is required to determine whether to accept or reject the resignation, or what other action should be taken, within 90 days of the date of the certification of election results. Each holder of our common stock is entitled to one vote for each share held as of the Record Date. There are no cumulative voting rights associated with any of Ambac's common stock.
How may I vote for the non-binding advisory resolution regarding executive compensation, and how many votes must this proposal receive to pass?
With respect to this proposal, you may:
•vote “FOR” the approval of the non-binding resolution regarding executive compensation;
•vote “AGAINST” the approval of the non-binding resolution regarding executive compensation; or
•"ABSTAIN” from voting on the proposal.
In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to our Board of Directors, but will not be binding. However, our Board of Directors and the Compensation Committee thereof will consider the outcome of the vote when making future compensation decisions for our executive officers.
How may I vote for the proposal to ratify the appointment of our independent registered public accounting firm, and how many votes must this proposal receive to pass?
With respect to this proposal, you may:
•vote “FOR” the ratification of the accounting firm;
•vote “AGAINST” the ratification of the accounting firm; or
•“ABSTAIN” from voting on the proposal.
In order to pass, the number of votes cast FOR this proposal must exceed the number votes cast AGAINST this proposal by holders of our common stock who are present in person, or represented by proxy at the Annual Meeting and entitled to vote on this matter. Abstentions are not counted as either votes cast “FOR” or “AGAINST” this proposal.
What are broker non-votes?
If you hold shares beneficially in street name and do not vote your shares as described in this Proxy Statement, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of KPMG LLP as Ambac’s independent registered public accounting firm for the fiscal year ending December 31, 2023. In tabulating the voting result for any “non-routine” proposal, shares that constitute broker non-votes are not considered voting

Ambac Financial Group, Inc. | 17 | 2023 Proxy Statement

power present with respect to that proposal. Thus, broker non-votes will not affect the outcome of any “non-routine” matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Likewise, abstentions are not counted as either votes cast “FOR” or “AGAINST” and will not affect the outcome of any “non-routine” matter being voted on at the Annual Meeting.
Brokers may not vote your shares on the election of directors, certain executive compensation matters, or certain corporate governance matters in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares.
Who will bear the cost of soliciting votes for the Annual Meeting?
Ambac pays the entire cost of preparing, assembling, printing, mailing, and distributing the Proxy Materials and soliciting votes. If you choose to access the Proxy Materials and/or vote over the internet, you are responsible for internet access charges you may incur. If you choose to vote by phone, you are responsible for any phone charges you may incur. In addition to the mailing of these Proxy Materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities.
What happens if additional matters are presented at the Annual Meeting?
Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Stephen M. Ksenak or William J. White, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason, any of the nominees for director included in this Proxy Statement is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and publish final voting results in the Annual Meeting of Stockholders section of our Investor Relations website at http://ir.ambac.com. We will also disclose the final voting results on a Current Report on Form 8-K filed with the SEC within four business days following the date on which the Annual Meeting concludes.
Participating in the Annual Meeting
How can I participate in the Annual Meeting?
We are conducting a virtual Annual Meeting so our stockholders can participate from any geographic location with Internet connectivity. Participation opportunities are reasonably comparable to those provided at the in-person portion of our past meetings.We have structured our virtual meeting to provide stockholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting.
•To participate in the Annual Meeting, including to vote at the meeting, you must access the meeting website at www.virtualshareholdermeeting.com/AMBC2023 and enter the 16-digit control number found on the Notice of Internet Availability of Proxy Materials or on the proxy card or voting instruction form provided to you with this Proxy Statement.
•Whether or not you plan to participate in the virtual Annual Meeting, it is important that your shares be represented and voted. We encourage you to access www.proxyvote.com or call 1-800-690-6903 and vote in advance of the Annual Meeting.
•Stockholders are able to submit questions for the Annual Meeting’s question and answer session during the meeting through www.virtualshareholdermeeting.com/AMBC2023. We will respond as practical to questions during the meeting. Additional information regarding the rules and procedures for participating in the Annual

Ambac Financial Group, Inc. | 18 | 2023 Proxy Statement

Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website or during the ten days prior to the meeting at www.proxyvote.com.
•We encourage you to access the Annual Meeting before it begins. Online check-in will be available at www.virtualshareholdermeeting.com/AMBC2023 approximately 15 minutes before the meeting starts on June 22, 2023. If you have difficulty accessing the meeting, please call the support lines available on the meeting platform. We will have technicians available to assist you.

Do directors attend the Annual Meeting?
It is currently expected that all of our continuing directors will participate in the virtual Annual Meeting of Stockholders. All of our directors who were on the Board last year participated in the virtual 2022 Annual Meeting of Stockholders.
How can I find out if I am a stockholder of record entitled to vote?
A complete list of stockholders of record entitled to vote at the Annual Meeting will be available for inspection by stockholders of record for a period of at least ten days before the Annual Meeting during ordinary business hours at our principal executive offices at One World Trade Center, New York, New York 10007.
Other Questions Related to the Meeting or Ambac
Who will serve as inspector of elections?
The inspectors of election will be representatives from Broadridge Financial Solutions, Inc.
How can I contact Ambac’s transfer agent?
Contact our transfer agent by either writing to Computershare Inc., PO Box 505000, Louisville, KY 40233, or 462 South 4th Street, Suite 1600, Louisville, KY 40202, by telephoning 1-800-662-7232 or via the web at www.computershare.com/investor.
Whom should I call if I have any questions?
If you have any questions about the Annual Meeting or voting, please contact William J. White, Corporate Secretary, at (212) 658-7456 or by email at corporatesecretary@ambac.com. If you have any questions about your investment in Ambac common stock, please contact Ambac's Investor Relations department at (212) 208-3177 or by email at ir@ambac.com.
How can a stockholder communicate directly with our Board?
Stockholders and other interested parties may communicate with Ambac’s Board by writing to Ambac’s Corporate Secretary at Ambac Financial Group, Inc., One World Trade Center, New York, New York 10007 or by sending an email to Ambac’s Corporate Secretary at corporatesecretary@ambac.com. Ambac’s Corporate Secretary will then forward your questions or comments directly to the Board.
Please note that material that is directly or indirectly hostile or threatening, illegal or otherwise unsuitable will not be forwarded to our Board. Any communication that is relevant to Ambac’s business and is not forwarded will be retained for one year and will be made available to our independent directors on request. The independent directors grant the Corporate Secretary discretion to decide what correspondence shall be shared with Ambac management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department.
What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?
For Stockholder Proposals that are to be included in our Proxy Statement under Rule 14a-8. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), if a stockholder wants Ambac

Ambac Financial Group, Inc. | 19 | 2023 Proxy Statement

to include a proposal in our proxy statement and form of proxy for presentation at our 2024 Annual Meeting of Stockholders (other than a proposal relating to the nomination of a specific individual for election to our Board of Directors), the proposal must be received by us at our principal executive offices at One World Trade Center, New York, New York 10007, not later than December 29, 2023. The proposal must be sent to the attention of our Corporate Secretary, and must comply with the requirements of Regulation 14A under the Exchange Act (including, but not limited to, Rule 14a-8 or its successor provision).
Other Proposals and Nominations. Our by-laws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in our proxy statement for that meeting. Under our by-laws, nominations for director or other business proposals to be addressed at our next annual meeting in 2024 may be made by a stockholder entitled to vote who has delivered a notice to the Corporate Secretary of Ambac Financial Group, Inc. no earlier than the close of business on March 25, 2024, and not later than April 23, 2024, except if the date of our next annual meeting is not within 30 days before or after the anniversary of our 2023 Annual Meeting of Stockholders, such notice must be delivered no earlier than the 90th day before our 2024 Annual Meeting of Stockholders and no later than the later of the 60th day before our 2024 Annual Meeting of Stockholders and the 15th day following the day on which public announcement of the date of our 2024 Annual Meeting of Stockholders is first made by the Company. The notice must set forth and describe the information required by Article II of our by-laws.
These advance notice and information requirements are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in our proxy statement under the rules of the SEC. A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above-referenced by-law provisions, subject to applicable rules of the SEC.
INCORPORATION BY REFERENCE
To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of Ambac under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Ambac Financial Group, Inc. | 20 | 2023 Proxy Statement

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE
Board of Directors
The Board oversees the business of Ambac and monitors the performance of management. Addressing the issues and the challenges confronting our legacy financial guarantee insurance business in run-off, as well as overseeing Ambac's new businesses in specialty property and casualty insurance and insurance distribution, requires a high level of focus, time commitment and engagement from our directors. The Board meets approximately five times per year in regularly scheduled meetings, but will meet more often, if necessary. The Board met thirteen times in 2022. Outside of formal meetings, directors frequently engage with management concerning Ambac’s business and strategies. In 2022, each director attended at least 94% of the total number of meetings of the Board and any committees on which he or she served. All of our current directors also serve as directors of AAC, which involves different work streams and considerations than their directorships at AFG.
Directors
The names of our continuing directors and director nominees, and their ages, positions, and biographies as of the date of this proxy statement are set forth below. There are no family relationships among any of our directors or executive officers. Mr. Herzog is not standing for reelection at the 2023 Annual Meeting of Stockholders.

				Committee Membership
Name	Director Since	Age	Independent	Audit	Compensation	Governance and Nominating	Strategy
Ian D. Haft	2016	52	●	● è	●		▼
Director
Lisa G. Iglesias	2021	57	●	● è
Director
Joan Lamm-Tennant	2018	70	●		●	▼	●
Director
Claude LeBlanc	2017	57
President and Chief Executive Officer and Director
Kristi A. Matus	New Nominee	55	●
Nominee
Michael D. Price	New Nominee	56	●
Nominee
Jeffrey S. Stein	2013	53	●			●
Chairman of the Board
▼ Chairman ● Member è Audit Committee Financial Expert

Ambac Financial Group, Inc. | 21 | 2023 Proxy Statement

Our current slate of continuing directors and director nominees is currently comprised of individuals with diverse skill sets, which are necessary in light of the unique nature of Ambac’s business. Three of our director nominees self-identify as women; four of our director nominees self-identify as men; and one of our director nominees self-identifies as Hispanic.

	CEO Experience	CFO Experience	Insurance Expertise	Risk Management	Investment Experience	Restructuring Expertise
Ian D. Haft		✓		✓	✓
Lisa G. Iglesias			✓	✓	✓
Joan Lamm-Tennant	✓		✓	✓
Claude LeBlanc	✓	✓	✓	✓	✓	✓
Kristi A. Matus		✓	✓	✓	✓
Michael D. Price	✓		✓	✓
Jeffrey S. Stein				✓	✓	✓
Ian D. Haft
Mr. Haft has been a director since March 28, 2016. He is the Managing Partner and Chief Executive Officer of Surgis Capital LLC, an investment manager and consulting firm he founded in 2018. He is also the Chief Financial Officer of Electric Monster Media, Inc., a digital media company focused on acquiring, optimizing and operating digital content properties. From 2009 until 2017, Mr. Haft was a founding partner and Vice President and Secretary of Cornwall Capital Management LP (“Cornwall”), an investment manager. At Cornwall, Mr. Haft previously held the positions of Chief Financial Officer (until November 2011) and Chief Operating Officer and Chief Compliance Officer (until the end of 2015). Mr. Haft was also a member of Cornwall GP, LLC, the general partner of Cornwall Master LP. Prior to joining Cornwall, Mr. Haft was a Principal at GenNx360 Capital Partners, a private equity fund, from 2008 to 2009. From 2002 to 2008, Mr. Haft was a Senior Associate and then Vice President (from 2004) at ACI Capital Co., LLC, where he focused on middle market leveraged buyouts and growth equity investments on behalf of two private equity funds. Mr. Haft began his career at The Boston Consulting Group in 1993 and was also employed by Merrill Lynch & Co. and The Blackstone Group prior to joining ACI Capital in 2002. Mr. Haft served as member of the board of directors of Keweenaw Land Association from 2018 until 2021. Mr. Haft graduated magna cum laude with a BA in economics and mathematics from Dartmouth College in 1993 and he received his JD and MBA from Columbia University in 2000. Mr. Haft has extensive experience working with companies of all sizes and identifying, understanding and utilizing areas of value creation.
Experience, Qualifications and Skills:
Mr. Haft has over twenty years of experience working in alternative asset management, investment banking and management consulting and has served on the boards of three public companies and nine private companies. Through this experience, he has developed strong capabilities in business strategy, strategic analysis of industries and companies, mergers and acquisitions, valuation, debt and equity financing, derivatives and hedging, financial controls and regulatory compliance. Mr. Haft’s background and experience make him well-qualified to serve on our Board of Directors and to serve on its Audit Committee and Compensation Committee, and to chair the Strategy Committee.
Lisa G. Iglesias
Ms. Iglesias has been a director since August 4, 2021. She is currently the Executive Vice President, General Counsel of Unum Group, a position she has held since January 2015. As the General Counsel of Unum Group, Ms. Iglesias has overall responsibility for the legal affairs of Unum, and heads a team of lawyers handling transactions, finance and investments, SEC reporting, corporate governance, regulatory matters and relationships, compliance and complex litigation. She also oversees Unum Group’s Internal Audit and Corporate Services functions. Prior to joining Unum Group, Ms. Iglesias served as Senior Vice President, General Counsel and

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Secretary of WellCare Health Plans, Inc., a managed care company, from February 2012 to December 2014, having first joined WellCare in February 2010 as Vice President, Securities and Assistant General Counsel. Prior to that, she served as General Counsel and Corporate Secretary for Nordstrom, Inc., a fashion specialty retailer, from 2007 to 2008, and as General Counsel and Secretary of Spherion Corporation, a recruiting and staffing company, from 1999 to 2007. Earlier in her career Ms. Iglesias was an SEC and Mergers & Acquisitions attorney with the law firm of Greenberg Traurig from 1994 to 1998 and a tax CPA with KPMG Peat Marwick from 1989 to 1991. Ms. Iglesias serves on the board of the Public Education Foundation of Chattanooga, Tennessee. Ms. Iglesias received her bachelor’s and master’s degrees in accounting from the University of South Florida, and her law degree from the University of Miami. Honors and awards include being named in Latino Leaders magazine as one of the Top Latinos in Corporate America in 2022 and 2020 and one of the Top Latino Lawyers in 2018. In 2014 Ms. Iglesias was named one of the Top Women Legal officers in Corporate Counsel magazine.
Experience, Qualifications and Skills:
Ms. Iglesias has over twenty-five years of experience in finance and investments, risk management, corporate governance, regulatory matters, compliance, privacy, government affairs and litigation. Ms. Iglesias’ legal, finance and risk management experience make her well-qualified to serve on our Board of Directors and its Audit Committee.
Joan Lamm-Tennant
Ms. Lamm-Tennant has been a director since March 1, 2018. She is the independent Chair of the Boards of Directors of Equitable Holdings, Inc. and AllianceBernstein Holdings L.P. Ms. Lamm-Tennant was the Founder of Blue Marble Microinsurance, and from January 2016 to June 2020 served as its Chief Executive Officer. Blue Marble Microinsurance is a corporation formed by a consortium of eight insurance entities for the purpose of developing service ventures enabling the insurers to enter the microinsurance market. Previously, Ms. Lamm-Tennant was the Global Chief Economist and Risk Strategist of Guy Carpenter & Company, LLC, the reinsurance and risk advisory operating company of Marsh & McLennan Companies. Prior to joining Guy Carpenter in 2007, Ms. Lamm-Tennant was the founding President of General Reinsurance Capital Consultants.  She was an Adjunct Professor at the Wharton School, University of Pennsylvania from September 2005 to May 2016 and held the Laurence and Susan Hirsch Chair in International Business. Ms. Lamm-Tennant was a tenured Professor at Villanova from September 1989 to May 2000 and was awarded the Thomas Labrecque Chair Professorship in Business in 1999. She currently serves on the Board of Equitable Holdings, Inc., AllianceBernstein Holdings L.P., and Element Fleet Management Corp.  Ms. Lamm-Tennant is the Executive Expert on Resilience and Sustainability for the International Insurance Society and author / commentator on environment, social and governance (ESG) matters. She holds a Ph.D. in Finance and Investments from the University of Texas, Austin; an M.B.A. in Finance from St. Mary's University, San Antonio, Texas and a B.B.A. with Honors in Accounting from St. Mary's University, San Antonio, Texas.
Experience, Qualifications and Skills:
Ms. Lamm-Tennant has over forty years of finance, and risk management experience in the insurance industry. She served as a risk strategist for Marsh & McLennan and formalized the enterprise wide risk oversight function resulting in the appointment of a Chief Risk Officer and a dedicated Board Risk Committee. Her expertise in emerging market strategy, enterprise risk modeling, implementation of risk-based decision processes and high value strategies resulting in capital efficiencies and profitable growth make her well-qualified to serve on our Board of Directors and its Compensation Committee and Strategy Committee, and to chair the Governance and Nominating Committee.
Claude LeBlanc
Mr. LeBlanc is President and Chief Executive Officer of Ambac, as well as a director of both Ambac Financial Group, Inc. and Ambac Assurance Corporation. He has held these positions since joining Ambac in January 2017. In the last six years, Mr. LeBlanc has led Ambac through a holistic transformation, winding down its legacy

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financial guarantee business and reshaping Ambac into a specialty property and casualty insurance platform. Previously, Mr. LeBlanc was the Chief Financial Officer and Chief Restructuring Officer of Syncora Holdings Ltd. from 2010 through 2016, and from 2006 to 2009 he held the position of Executive Vice President. During this period, Mr. LeBlanc led the successful global restructuring of Syncora. Prior to joining Syncora, Mr. LeBlanc served as Senior Vice President of Corporate Development and Strategy and as a member of the Executive Management Group for XL Capital Ltd. He began his career at PricewaterhouseCoopers, where he advised on mergers and acquisitions, corporate restructurings, and transaction advisory. Mr. LeBlanc holds a BA in Economics from York University, a BComm from the University of Windsor and an MBA from the Schulich School of Business. He is a Chartered Accountant and Certified Public Accountant. Mr. LeBlanc is a member of the Schulich School of Business Dean’s Global Council and Dean’s Strategic Council. He previously served on the Board of Maiden Holdings, Ltd. until May 2021.

Experience, Qualifications and Skills:
Mr. LeBlanc has more than thirty years of experience in the financial services sector and during that period has held a number of executive leadership roles overseeing strategy, capital management, corporate development, and risk management. Mr. LeBlanc’s extensive property and casualty and financial guarantee insurance experience makes him a valued officer and member of our Board of Directors.

Kristi A. Matus
Ms. Matus is a new director nominee. From October 2020 until July 2022, she was the Chief Financial Officer and Chief Operating Officer of Buckle Agency LLC, a digital financial services company which provides insurance products and solutions for the rapidly growing ride-share and delivery segment and is a strategic partner for MGAs. Ms. Matus was an Executive Advisor for Thomas H. Lee Partners L.P. from 2017 to 2020, advising the senior team within the healthcare IT portfolio on strategy, talent, and team integration prior to an acquisition. From 2014 to 2016, Ms. Matus served as Executive Vice President and Chief Financial & Administrative Officer of athenahealth, Inc. (“athenahealth”), a company partnering with healthcare organizations across the care continuum to drive clinical and financial results through technology, insight, and expertise. Prior to joining athenahealth, Ms. Matus served as Executive Vice President and Head of Government Services of Aetna, Inc. (“Aetna”) managing the Medicare, Medicaid, public and labor and Federal employee health plans. Prior to Aetna, she held several senior leadership roles at United Services Automobile Association (“USAA”), including Executive Vice President and Chief Financial Officer. She began her career at Thrivent, where she held various financial and operational roles for over a decade. Ms. Matus is currently a member of the Board of Directors of Equitable Holdings, Inc., Cerence, Inc., and AllianceBernstein Holdings, L.P.
Experience, Qualifications and Skills:
Ms. Matus has over thirty years of experience in finance, risk management and corporate governance in the insurance and technology industry. Ms. Matus’ leadership skills developed through her roles at Buckle, athenahealth, Aetna and USAA make her well-qualified to serve on our Board of Directors.
Michael D. Price
Mr. Price is a new director nominee. Mr. Price served as President and Chief Executive Officer of Platinum Underwriters Holdings, Ltd. from 2005 until its acquisition by RenaissanceRe Holdings Ltd in 2015. Platinum Underwriters Holdings provided property and casualty reinsurance coverages to insurance and select reinsurers worldwide. Prior to that, he served briefly as Platinum’s Chief Operating Officer, and was President of Platinum US from 2002 until 2005. Mr. Price was Chief Underwriting Officer of Platinum’s predecessor, the former reinsurance segment of The St. Paul Companies, Inc. Prior thereto, Mr. Price was Chief Operating Officer of Associated Aviation Underwriters Incorporated, a subsidiary of Global Aerospace Underwriting Managers Ltd., a leading global MGU of aviation insurance and risk management solutions. Earlier in his career, he held progressively senior roles within other companies in the property and casualty insurance industry. Mr. Price is a

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Fellow of the Casualty Actuarial Society and holds the Financial Risk Manager designation of the Global Association of Risk Professionals. Mr. Price was a member of the Board of Directors of The Hanover Insurance Group, Inc. from July 2017 until May 2020.
Experience, Qualifications and Skills:
Mr. Price has over thirty-five years of experience in experience in finance and risk management in the insurance industry. Mr. Price’s C-Suite leadership experience as a Chief Executive Officer of a publicly traded company, as well as his knowledge of the insurance and reinsurance industries, make him well-qualified to serve on our Board of Directors.
Jeffrey S. Stein
Mr. Stein has been Chairman of the Board since January 1, 2015 and has served as a director since May 1, 2013. Mr. Stein is Founder and Managing Partner of Stein Advisors LLC, a financial advisory firm that provides consulting services to public and private companies and institutional investors. Mr. Stein provides the perspective of a successful investment professional with over twenty-nine years of experience in both debt and equity asset classes. Mr. Stein has substantial experience investing in the financial services industry. Previously, Mr. Stein was a Co-Founder and Principal of Durham Asset Management LLC, a global event-driven distressed debt and special situations equity asset management firm. From January 2003 through December 2009, Mr. Stein served as Co-Director of Research at Durham responsible for the identification, evaluation and management of investments for the various Durham portfolios. From July 1997 to December 2002 Mr. Stein served as Co-Director of Research at The Delaware Bay Company, Inc., a boutique research and investment banking firm focused on the distressed debt and special situations equity asset classes. From September 1991 to August 1995, Mr. Stein was an Associate and Assistant Vice President at Shearson Lehman Brothers in the Capital Preservation & Restructuring Group. Mr. Stein currently serves as a board observer on the Board of TORM plc. Mr. Stein previously served as a director on the Boards of Dynegy Inc., Intelsat Connect Finance S.A., NMC Health plc, and Westmoreland Coal Company. Mr. Stein received a B.A. in Economics from Brandeis University and an M.B.A. with Honors in Finance and Accounting from New York University.
Experience, Qualifications and Skills:
Mr. Stein is an accomplished corporate executive and director, including leadership and committee positions, of both public and private companies, who has substantial experience investing in the financial services industry. Mr. Stein has served as an Executive Chairman, Chief Restructuring Officer and Liquidating Trustee and as a director on audit, compensation, corporate governance, finance, restructuring and risk committees (including as Chairman of those committees). In his capacity as a corporate executive and director, Mr Stein has specifically focused on capital allocation, operating and financial performance, capital structure optimization, asset acquisitions and dispositions, corporate strategy, risk management and investor communications. As a result Mr. Stein has a wealth of knowledge with respect to the financial, institutional and risk management issues currently facing Ambac. His breadth of experience makes Mr. Stein well qualified to be Chairman of our Board, and to serve on the Governance and Nominating Committee.
Board Leadership Structure
The Board does not have a policy on whether or not the roles of Chief Executive Officer and Board Chair should be separate and, if they are to be separate, whether the Chair should be selected from the non-employee directors, an employee or an outsider. The Board believes that it should be free to make this choice in the manner that it deems best for Ambac at any given point in time. While the Board has no fixed policy with respect to combining or separating the offices of Board Chair and Chief Executive Officer, those two positions have been held by separate individuals for the last several years, with the position of Chair of the Board currently being filled by Mr. Stein and the position Chief Executive Officer by Mr. LeBlanc. The Board believes this is the appropriate leadership structure for it at this time. A majority of our directors are independent, and the Board believes that the independent directors provide effective oversight of management. See “Director Independence.”

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Board Committees
The current members of each of the committees of the Board, as well as the current Chair of each of the committees of the Board (other than the Compensation Committee), are identified in the following paragraphs. Each of the standing committees operates under a written charter adopted by the Board, which is available in the Corporate Governance section of our Investor Relations website: https://ambac.com/investor-relations/governance/governance-documents/default.aspx. A copy of each charter is also available to stockholders free of charge on request to our Corporate Secretary, at corporatesecretary@ambac.com.
Audit Committee
The Audit Committee is currently comprised of Messrs. Haft, and Herzog (Chairman), and Ms. Iglesias. The main function of our Audit Committee is to oversee our accounting and financial reporting processes. The Audit Committee’s responsibilities include:
•    Appointing, compensating, retaining, and overseeing the work performed by our independent registered public accounting firm's engagement.
•    Approving the audit, non-audit and tax services to be performed by our independent registered public accounting firm.
•    Evaluating the experience, performance, qualifications, and independence of our independent registered public accounting firm.
•Reviewing the activities and organizational structure of the internal audit function, as well as the qualifications of its personnel.
•    Reviewing the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.
•    Reviewing with management the design, operation and effectiveness of our internal controls over financial reporting and our critical accounting policies.
•    Reviewing with management our annual audited financial statements, quarterly financial statements, earnings releases and any other material press releases related to accounting or financial matters announcements.
•Reviewing with management our major financial risk exposures and the steps that management has taken to monitor and control such exposures.
•    Reviewing and approving the Audit Committee report for inclusion in our annual proxy statement.
•    Reviewing our Regulation FD Policy.
•    Establishing procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.
Our Board has determined that each of the directors serving on our Audit Committee is independent within the meaning of the Listing Rules of New York Stock Exchange ("NYSE"). The Board of Directors has determined that, based on each member’s professional qualifications and experience, each of the members of the Audit Committee are financially literate and that Messrs. Haft, and Herzog and Ms. Iglesias qualify as "audit committee financial experts" as defined under the rules and regulations of the SEC. The Audit Committee regularly meets in executive session with both our independent registered public accounting firm, and internal audit, without Ambac management present. The Audit Committee met six times in 2022.
Compensation Committee
The Compensation Committee is currently comprised of Mr. Haft and Ms. Lamm-Tennant. Mr. Prieur, the former Chair of the Compensation Committee, resigned from the Board of Directors and each of its committees on February 22, 2023. As a result of Mr. Prieur's resignation, there is currently no Chair of the Compensation Committee. The purpose of our Compensation Committee is to assist the Board in overseeing our compensation programs. The Compensation Committee’s responsibilities include:

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•    Reviewing the overall compensation principles governing the compensation and benefits of our executive officers and other employees.
•    Evaluating the performance of our Chief Executive Officer.
•    Reviewing the procedures for the evaluation of our executive officers, other than our Chief Executive Officer.
•    Reviewing and approving the selection of our peer companies to use as a reference in determining competitive compensation packages.
•    Determining all executive officer compensation (including but not limited to salary, bonus, incentive compensation, equity awards, benefits and perquisites).
•    Reviewing and approving the terms of any employment agreements and severance arrangements, change-in-control agreements, and any special or supplemental compensation and benefits for our executive officers and individuals who formerly served as executive officers.
•    Acting as the administering committee for our stock and bonus plans and for any equity compensation arrangements that may be adopted by Ambac from time to time.
•    Reviewing and discussing with management the annual Compensation Discussion and Analysis (CD&A) disclosure, and, based on this review and discussion, making a recommendation to include the CD&A disclosure in our annual proxy statement.
•    Preparing the annual Compensation Committee Report for inclusion in our annual proxy statement.
Each member of our Compensation Committee is a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Our Board of Directors has determined that each of the directors serving on our Compensation Committee is independent within the meaning of the Listing Rules of NYSE. The Compensation Committee met six times in 2022.
In 2022, the Compensation Committee directly engaged Meridian Compensation Partners, LLC, a nationally recognized independent compensation consulting firm ("Meridian"), to assist it with benchmarking and compensation analyses, as well as to provide information and advice on executive compensation practices and determinations, including information on award design for both our Short Term Incentive Plan (“STIP”) and Long Term Incentive Plan (“LTIP”).
Our Chief Executive Officer will attend meetings of the Compensation Committee (other than executive sessions) and express his view on the Company’s overall compensation philosophy. Following year-end, the Chief Executive Officer makes recommendations to the Compensation Committee as to the total compensation package (salary, and STIP and LTIP awards) to be paid to each of our executive officers.
Our Executive Vice President and Chief Strategy Officer serves as management’s main liaison with the Compensation Committee and assists the Compensation Committee Chairman in setting the agenda and gathering the requested supporting material for each Compensation Committee meeting. Our Corporate Secretary serves as secretary to the Compensation Committee.
Governance and Nominating Committee
The Governance and Nominating Committee is currently comprised of Ms. Lamm-Tennant (Chair), and Mr. Stein. Our Governance and Nominating Committee’s purpose is to assist our Board of Directors in identifying individuals qualified to become members of our Board of Directors based on criteria set by our Board of Directors, to oversee the evaluation of the Board of Directors and management, and to develop and update our corporate governance principles. The Governance and Nominating Committee’s responsibilities include:

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•    Evaluating the composition, size, organization, and governance of our Board of Directors and its committees, determining future requirements, and making recommendations regarding future planning, the appointment of directors to our committees, and the selection of chairs of these committees.
•    Periodically reviewing the standards for director independence and providing the Board with an assessment of which directors should be deemed independent.
•    Determining the criteria for Board membership, including the need for both gender and ethnic diversity.
•    Overseeing policies and practices relating to environmental, social, and governance (“ESG”) matters relevant to the Company.
•    Overseeing the process for the self-evaluation of the Board and its committees.
•    Reviewing and recommending to our Board of Directors the compensation of our non-employee directors.
•    Reviewing plans for the succession of our executive officers.
•    Reviewing and approving related party transactions according to our Related Party Transaction Policy.
•    Administering a procedure to consider stockholder recommendations for director nominees.
•    Evaluating and recommending candidates for election or re-election to our Board of Directors, including nominees recommended by stockholders.
•    Reviewing periodically Ambac’s Code of Business Conduct and Ethics and compliance therewith.
Our Board of Directors has determined that each of the directors serving on our Governance and Nominating Committee is independent within the meaning of the Listing Rules of NYSE. The Governance and Nominating Committee met five times in 2022.
Strategy Committee
The Strategy Committee is currently comprised of Messrs. Haft (Chairman), Herzog and Ms. Lamm-Tennant, and its responsibilities include:
•Reviewing and making recommendations to the Board regarding strategic plans and initiatives, including potential material investments in joint ventures, mergers, acquisitions and other business combinations.
•Reviewing, evaluating and making recommendations to the Board regarding solicited or unsolicited strategic transactions, opportunities and alternatives involving the Company or the interest of the Company in any direct or indirect subsidiary.
The Strategy Committee met five times in 2022.
Board’s Role in Risk Oversight
Among other things, the Board is responsible for understanding the risks to which Ambac is exposed, overseeing management's strategy to manage these risks, and measuring management's performance against the strategy.
Our management team is responsible for managing the risks to which Ambac is exposed and reports on such matters to the Board and to the relevant committees of the Board depending on the nature of the risk, as described below.
The Audit Committee oversees the management of risk associated with the integrity of our financial statements and our compliance with legal and regulatory requirements. In addition, the Audit Committee reviews policies and procedures with respect to risk assessment and risk management, including major financial risk exposure and the steps management has taken to monitor and control such exposures. The Audit Committee reviews with management, our internal auditors, and our independent registered public accounting firm Ambac's critical

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accounting policies, the system of internal controls over financial reporting and the quality and appropriateness of disclosure and content in the financial statements and other external financial communications.
The Compensation Committee oversees the management of risk primarily associated with (i) our ability to attract, motivate and retain high-quality and talented employees, particularly executives; and (ii) compensation structures that might lead to undue risk taking.
The Governance and Nominating Committee oversees the management of risk primarily associated with our ability to attract, motivate and retain high-quality directors, our corporate governance and ESG programs and practices and our compliance therewith. Additionally, the Governance and Nominating Committee establishes a framework for the Board and each of its committees to conduct an annual self-evaluation process and ensures that risk management effectiveness is a part of this evaluation. The Governance and Nominating Committee also performs oversight of the business ethics and compliance program by conducting an annual review and assessment of our Code of Business Conduct and Ethics.
The Strategy Committee oversees the management of risk and risk appetite primarily with respect to strategic plans and initiatives.
The full Board also receives quarterly updates from Board committees and the Board provides guidance to individual committee activities as appropriate.
Director Independence
The Governance and Nominating Committee annually reviews the relationships that each director has with Ambac. In conducting this review, the Committee considers all relevant facts and circumstances, including any consulting, legal, accounting, charitable and familial relationships and such other criteria as the Governance and Nominating Committee may determine from time to time. Following such annual review, the Committee reports its conclusions to the full Board, and only those directors whom the Board affirmatively determines to have no material relationship with Ambac and otherwise satisfy the criteria for director independence established by the committee are considered independent directors.
Based on the review and recommendation of the Governance and Nominating Committee, the Board has determined that none of Messrs. Haft, Price or Stein, or Mses. Iglesias, Lamm-Tennant or Matus has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and each of them is an independent director as defined in the Listing Rules of NYSE. In determining the independence of our directors, the Board of Directors has adopted the independence standards specified by applicable laws and regulations of the SEC and the Listing Rules of NYSE.
Compensation Committee Interlocks and Insider Participation
None of the current members of the Compensation Committee has been an officer or employee of Ambac. In 2022, each of Messrs. Haft, Prieur, and Ms. Lamm-Tennant served as members of the Compensation Committee. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.
Consideration of Director Nominees
Stockholder Recommendations and Nominees
The Governance and Nominating Committee considers properly submitted recommendations for candidates to the Board of Directors from stockholders. In evaluating such recommendations, the Governance and Nominating Committee seeks to achieve a balance of experience, knowledge, expertise, and capability on the Board of Directors and to address the membership criteria set forth under “Director Selection Process and Qualifications”

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below. There are no differences in the manner in which the Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise. Any stockholder recommendations for consideration by the Governance and Nominating Committee should be sent, together with the information required by Article II of our by-laws, c/o: Ambac Financial Group, Inc., Attn: Corporate Secretary, One World Trade Center, New York, New York 10007. Stockholder nominations for directors that a stockholder wishes to have considered at a meeting of stockholders should be made in accordance with the provisions of our by-laws, as described under “Other Questions related to the Meeting or Ambac-What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?” above.
Director Selection Process and Qualifications
Our Governance and Nominating Committee will evaluate and recommend candidates for membership on the Board of Directors consistent with our Corporate Governance Guidelines regarding the selection of director nominees. Pursuant to these guidelines, the Governance and Nominating Committee screens candidates and evaluates the qualifications of the persons nominated by or recommended by our stockholders for membership to our Board. Board diversity, both ethnic and gender, is an important consideration in evaluating Board composition. The Governance and Nominating Committee also considers each candidate's time commitments, including memberships on other public company boards and board committees. Thus, in assessing potential director candidates for the Board, the Governance and Nominating Committee endeavors to select the best directors from a pool of diverse candidates considering individuals with differing perspectives, backgrounds, genders and ethnicities, in addition to character, judgment, business experience, acumen and time commitments.
In evaluating non-incumbent candidates for the Board, the Governance and Nominating Committee reviews the composition of the Board as a whole, as well as the committees, and assesses the appropriate knowledge, experience, skills, expertise and gender and ethnic diversity in the context of the current make-up and perceived needs of the Board at the time of consideration. It also reviews the composition of the Board to ensure that it contains at least the minimum number of independent directors required by applicable law and stock exchange listing requirements. Candidates also are evaluated in light of other factors, such as those relating to service on other boards of directors and other professional commitments. We believe that it is important to have a Board that is reflective of the core values and diversity of our key constituents including our employees, clients and partners, and stockholder base.
The Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for directors. The Committee considers the current directors who have expressed an interest in and that continue to satisfy the criteria for serving on the Board as set forth in our Corporate Governance Guidelines. Other nominees who may be proposed by current directors, members of management or by stockholders are also considered. The Committee may, at Ambac’s expense, engage search firms, consultants and other advisors to identify, screen and/or evaluate candidates in order to ensure that the Committee has a diverse pool of qualified candidates that includes both gender diversity and candidates from under-represented minority groups.
The Governance and Nominating Committee recommends director nominees who are ultimately approved by the full Board of Directors.
Executive Sessions
Executive sessions of independent directors are held in connection with each regularly scheduled meeting of the Board of Directors and at other times as appropriate. The Board of Directors’ policy is to hold executive sessions without the presence of management, including the Chief Executive Officer.

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Outside Advisors
Our Board of Directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The Board of Directors and its committees need not obtain management’s consent to retain outside advisors.
Board Effectiveness
The Governance and Nominating Committee retained a third party advisor to facilitate the Board's annual self-evaluation process in 2022. The effectiveness of the Board as a whole, and each of its individual committees, was assessed against the roles and responsibilities set forth in Ambac's Corporate Governance Guidelines, the relevant committee charters, and best practices. Matters considered as part of the evaluation included:
•the effectiveness of discussion and debate at Board and committee meetings;
•the effectiveness of Board and committee processes and in interacting with management;
•the quality and timeliness of Board and committee agendas, and preparation of reference materials to inform the Board and committees and support effective decision making; and
•the composition of the Board and each committee, focusing on the blend of skills, experience, independence and knowledge of the group and its diversity, both ethnic and gender.
This self-evaluation process is managed by the Chair of the Governance and Nominating Committee.
Corporate Governance Guidelines
The Corporate Governance Guidelines reflect the Board's commitment to monitor the effectiveness of policy and decision making at both the Board and management levels, with a view to enhancing long term stockholder value. The Corporate Governance Guidelines address, among other things, such topics as the role of directors; goals and development of long term strategy; size of the Board; other public company Board memberships; Board membership criteria; term limits; Board meeting procedures; and retirement policy. Ambac’s Corporate Governance Guidelines can be found in the Corporate Governance section of Ambac’s Investor Relations website at https://ambac.com/investor-relations/governance/governance-documents/default.aspx.
Code of Business Conduct and Ethics
Ambac has a Code of Business Conduct and Ethics which reflects the Board's commitment to maintaining strong standards of integrity for handling business situations appropriately and effectively. The Code of Business Conduct and Ethics can be found in the Corporate Governance section of Ambac’s Investor Relations website at https://ambac.com/investor-relations/governance/governance-documents/default.aspx. Ambac will disclose on its website any amendment to, or waiver from, a provision of its Code of Business Conduct and Ethics that applies to its Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer. Charters for Ambac's Audit Committee, Governance and Nominating Committee, Strategy Committee and Compensation Committee are also available in the Corporate Governance section of Ambac’s Investor Relations website at https://ambac.com/investor-relations/governance/governance-documents/default.aspx.
Board Compensation Arrangements for Non-Employee Directors
Ambac's director compensation program is designed to enable continued attraction and retention of highly qualified non-employee directors by ensuring that director compensation is reflective of the time, effort, expertise, and accountability required of board membership. The program is structured to recognize the unique nature of our business and the level of experience and oversight needed at the Board level, particularly with respect to our legacy financial guarantee insurance business in run-off, as well as overseeing Ambac's expansion into new

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businesses in specialty property and casualty insurance and insurance distribution. It is essential that our Board members not only understand the risks that the Company faces and the steps that management is taking to manage those risks, but to also have a deep understanding of the appropriate level of risk for the Company as it actively prioritizes the runoff of legacy financial guarantee insurance business and pursues new business opportunities in specialty property and casualty insurance and insurance distribution. Additionally, it is critical that our non-employee director compensation program is appropriately designed to attract and retain Board members that are highly capable and well-suited to help us effectively achieve our goals.
The amount and composition of total compensation paid to our non-employee directors is considered in light of competitive compensation levels for directors in the financial services industry. The Governance and Nominating Committee uses this information to provide a general review of market pay levels and practices and to ensure that it makes informed decisions regarding our non-employee director compensation program. In 2020, the Governance and Nominating Committee eliminated the payment of meeting fees from the director compensation program. In 2021, the Governance and Nominating Committee reviewed the non-employee director compensation program that was put in place for the 2022 fiscal year, including comparisons to director compensation programs at other similarly-situated companies. The Governance and Nominating Committee concluded that no changes were appropriate for the 2022 fiscal year. This conclusion was based on the Committee’s views that the Company continued to face many of the same risks and issues as it had faced in recent years and was in the early stage of new business. The Committee further noted that the workload of the directors remained similar to that of recent years in overseeing the activities of the Company and the complexity of the issues faced by the Company, including those relating to the runoff of the legacy financial guarantee insurance business, particularly troubled credits like Puerto Rico, as well as certain longstanding litigation to recover billions of dollars in losses. The Committee will review the compensation program for non-employee directors on an annual basis to assess whether such compensation is appropriate in light of directors’ time commitments and contributions as well as the complexity of the business.
Director Compensation Program Components
The annual compensation for non-employee directors generally consists of both a cash and equity component. The compensation components are designed to compensate members for their service on the Board of Directors and its committees, to create an incentive for continued service on the Board, and to align the interests of directors and stockholders. In furtherance of such alignment, a significant portion of each non-employee director’s annual compensation is at-risk and granted in the form of restricted stock units on the first business day of each calendar quarter. These quarterly grants vest on the one year anniversary of the grant date. Restricted stock units granted in prior years that have vested will not settle and convert into shares of common stock until the director resigns from, or otherwise ceases to be a member of, the Board of Directors of Ambac. In 2022 the Governance and Nominating Committee recommended, and the Board of Directors approved, a change to fix the quarterly grant dates to be the first business day of each calendar quarter. This change in timing took effect on April 1, 2022. Restricted stock units granted during the course of the year vest on the one-year anniversary of the grant date, subject to accelerated vesting under certain circumstances.
Upon a non-employee director’s first appointment or election to our Board of Directors, such non-employee director will receive a one-time off-cycle pro-rata grant of restricted stock units, based on his or her expected time of service on the Board of Directors prior to the next quarterly restricted stock unit grant.
Mandatory Director Shareholding Requirements
To further align the interests of our Board of Directors with our stockholders, our Non-Employee Director Stock Ownership Policy requires each non-employee director to acquire and hold shares of our common stock equal to the lesser of $800,000 in value or 40,000 shares within five years of becoming a director. This requirement may be satisfied by restricted stock unit holdings and other share acquisitions.

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Compensation for Non-Employee Directors
Our non-employee director compensation is paid as follows:
•An annual cash retainer of $100,000, paid in monthly installments, and four quarterly grants of $50,000 of stock-based compensation, comprised of restricted stock units of Ambac (rounded up to the nearest whole unit), as permitted under Ambac’s 2020 Incentive Compensation Plan; and
•The Chairman of the Board received an additional annual fee of $125,000; the Audit Committee Chair received an additional annual fee of $35,000; the Compensation Committee Chair received an additional annual fee of $25,000; and the chairs of each of the Governance and Nominating Committee and the Strategy Committee received an additional annual fee of $15,000.
In addition Ambac reimburses its directors for reasonable out-of-pocket expenses in connection with their Board service, including attendance at Board of Directors and committee meetings. The restricted stock units that were granted to our non-employee directors on February 28, 2022, April 1, 2022, July 1, 2022, and October 3, 2022 and will vest on the one year anniversary of each quarterly grant date.
The following table summarizes compensation paid to non-employee directors during 2022.

Name	Year	Fees Earned or Paid in Cash(1) ($)	Stock Awards (2) ($)	All Other Compensation ($)	Total ($)
Ian D. Haft	2022	$115,000	$189,557	—	$304,557
David L. Herzog	2022	$135,000	$189,557	—	$324,557
Lisa G. Iglesias	2022	$100,000	$189,557	—	$289,557
Joan Lamm-Tennant	2022	$115,000	$189,557	—	$304,557
C. James Prieur	2022	$125,000	$189,557	—	$314,557
Jeffrey S. Stein	2022	$225,000	$189,557	—	$414,557
(1)     Fees earned or paid in cash include an annual cash retainer and chairman or committee chair fees.
(2)    The value of the restricted stock units (“RSUs”) received in 2022 and reported in the table above is based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The grant date fair values of RSUs granted to each non-employee director on February 28, 2022, April 1, 2022, July 1, 2022 and October 3, 2022 were $43,211, $47,046, $53,821 and $45,479, respectively. The number of RSUs granted on each quarterly grant date is set forth in the table below and was calculated based on an average closing price of Ambac common stock on the NYSE for the immediately preceding twenty trading days prior to the grant date:

		Number of RSUs Granted on
Name	February 28. 2022	April 1, 2022	July 1, 2022	October 3, 2022
Ian D. Haft	3,368	4,626	4,538	3,567
David L. Herzog	3,368	4,626	4,538	3,567
Lisa G. Iglesias	3,368	4,626	4,538	3,567
Joan Lamm-Tennant	3,368	4,626	4,538	3,567
C. James Prieur	3,368	4,626	4,538	3,567
Jeffrey S. Stein	3,368	4,626	4,538	3,567
Compensation for Non-Employee Directors in 2023
In 2022, the Governance and Nominating Committee directly engaged Meridian Compensation Partners, LLC, a nationally recognized independent compensation consulting firm, to assist it with benchmarking and compensation analyses for non-employee director compensation. The Governance and Nominating Committee reviewed the non-employee director compensation program that was put in place for the 2022 fiscal year, including a benchmarking

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report and analysis prepared by Meridian, comparing Ambac's director compensation program with other similarly situated companies, and concluded that no changes were indicated for the 2023 fiscal year. The conclusion that the amount of non-employee director compensation should remain unchanged from the 2022 fiscal year was based on the Committee’s views that the compensation was competitive relative to the peer companies. Although the amount of compensation per non-employee director was found to be higher than the median compensation level for non-employee directors in the peer group, the Committee noted that Ambac's compensation program was appropriate based on the following factors:
•Ambac director compensation is more heavily weighted to equity-based compensation than its peers
•The total cost to the Company of non-employee director compensation was lower than the median total cost of non-employee director compensation among the peer group, given the relatively small size of Ambac'c Board
•The time commitment and amount of work required of Ambac's directors was not expected to decrease in 2023
•The Company continues to be complex and to face substantial risks regarding its legacy financial guaranty operations and its new businesses initiatives
•Board members serve on the Boards of both Ambac and AAC, which involve different work streams and considerations that diverge increasingly over time
Accordingly, the non-employee director compensation program described above for the 2022 fiscal year will continue to apply to our non-employee directors in 2023.

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COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the amount of our common stock beneficially owned as of April 25, 2023, by those known to us to beneficially own more than 5% of our common stock, by our directors, director nominees and named executive officers individually and by our directors, director nominees and executive officers as a group.
The percentage of shares outstanding provided in the table is based on 45,321,745 shares of our common stock, par value $0.01 per share, outstanding as of April 25, 2023. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest.
Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock. Unless otherwise indicated, the address for each beneficial owner who is also a director or executive officer is c/o Ambac Financial Group, Inc., One World Trade Center, New York, New York 10007.

	Amount and Nature of Shares Beneficially Owned
Name	Number (1)	Percent of Class (2)
5% or Greater Stockholders
BlackRock Inc.(3)(5)	6,663,545	14.7%
The Vanguard Group(4)(5)	4,987,974	11.0%
Named Executive Officers, Directors and Director Nominees
David Barranco	100,332	*
Stephen M. Ksenak	122,375	*
Claude LeBlanc	554,310	1.2%
R. Sharon Smith	85,253	*
David Trick	165,661	*
Ian D. Haft	93,057	*
David L. Herzog	105,877	*
Lisa G. Iglesias	43,463	*
Joan Lamm-Tennant	68,126	*
Krista A. Matus	—	*
Michael D. Price	—	*
Jeffrey S. Stein	145,610	*
All executive officers and current directors as a group (12 persons)	1,546,333	3.4%
*    Beneficial ownership representing less than 1% is denoted with an asterisk (*).
(1)The share ownership listed in the table includes shares of our common stock that are subject to issuance in the future with respect to RSUs, in the following aggregate amounts: Mr. Haft, 93,057 shares; Mr. Herzog, 93,057 shares; Ms. Iglesias, 28,913 shares; Ms. Lamm-Tennant, 68,126 shares; and Mr. Stein, 128,943 shares. The RSUs granted to each of our non-executive directors shall not settle and convert into shares of common stock until such director resigns from, or otherwise ceases to be a member of, the Board of Directors of the Company. Each RSU represents a contingent right to receive one share of the Company’s common stock. RSUs granted to our directors and named executive officers that vest more than 60 days after the Record Date for voting at the Annual Meeting have not been included in the table above in accordance with SEC rules.

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(2)In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to options, RSUs or warrants held by that person that are currently exercisable or exercisable within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Each holder of common stock as of the record date is entitled to one vote per share of common stock on all matters submitted to our stockholders for a vote.
(3)According to the Schedule 13G/A filed on January 26, 2023, BlackRock Inc. beneficially owned 6,663,545 shares of our Common Stock. BlackRock Inc. reported sole voting power with respect to 6,475,493 shares and sole dispositive power with respect to 6,663,545 shares. The address of BlackRock Inc. is 55 East 52nd Street, New York, New York 10055.
(4)According to the Schedule 13G/A filed on February 9, 2023, The Vanguard Group beneficially owned 4,987,974 shares of our Common Stock. The Vanguard Group reported shared voting power with respect to 31,821 shares, sole dispositive power with respect to 4,915,913 shares, and shared dispositive power with respect to 72,061 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)See Note 1 to the Consolidated Financial Statements in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for description of the limitations on voting and transfer of Ambac’s common stock pursuant to Ambac’s Amended and Restated Certificate of Incorporation.  Ambac has determined that the holdings described above do not violate the restrictions set forth in its Amended and Restated Certificate of Incorporation.

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EXECUTIVE COMPENSATION
Executive Officers
The names of our executive officers and their ages, positions, and biographies as of April 25, 2023 are set forth below. Our executive officers are appointed by, and serve at the discretion of, our Board.

Name	Age	Position with Ambac
Claude LeBlanc	57	President and Chief Executive Officer and Director
David Barranco	52	Senior Managing Director
Robert B. Eisman	55	Senior Managing Director, Chief Accounting Officer and Controller
Stephen M. Ksenak	57	Senior Managing Director and General Counsel
Daniel McGinnis	51	Senior Managing Director, Chief Operating Officer
R. Sharon Smith	52	Executive Vice President, Chief of Strategy
David Trick	51	Executive Vice President, Chief Financial Officer and Treasurer
Claude LeBlanc was appointed President and Chief Executive Officer of Ambac effective January 1, 2017. Mr. LeBlanc provides strategic leadership to Ambac by working with the Board and other members of senior management in developing and implementing the Company’s corporate strategies to maximize long-term stockholder value. Mr. LeBlanc actively oversees the Company's overall day to day operations and strategic advancement, including the pursuit of potential new business opportunities that meet acceptable criteria that the Company believes will generate long-term stockholder value with attractive risk-adjusted returns. See full biography under “Board of Directors - Directors” above.
David Barranco has served as Senior Managing Director of Ambac since February 2012. Mr. Barranco is the head of Risk Management, a position he has held since October 2016. Mr. Barranco has executive responsibility for risk remediation, credit risk management, surveillance and other related risk management responsibilities across AAC's insured portfolio. Previously, he was head of the Restructuring Group and had responsibility for corporate development and strategy. Since September 2011, Mr. Barranco has served as Executive Director of Ambac Assurance UK Limited, Ambac’s London-based financial guarantee subsidiary. Mr. Barranco joined Ambac in 1999.
Robert B. Eisman has served as the Chief Accounting Officer, Controller, and a Senior Managing Director of Ambac since January 2010. Mr. Eisman is responsible for establishing Ambac’s U.S. GAAP and Ambac Assurance Corporation's U.S. statutory accounting policies and managing their respective financial reporting in compliance with SEC and U.S. insurance regulatory requirements. He is also responsible for enterprise-wide budgeting and forecasting and providing accounting services to Ambac’s subsidiaries, including Ambac Assurance UK Limited. Mr. Eisman joined Ambac in 1995 from KPMG LLP where he was an Audit Manager in the Financial Services group with a specialization in insurance companies.
Stephen M. Ksenak has served as Senior Managing Director and General Counsel of Ambac since July 2011. Mr. Ksenak has executive responsibility for managing Ambac’s legal affairs. Prior to joining Ambac as Vice President and Assistant General Counsel in 2002, Mr. Ksenak practiced at the law firm of King & Spalding LLP.
Daniel McGinnis has served as Chief Operating Officer and Senior Managing Director of Ambac since December 2021. He oversees key business areas for both Ambac’s legacy Financial Guarantee and new Specialty Property and Casualty Insurance and Insurance Distribution businesses, including Operations, Technology and Human Resources. Mr. McGinnis brings over 25 years of experience as a senior insurance industry professional, having previously worked as Chief Underwriting Officer and Chief Operating Officer of CapSpecialty, Inc. Previous to CapSpecialty, Mr. McGinnis was Division Executive of the Small Business Division at American International Group (AIG). Previous to AIG, he was with American Reinsurance Company and Marsh USA, where he was Vice President of Finite Risk Underwriting and Vice President of Marsh Risk Finance, respectively.

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R. Sharon Smith has served as Executive Vice President and Chief Strategy Officer since February 2023. Previously Ms. Smith served as Chief of Staff and Senior Managing Director of Ambac from May 2017 until February 2023. Ms. Smith has executive responsibility for Ambac's Corporate Services Group which encompasses certain key functions within the Company including, Strategy, Corporate Communications and Model Governance and Analytics, as well as oversight of Internal Audit. Ms. Smith joined Ambac from Syncora Guarantee Inc., ("Syncora"), where she served in numerous capacities during her tenure, including as Associate General Counsel and Head of Investor Relations. Ms. Smith was also General Counsel and Chief Compliance Officer for Camberlink LLC (a wholly owned subsidiary of Syncora). Earlier in her career, Ms. Smith was Vice President and Assistant General Counsel of the Corporate Securities Department of New York Life Investment Management LLC, and an attorney for Clifford Chance; Skadden, Arps, Slate, Meagher & Flom LLP and Weil, Gotshal & Manges LLP. Ms Smith currently serves on the Board of Embrace Partners, Inc.
David Trick was named Executive Vice President of Ambac in November 2016. He has served as Chief Financial Officer of Ambac since January 2010 and as a Senior Managing Director from January 2010 until his appointment as Executive Vice President. Mr. Trick was interim President and Chief Executive Officer of AAC from January 2015 until March 2016. As Chief Financial Officer, Mr. Trick has executive responsibility for managing Ambac’s financial affairs, including financial reporting, asset and liability management, investment management, financial planning, tax strategy, capital resources, operations, capital markets and liquidity and investor relations. In addition, since May 2006, he has served as Treasurer of Ambac. Since September 2015, Mr. Trick has served as an Executive Director of Ambac Assurance UK Limited. Mr. Trick joined Ambac in 2005 from The Bank of New York Mellon, where he was a senior banker responsible for delivering strategic solutions to insurance industry clients with regard to a broad range of treasury, credit, and capital markets products.

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Compensation Discussion and Analysis

WE ASK THAT YOU VOTE TO APPROVE OUR 2023 SAY ON PAY PROPOSAL
At our 2023 Annual Meeting, our stockholders will again have an opportunity to cast an advisory say on pay vote on the compensation paid to our named executive officers. We ask that our stockholders vote to approve executive officer compensation. Please see “Proposal No. 2—Advisory Vote to Approve Named Executive Officer Compensation.”

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program, including important changes the Committee has made since our 2022 annual meeting of stockholders, and decisions relating to the fiscal year 2022 compensation of our named executive officers (“NEOs”), identified in the table below.
Our Named Executive Officers

Claude LeBlanc	Stephen M. Ksenak
President and Chief Executive Officer and Director	Senior Managing Director and General Counsel
David Trick	R. Sharon Smith
Executive Vice President, Chief Financial Officer and Treasurer	Executive Vice President and Chief Strategy Officer
David Barranco
Senior Managing Director

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Executive Summary
Our compensation programs are designed to reward execution and value creation relating to the implementation of our strategies. To ensure that our compensation programs align with the expectations of our stockholders, in the Fall of each year, Ambac proactively seeks out opportunities to engage in a dialogue with our stockholders. As a result of these stockholder engagements, over the years our Compensation Committee has made important enhancements to our compensation programs and processes. These enhancements include changes to the design of our annual and long-term incentive plans, and the implementation of important compensation-related policies, e.g., a Stock Ownership Policy and a Recoupment Policy, and the addition of a relative Total Shareholder Return ("rTSR") modifier as an additional metric with respect to our LTIP award payouts. The rTSR modifier is intended to further align compensation to Ambac's stock performance. In 2022, we solicited feedback from stockholders representing approximately 46% of our outstanding common stock, which informed certain changes to our executive compensation program in 2023. See "2022 Say on Pay Vote and Stockholder Outreach."
Key features of our compensation program include:
•Competitive compensation levels and practices;
•Performance-based incentive plans (annual STIP awards and three year LTIP PSU awards) that are based on quantitative and strategic performance goals and objectives, and aligned with our key business strategies;
•Significant weighting on equity-based compensation as a component of total compensation, including the existence of a Stock Ownership Policy applicable to our executives;
•A rTSR modifier that aligns compensation results with actual stock performance as compared to peers; and
•Policies to manage compensation-related risk and support good governance, including a Recoupment Policy.
Key Strategic Priorities and 2022 Company Performance
Our primary business objective is to maximize stockholder value through the execution of key strategies in both our (i) Specialty P&C Insurance and Insurance Distribution businesses and (ii) Financial Guarantee Insurance companies, which were outlined in 2022 as follows:
Specialty P&C Insurance and Insurance Distribution strategic priorities included:
•Growing and diversifying Everspan's participatory fronting platform with existing and new program partners.
•Building a leading federation of specialty MGA/U partners through additional acquisitions and de novo builds, supported by a centralized business services unit including core technology solutions.
•Making opportunistic investments that are strategic to the overall Specialty P&C Insurance and Insurance Distribution businesses.
Financial Guarantee Insurance companies’ strategic priorities included:
•Actively managing, de-risking and mitigating insured portfolio risk.
•Pursuing loss recovery through active litigation and other means, particularly residential mortgage back security representation and warranty litigation.
•Improving operating efficiency and optimizing our asset and liability profile.
•Exploring, at the appropriate time, strategic options to further maximize value for Ambac.

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In 2022, we took important steps to advance these strategic objectives. Key highlights and results include the following:

●	Reported net income of $522 million for the full year 2022
●	Increased Book Value per Share by 24% to $27.85 and Adjusted Book Value per Share by 50% to $28.29
●
Received $1.98 billion from the settlement of RMBS representation and warranty litigations, recognizing $249 million of gains, partially offset by losses from the extinguishment of secured notes of $53 million.

●	Reduced debt and accrued interest by $1.9 billion, primarily from the RMBS representation and warranty litigation proceeds, and recognized a $134 million discount capture on surplus note repurchases.
●	Repurchased Auction Market Preferred Shares with a liquidation value of $23 million capturing approximately $15 million of discount capture.
●
Increased Specialty Property and Casualty Insurance production by 172% from the fourth quarter of 2021 and $282 million for the full year 2022 up 116% over the prior year. Specialty Property and Casualty Insurance production includes gross premiums written by Ambac's Specialty Property and Casualty Insurance segment and premiums placed by the Insurance Distribution segment, which totaled $90 million in the fourth quarter of 2022, and $282 million for the full year 2022.

●
Decreased our insured portfolio net par outstanding at the Legacy Financial Guarantee business by 19% to $22.6 billion from year-end 2021. This includes reduced Watch List and Adversely Classified Credits by 24%, to $7.8 billion from $10.2 billion at year end 2021. The above mentioned declines were primarily the result of active de-risking transactions including the restructuring of all of our remaining Puerto Rico exposures.

●	Increased Everspan Gross Written Premium to $146 million in 2022, which was a 10 fold increase from 2021
●	Reduced Gross Operating Run Rate Expense in the fourth quarter of 2022 to $16.3 million
●	Acquired All Trans and Capacity Marine, representing approximately $60 million of expected premium placed for Cirrata

2022 Pay Decisions
2022 compensation decisions reflect our compensation principles:
•Link short-term incentives to the Company's operational, strategic, and financial performance;
•Use long-term incentives to further align the interests of our executives with stockholders by providing that all LTIP awards are denominated in stock units, with payouts based on performance metrics that we believe drive long-term value for stockholders; and
•Support the retention and attraction of key executive talent.
Base salaries in 2022 for each of our NEOs were reviewed and approved by the Compensation Committee, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position.
In 2022, the Compensation Committee incorporated gross written premiums as a financial performance metric for our specialty P&C insurance business, and increased the overall weightings assigned to financial performance metrics in the incentive compensation plans for senior management.
STIP awards for 2022 were determined based on a structured and objective approach in which 60% of an executive officer's annual STIP award was based on the Company’s achievement of pre-established financial

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performance targets at the Company related to (i) increases in gross written premium at Everspan , (ii) reductions in Net Par Outstanding1 in the legacy financial guarantee insured portfolio, and (iii) reductions in Gross Operating Run Rate Expense;1 and the remaining 40% of an executive officer's STIP award for 2022 was based on strategic performance goals, including business unit results and individual performance, a majority of which are based on objective, quantifiable or financial outcomes.
Long-term incentive awards granted in early 2022 were also reviewed and approved by the Compensation Committee, based on a review of relevant market data and each executive’s performance for the prior year. The 2022 long term incentive awards include restricted stock units (30% of total long term incentive award) which vest annually over a three year period and performance stock units (70% of total long term incentive award), tied to quantitative metrics that reflect the long term goals that the Compensation Committee believes will drive stockholder value. Vesting of performance stock units is subject to the satisfaction of certain performance goals, which will be determined at the end of a three year performance period, and application of the rTSR modifier at the end of three years (described below).
2022 Say on Pay Vote and Stockholder Outreach
At our 2022 annual meeting of stockholders, our Say on Pay proposal received support from stockholders representing over 50% of our common stock present, in person or by proxy at the meeting.  While we greatly appreciate the support of a majority of our stockholders with regard to our executive compensation program, our Compensation Committee also endeavors to understand the concerns of our stockholders who did not support our executive compensation program. We are committed to a corporate governance approach that aligns the interests of management, the Board of Directors and our stockholders. Over the course of 2022, the Chairman of the Board, along with the Chairs of the Compensation Committee and the Governance and Nominating Committee solicited feedback from stockholders representing approximately 46% of our outstanding common stock and from certain proxy advisory firms. These stockholders and proxy advisory firms provided important feedback concerning our executive compensation program.

______________________________
1    Reductions in Net Par Outstanding as of December 31, 2022 under the STIP were measured against Net Par Outstanding as of January 1, 2022. Gross Operating Run Rate Expense is measured by comparing actual gross operating run rate expenses in the fourth quarter to performance goals established against budgeted amounts.

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While the feedback on our executive compensation program was generally favorable, a number of stockholders provided input on certain changes they would like the Company to consider. As a result of the feedback received from stockholders, the Compensation Committee and the Board of Directors responded as follows:

WHAT WE HEARD		WHAT WE DID
Increase the weighting of the financial performance metrics in the Short Term Incentive Plan.	●	In 2023, we increased the weighting of the Short-Term Incentive Compensation Plan ("STIP") financial performance metrics from 60% to 70%,
Place a greater emphasis on total stockholder return as part on of the compensation program.	●	Given the unique profile of our business (legacy business in run-off and a new and growing specialty P&C business), which presents certain challenges in identifying directly comparable peers, we maintained the impact of the rTSR modifier at +/- 20% with respect to our LTIP Awards in 2023 so that any final performance stock unit ("PSU") award payout at the end of the three year performance period may be increased or decreased by 20% if the Company's stock performance compared to the Company's peer group is at or above the 75th percentile or at or below the 25th percentile, respectively.
Continued focus needs to be on the legacy Financial Guaranty business to drive value.	●
Re-evaluated the key de-risking initiatives for the legacy Financial Guaranty business with a focus on value enhancing initiatives including reductions in Net Par Outstanding and Watch List and Adversely Classified Credits as key metrics in the STIP and LTIP, respectively.

The timeline for value creation must be considered and should impact and incentivize management judgements.	●	Introduced a comprehensive strategic review of AAC, on a time and risk adjusted basis, as a key performance goal connected to the STIP evaluation
The Compensation Committee also made the following changes to the design of the 2023 compensation program, with an increased emphasis on the specialty P&C insurance business.
Changes to the 2023 Short Term Incentive Plan Design, include:
•Increase in the weighting of the financial performance metrics from 60% to 70%; and
•Inclusion of an additional financial performance metric for the specialty P&C insurance business with aggregate weighting increased to 50%.
Changes to the 2023 Long Term Incentive Plan Design, include:
•Increase in the PSU weighting related to results from the specialty P&C insurance business from 40% to 78.5% with a corresponding reduction in weighting of performance metrics related to our legacy financial guarantee business.
As we have indicated in prior years, as Ambac's specialty P&C insurance business continues to grow and the legacy Financial Guaranty business progresses to a stable run-off, the Compensation Committee intends to shift the Company's performance metrics to be more heavily weighted to the achievement of results in the specialty P&C insurance business. Nevertheless, as the legacy Financial Guaranty business remains a material part of Ambac's business and value, we will retain key metrics and goals, which we believe will be material determinants of delivering value to shareholders from the legacy Financial Guaranty businesses.

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Our Compensation Philosophy and Objectives
Our executive compensation program is designed to support achievement of our key business objectives. The Compensation Committee monitors and oversees all facets of the program, including incentive plan design, benchmarking, and the performance goal-setting process, and approves executive pay programs that tie a substantial portion of compensation to goal achievement. The Compensation Committee also retains the authority to make discretionary adjustments to further recognize overall Company performance and enhance alignment with stockholders and is committed to monitoring and adapting to evolving compensation standards. Specifically, our executive compensation program has the following objectives:

Objectives	Details
Attract, retain and motivate executives and professionals of the highest quality and effectiveness	●	Provide compensation opportunities that are competitive with practices of similar financial services organizations operating within the same marketplace for executive talent.
Align pay with performance	●	A substantial portion of each executive’s total compensation is variable and performance-based.
	●	The design of our incentive plans focus on rewarding performance aligned with our key business strategies.
Further align our executives’ long-term interests with those of our stockholders	●
Balance use of cash and equity based compensation, with a greater emphasis on the latter and short and long-term incentives that further align management's interests with those of our stockholders and support retention.

Discourage excessive risk taking	●	Maintain policies that support good governance practices and mitigate against excessive risk taking.
Determining Executive Compensation
The Compensation Committee bases current pay levels on numerous factors, including competitive pay practices in the financial services industry, the scope and complexity of the functions of each NEO’s role, the contribution of those functions to our overall performance, individual experience and capabilities, and individual performance. Any variations in compensation among our NEOs reflect differences in these factors. The Compensation Committee monitors the effectiveness of our compensation programs throughout the year and performs an annual reassessment of the programs at the beginning of the year in connection with year-end compensation decisions and future goal settings.
Compensation Consultants
The Compensation Committee has authority to retain compensation consulting firms to assist it in the evaluation of executive officer and employee compensation and benefit programs. The Compensation Committee retained Meridian Compensation Partners, LLC as its independent compensation consultant to advise on the 2022 compensation cycle, which included year-end compensation decisions made in the first quarter of 2023. Meridian provides an objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives. Specifically, Meridian advised the Compensation Committee with respect to compensation trends and best practices, incentive plan design, competitive pay levels, and individual pay decisions with respect to our NEOs. The Compensation Committee has assessed the independence of Meridian pursuant to applicable SEC rules and concluded that no conflict of interests exists that would prevent Meridian from independently advising the Compensation Committee.
Competitive Compensation Considerations
Because the competition to attract and retain high performing executives and professionals in the financial services industry is intense, the amount and composition of total compensation paid to our executives must be

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considered in light of competitive compensation levels. To help inform the Compensation Committee's compensation decisions for the NEOs for 2022, Meridian prepared a benchmarking analysis that compared the compensation levels for our NEOs to that of officers in comparable positions across a selected peer group of companies. However, the Compensation Committee does not rely on this information to target any specific pay percentile for our NEOs. Instead, they use this information to provide a general review of market pay levels and practices and to ensure that informed decisions are made regarding our executive pay programs.
At present, Ambac has no directly comparable business peers, and thus peer selection is a challenge. Ambac believes that the most relevant criteria in the selection of its peer group is the consideration of asset value and enterprise value as these variables are the best indicators of the complexity of an organization and are most useful when considering competitive compensation packages for our NEOs. Each year the Compensation Committee reviews the Company's peer group and considers adjustments if appropriate. Key criteria used to assess current and potential peer companies include financial services industry sector focus (i.e., specialty insurance, specialty finance, property and casualty insurance, financial guaranty and run-off insurance), organizations that manage distressed assets, and organizations of similar size and scope (market capitalization, assets and enterprise value). Based on a review conducted in 2022 in preparation for the 2022 compensation cycle, we revised the list of peer companies to: (i) be more reflective of Ambac's size, (ii) add more property and casualty insurance companies, (iii) reflect the event driven nature of our business and the risks we face, (iv) capture the markets and businesses in which we operate and (v) reflect the market for executive talent. We expect our peer group comparability will materially change in the coming years as we transition fully from our legacy financial guaranty business to our new specialty property and casualty insurance business.
The table below provides summary financial information regarding Ambac and the comparator group used for the 2022 compensation cycles.

Comparator Group used for 2022 Compensation Cycle	Primary Industry	Market Capitalization ($ in millions)	Assets ($ in millions)	Enterprise Value ($ in millions)
Argo Group International Holdings, Ltd.	Property & Casualty Insurance	$906	$10,034	$1,465
Assured Guaranty Ltd.	Financial Guaranty Insurance	3,733	16,843	5,896
Enstar Group Limited	Reinsurance	3,933	22,154	5,292
Hanover Group, Inc.	Property & Casualty Insurance	4,806	13,997	5,283
HCI Group, Inc.	Property & Casualty Insurance	347	1,803	416
Horace Mann Educators Corporation	Multi-line Insurance	1,528	13,447	2,859
MBIA Inc.	Financial Guaranty Insurance	705	3,375	4,047
PRA Group, Inc.	Consumer Finance	1,317	4,176	3,809
ProAssurance	Property & Casualty Insurance	943	5,700	1,361
RLI Corp.	Property & Casualty Insurance	5,957	4,767	6,148
Selective Insurance	Property & Casualty Insurance	5,351	10,802	6,090
SiriusPoint Ltd.	Property & Casualty Insurance	946	11,036	1,275
White Mountains Insurance Group, Ltd.	Property & Casualty Insurance	3,589	7,389	4,137
Ambac Financial Group, Inc. (1)		$784	$7,973	$5,670
Percentile Rank vs. Peer Group		12%	44%	80%
Note: Financial data reflects information available as of December 31, 2022
Source: S&P Capital IQ
(1)    Ambac's Enterprise Value includes the obligations of Variable Interest Entities for which Ambac or its subsidiaries are required to consolidate as a result of its financial guarantee insurance policies, plus its market capitalization, the value of all outstanding debt, preferred equity and total noncontrolling interests, less cash and cash and cash equivalents.
The Role of Management in Determining Pay
Generally, our Chief Executive Officer reviews the competitive compensation data for each of the other NEOs, considers both individual, departmental and Company performance, measured against financial performance metrics and strategic performance goals established at the beginning of the year, and makes a recommendation to

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the Compensation Committee for base salary and annual short- and long-term incentive awards. The Chief Executive Officer typically participates in Compensation Committee meetings at the Compensation Committee’s request to provide background information regarding performance against the Company’s strategic objectives and to evaluate the performance of, and compensation recommendations for, each of the other NEOs.
The Committee utilizes the information provided along with input from the compensation consultant and the knowledge and experience of the Committee’s members in making compensation decisions. Our NEOs do not propose or seek approval for their own compensation. The Chairman of the Compensation Committee, with input from the Chairman of the Board of Directors, recommends the Chief Executive Officer’s compensation to the Compensation Committee. See "Directors, Executive Officers, and Corporate Governance."
Elements of Pay
Compensation for each of our NEOs is viewed on a total compensation basis and comprised of the following elements of pay:

Compensation Element	Purpose
Base Salary	●
Provides a minimum, fixed level of cash compensation to compensate executive officers for services rendered during the fiscal year that is competitive with organizations operating within the same marketplace for executive talent.

Bonuses	●	While bonus payments are not regular part of Ambac's compensation mix, from time to time, the Compensation Committee may approve a special one-time bonus in recognition of an extraordinary outcome or promotion.
Short Term Incentive Awards	●
Drive achievement of annual corporate goals, including key financial and operating results by setting pre-established financial performance targets and strategic performance goals at the Company. Annual STIP awards are paid in cash.

Long-Term Incentives	●
Further align executive officers’ interests with the interests of stockholders by rewarding increases in the value of our share price, and tying long-term incentive compensation to performance metrics that we believe to be important value-drivers for our stockholders. LTIP awards are strictly equity based and denominated in PSUs and RSUs.

Post-Employment Benefits	●
Provide certain severance benefits to our executive officers. See “--Post-Employment Benefits” and for a description of post-employment benefits payable to Messrs. LeBlanc, Trick and Ksenak, see “Agreement with Claude LeBlanc,” and “Agreements with Other Executive Officers."

Perquisites	●	Provide a limited number of perquisites to all our employees, including our executive officers.
Before year-end compensation decisions are made, the Compensation Committee undertakes a comprehensive review of all elements of each executive officer’s compensation. This review includes information on cash and non-cash compensation (including current and prior year base salaries, short-term and long-term incentive awards and other awards), and the value of benefits and other perquisites paid to our executive officers. This comprehensive review is designed to ensure that each member of the Compensation Committee has a complete picture of the compensation and benefits paid to each of our executive officers.
The following table shows the base salary and incentive compensation paid to our NEOs for their performance in 2022 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table by showing the value of the LTIP stock unit awards granted in 2023 for 2022 performance. The actual number of PSUs and RSUs granted was calculated based on an average closing price of Ambac common stock on the NYSE for the twenty trading days immediately preceding the grant date, March 3, 2023 ($16.30), which were awarded based on 2022 performance, but are not reflected in the Summary Compensation Table because of SEC rules on proxy statement disclosure.

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					Long Term Incentive Plan
Name	Year	Salary ($)	Bonus ($)	Short Term Incentive Plan ($)	PSU Awards ($)	RSU Awards ($)	Total ($)
Claude LeBlanc	2022	900,000		1,827,000	2,677,500	1,147,500	6,552,000
David Trick	2022	750,000		663,100	647,500	277,500	2,338,100
David Barranco	2022	500,000		707,500	595,000	255,000	2,057,500
Stephen M. Ksenak	2022	600,000	74,000	646,600	525,000	225,000	2,070,600
R. Sharon Smith	2022	500,000	20,000	685,400	577,500	247,500	2,030,400
Pay Mix
A substantial portion of target total compensation is delivered through variable performance or equity based incentives that are at risk. As reflected in the table above and the graphs below, variable performance or equity based incentives constitute 86% of our CEO compensation mix and 72% of our NEO compensation mix.

CEO Total Direct Compensation	CEO Performance/Equity Based Incentive Compensation

Other NEOs Total Direct Compensation	Other NEOs Performance/Equity Based Incentive Compensation

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Base Salary. Base salaries are intended to reflect the experience, skill and knowledge of our executive officers in their particular roles and responsibilities, while retaining the flexibility to appropriately compensate for fluctuations in performance, both of the Company and the individual. Base salaries for our executive officers and any subsequent adjustments thereto are reviewed and approved by the Compensation Committee annually, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position. The base salaries paid in 2022 to each of our NEOs was unchanged from prior years. Mr. LeBlanc received a base salary of $900,000; Mr. Trick, $750,000; Mr. Barranco, $500,000; Mr. Ksenak, $600,000; and Ms. Smith, $500,000. Each of Messrs. LeBlanc, Trick and Ksenak is a party to an employment agreement with the Company that provides for a minimum annual base salary during the term of the respective agreement. See "Agreement with Claude LeBlanc," and “Agreements with Other Executive Officers.”
Incentive Compensation. Incentive compensation is a key component of our executive compensation strategy. Our incentive compensation awards generally have two components: Short Term Incentive Plan awards (consisting of annual cash incentive awards) and Long Term Incentive Plan awards (which are equity-based). Annual decisions with regard to incentive compensation are generally made in February of each year. Incentive compensation payouts can be highly variable from year to year, is at risk, subject to performance criteria and impacted by the value of Ambac's common stock.
Short Term Incentive Compensation. Annual incentives for our NEOs are meant to reward performance. Sixty percent (60%) of NEO 2022 short term incentive compensation awards were measured against pre-established financial performance targets at the Company related to: (i) gross written premium at Everspan; (ii) reductions in Net Par Outstanding in the legacy financial guarantee insured portfolio and (iii) reductions in Gross Operating Run Rate Expenses. These metrics were chosen because the Compensation Committee believed that they would be key drivers of stockholder value in 2022.
The remaining forty percent (40%) of the short term incentive compensation award is based on strategic performance goals, more than fifty percent (50%) of which can be reviewed against objective, quantifiable or financial outcomes. See "Compensation for Each of Our Named Executive Officers in 2022 - Strategic Performance Goals." These goals include formula driven financial performance targets as well as the following strategic goals:
•Continue to actively identify potential actionable new business opportunities to engage and pursue that meet Board approved criteria, and are consistent with the Company's specialty property and casualty insurance strategy.
•Effective litigation management;
•Active de-risking and ongoing rationalization of Ambac's capital and liability structures; and
•Continue to increase organizational effectiveness, efficiency of the operating platform, and simplification of business controls, policies and procedures without increasing operational risk.

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The Compensation Committee believes that it is important to establish strategic performance goals, a majority of which are based on objective, quantifiable or financial outcomes, because of the uncertainties associated with our legacy operating subsidiaries, AAC and Ambac UK, which are not writing new business and are in runoff, and Ambac’s strategic shift towards growing our specialty P&C insurance platform.
The Compensation Committee assigns to each NEO an annual target incentive opportunity, which is based on the executive’s position and the scope of responsibilities. Target annual incentives (as a percent of base salary) for the NEOs for 2022 were set as follows: 125% for the Chief Executive Officer; and between 55% and 85% for each of the other NEOs. Actual incentive payouts can range from 0% to 200% of target for each of the NEOs based on the Compensation Committee’s review of overall performance relative to the financial performance targets and strategic performance goals noted above.

Key Changes in 2023 to Short Term Incentive Program: For the 2023 performance year, the Compensation Committee amended the financial performance metrics of the STIP to include Everspan performance, weighted at 25%; Cirrata Group performance, weighted at 25%; reductions in Net Par outstanding in the insured portfolio, weighted at 10%; and reductions in Gross Operating Run Rate Expenses, weighted at 10%. In addition, the Committee amended the strategic performance goals to add AAC value realization; the expansion of Ambac's internal shared services platform, 22[0] Business Services; and eliminated the metric related to loss recovery through effective litigation management. The Committee also increased the weighting of the STIP financial performance metrics from 60% to 70%.

Long Term Incentive Compensation. Our LTIP awards focus on the attainment of long term performance goals and objectives, which are instrumental in creating long term value for stockholders and long term retention incentives for our executives. The Compensation Committee reviews the LTIP targets each year for competitive alignment. The Compensation Committee also reviews market trends related to the award mix and determines the appropriate mix of equity instruments considering market benchmark data.

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In the first quarter of each year, LTIP compensation awards (the size of which relates to the prior year's performance) are granted to our NEOs. In 2022, the Compensation Committee revised the LTIP performance metrics to better align management's goals with certain key drivers of stockholder value: risk reduction and the achievement of certain EBITDA goals at Everspan and Xchange. LTIP awards granted in 2022 will be measured based on (i) reductions in Watch List and Adversely Classified Credits at AAC weighted at 60% and (ii) the achievement of certain EBITDA targets at at Everspan and Xchange each weighted at 20%. In addition, the 2022 LTIP awards were amended to increase the impact of the Total Shareholder Return ("rTSR") modifier which serves as an additional metric with respect to performance based LTIP award payouts. The rTSR modifier for 2022 LTIP awards can cause any final PSU award payout at the end of a three year settlement period to be increased or decreased by 20% if the Company's stock performance compared to a peer group is at or above the 75th percentile or at or below the 25th percentile, respectively.
LTIP awards in 2022 were denominated 70% in performance stock units (“PSUs") and 30% in restricted stock units ("RSUs"). PSUs represent a promise to deliver, within 75 days after the end of a three-year performance period, a number of shares of Ambac’s common stock ranging from 0% to 200% (not including any adjustment that may be applied pursuant to the rTSR modifier) of the amount of the initial grant, depending on the achievement of financial performance objectives determined by the Compensation Committee at the time of the grant. The RSUs are time-based awards and were granted in order to encourage the retention of our most valued employees. The RSUs granted as part of the 2022 LTIP awards represent the right to receive an equivalent number of shares of Ambac’s common stock and will vest and settle in three equal annual installments in February of 2023, 2024 and 2025.
The Compensation Committee determined the target value of the 2022 LTIP awards granted to each of our NEOs based on the Company’s overall results, the individual executive’s contribution to overall performance, external market benchmark data and the proportion of total compensation comprised of LTIP awards. In addition, in setting target value of the 2022 LTIP awards granted to Messrs. LeBlanc, Trick and Ksenak, the Committee considered the terms and conditions set forth in their respective employment agreements. See "Agreement with Claude LeBlanc," and "Agreements with Other Executive Officers.”

Key Changes to Long Term Incentive Program for 2023 LTIP Grants: The Compensation Committee revised the PSU performance metrics to focus on new business growth at Everspan and Cirrata Group. PSU awards granted in 2023 will be measured based on the achievement of certain goals related to cumulative gross written premium and cumulative EBITDA at each of Everspan and Cirrata Group. Reduction in Watch List and Adversely Classified Credits was retained for the 2023 Long Term Incentive Program. LTIP awards in 2023 were denominated 70% in PSUs and 30% in RSUs.

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LTIP Metrics. The metrics used to judge performance for PSU awards granted in February 2022 are reductions in Watch List and Adversely Classified Credits2 at AAC weighted at 60% and the achievement of certain cumulative EBITDA goals at Everspan3 and Xchange4 each weighted at 20%. The following table sets forth the percentage of the 2022 PSU target award that each of our named executive officers could earn under the 2022 PSU award agreement as of the last day of the three year performance period.

Percentage of LTIP PSU Target Award Earned	Cumulative EBITDA		Watch List and Adversely Classified Credits ($ in billions) (*)
	at Everspan ($ in millions) (*)	at Xchange ($ in millions) (*)
200%	$8.5	$33.3	$5.3
100%	$4.5	$26.6	$6.0
0	$0.0	$20.0	$6.7
(*)    Linear interpolation between levels of Cumulative EBITDA at each of Everspan and Xchange and Watch List and Adversely Classified Credits will result in a proportionate amount of the PSU target Award becoming earned and vested.
Following the end of the Performance Period, the Compensation Committee will determine the extent to which each participant’s PSU award has been earned and the amount payable. The Compensation Committee may, in the exercise of its discretion, reduce the amount of any PSU award that otherwise would have been earned based on the satisfaction of the performance metrics, but may not increase the size of any PSU award.
The ultimate value of the PSUs and RSUs directly depends on the value of our common stock at the time of vesting. Each individual who receives a PSU or RSU becomes, economically, a long-term stockholder of the Company, with the same interests as our other stockholders. As a result, we believe our NEOs have a demonstrable and significant interest in increasing stockholder value over the long term.
Bonus. While bonus payments are not regular part of Ambac's compensation mix, in 2022 Mr. LeBlanc recommended that special one-time bonuses be paid as performance outcome adjustments to Mr. Ksenak and Ms. Smith based on his assessment of their respective individual contributions to the strategic performance goals that were assigned to him by the Compensation Committee.

________________________
2     Adversely Classified Credits represent credits that are either in default or have developed problems that eventually may lead to a default. Watch List credits represent credits that demonstrate heightened potential for future adverse development based on qualitative and quantitative stress assumptions.
3    Cumulative EBITDA at Everspan is calculated by taking 100% of Everspan Group’s earnings before interest, taxes, depreciation and amortization (calculated in accordance with US GAAP as in effect at beginning of the Performance Period) through the end of the performance period. Cumulative Everspan EBITDA shall be adjusted to exclude the impact of any other costs as determined in the sole discretion of the Board of Directors.
4    Cumulative EBITDA at Xchange is calculated by taking 100% of Xchange’s earnings before interest, taxes, depreciation and amortization (calculated in accordance with US GAAP as in effect at beginning of the performance period) through the end of the performance period. Cumulative Xchange EBITDA shall be adjusted to exclude the impact of retention payments to Xchange employees in connection with the acquisition by Ambac; M&A EBITDA or any associated costs; and any other adjustments as determined in the sole discretion of the Board of Directors.

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Compensation for Each of Our Named Executive Officers in 2022
Our Chief Executive Officer
Mr. LeBlanc. Effective January 1, 2017, Claude LeBlanc was appointed President and Chief Executive Officer of Ambac and AAC. The Compensation Committee, which received input and advice from its nationally recognized independent compensation consultant, Meridian Compensation Partners, LLC, authorized the Company to enter into an employment agreement with Mr. LeBlanc on December 8, 2016, and amended on February 26, 2020. Pursuant to the employment agreement, as amended, Mr. LeBlanc is paid an annual base salary of $900,000. The employment agreement also provides that Mr. LeBlanc is eligible to receive (i) a target annual STIP award set at no less than 100% of his base salary and (ii) a target annual long-term incentive award set at no less than 150% of his base salary, as determined in the discretion of the Compensation Committee.
The Short Term Incentive Plan is a blend of financial performance metrics and strategic performance goals, over 80% of which are, in the aggregate, objective and/or quantifiable. These goals include formula driven financial performance targets as well as strategic goals to de-risk the insured portfolio; effectively manage loss recovery through litigation; increase organizational effectiveness; and identify and pursue new business opportunities that meet Board approved criteria.
Sixty percent (60%) of the STIP award paid to Mr. LeBlanc for 2022 was based on the achievement of the financial performance metrics related to: (i) gross written premium at Everspan weighted at 20%; (ii) reductions in Net Par Outstanding in the legacy financial guaranty insured portfolio weighted at 60%, and (iii) reductions in Gross Operating Run Rate Expenses weighted at 20%.
The remaining forty percent (40%) of the STIP award paid to Mr. LeBlanc was based on the achievement of strategic performance goals established by the Compensation Committee for both the legacy financial guaranty business and the growing specialty P&C insurance business. A majority of these strategic performance goals are objective and/or quantifiable.
Given Ambac’s evolution and growing specialty P&C insurance platform, the Compensation Committee decided to increase the weighting in STIP of the financial performance metrics compared with the strategic performance goals in 2022.
Performance Against STIP Metrics. Mr. LeBlanc’s target STIP was set at $1,125,000. On a blended basis, weighting the financial performance metrics at 60% and the strategic performance goals at 40%, Mr. LeBlanc's STIP award multiplier was set at 1.625x target, and he was granted a 2022 STIP award of $1,827,000, which was an increase from his 2021 STIP award of $1,699,000, which was based on a multiplier of 1.51x target. Described below are the metrics, performance goals and final measured outcomes used in determining Mr. LeBlanc’s award.
For the 2022 fiscal year, we established the following targets for each of our STIP financial performance metrics and assigned the following weighting factors:

($ in millions)	Weighting Factor	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)
Net Par Outstanding	60%	$24,900	$24,200	$23,200
Gross written premiums at Everspan	20%	$125	$160	$175
Gross Operating Run Rate Expenses	20%	$17.4	$16.9	$16.5
The 2022 Gross Operating Run Rate Expense ("GORRE") target was higher than the target for 2021 ($16.7 million). The year-over-year increase in the target GORRE resulted from a change in budgeted performance compensation targets and grants, and the impact of inflation on budgeted expenses, such as healthcare, corporate insurance, audit services and other operating costs, which collectively outweighed the impact of other budgeted

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cost reductions. The 2023 GORRE target has been set to reflect materially lower expenses as compared to the 2022 target.
The following graph/charts shows the Company's 2022 actual performance compared to the threshold, target and maximum achievement levels as established for each of the financial performance metrics.

Gross Written Premiums at Everspan	Net Par Outstanding	Gross Operating Run Rate Expenses
($ in Millions)	($ in Billions)	($ in Millions)

Threshold	Target	Maximum	------	Actual
Under Mr. LeBlanc's leadership in 2022, Ambac exceeded the maximum performance goals for reducing Net Par Outstanding and reducing Gross Operating Run Rate Expenses. With respect to gross written premiums at Everspan, we finished the year below target, but exceeded threshold performance. Ambac's Net Par Outstanding at the beginning of the performance period of $28.0 billion was reduced to $22.9 billion. Gross written premiums at Everspan for the full year 2022 were $146.4 million. Gross Operating Run Rate Expenses for the fourth quarter of 2022 were reduced to $16.3 million. Applying the appropriate weighting to each performance metric as set forth above and using the appropriate payout levels for STIP awards under Mr. LeBlanc's employment agreement, the Committee assigned a 1.76 multiplier to the financial performance portion of Mr. LeBlanc's target STIP award for 2022.
Strategic Performance Goals. In determining the other forty percent of Mr. LeBlanc's 2022 STIP award, the Compensation Committee gave consideration to the Company’s results against the strategic performance goals described below, which were communicated to Mr. LeBlanc in the first quarter of 2022.
For each of these performance goals the Compensation Committee assigned a relative weighting based on the current importance of such performance goals to the Company, with an aggregate total weighting of 100%. To assess results against these performance goals, the Committee utilized a definitive score card methodology to achieve a consistent, formula driven ratings process. Score results were determined by the Committee for each category and could range from 0-5, with 0 to 1 indicating results that were below the anticipated outcomes; a score between 2 and 3 indicating results were slightly below to slightly above the anticipated outcomes; and a score between 4 and 5 indicating results that exceeded or far exceeded the anticipated outcomes.

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The strategic performance goals for each category can be further bifurcated between (i) objective, quantifiable or financial performance goals to which the defined scorecard methodology is applied and (ii) well defined strategic goals relating to key components of the Company’s reported strategic priorities, to which the defined scorecard methodology is also applied.
After measuring and calculating the actual results against the strategic goals outlined herein, some of which are set forth below, the Committee utilized the pre-defined scorecard methodology to arrive at a performance rating for each category. The performance ratings were then applied against the pre-determined weightings outlined herein to arrive at a formulaic outcome for the Chief Executive Officer that was not subject to any override or adjustments.

Strategic goals related to active de-risking and ongoing rationalization of Ambac's capital and liability structures, as well as organizational effectiveness were weighted at 20%, and included among other things

Goals	Results
✓ Active De-Risking at the Legacy Financial Guarantee business
◦Total net par down $5.4 billion or 19% through December 31, 2022 (compared with an 17% reduction in full year 2021);
◦Watch List and Adversely Classified Credits’ down $2.4 billion or 24% through December 31, 2022 (compared with an 23% reduction in full year 2021); and
◦Final resolution of restructuring of all remaining Puerto Rico exposures resulting in, among other things, a cumulative reduction at year-end of $9.3 billion of insured P&I or 91% since 2019.

✓ Ongoing rationalization of Ambac's and its subsidiaries' capital and liability structures.
◦AAC redeemed $1.2 billion of Sitka Notes and $212 million of Tier II Notes;
◦AAC repurchased $602 million of principal and accrued interest of surplus notes (including $122 million from AFG) capturing $162 million of discount;
◦AAC repurchased Auction Market Preferred Shares with a liquidation preference of $23 million capturing approximately $15 million of discount
◦AFG Repurchased 1.6 million shares of Ambac common stock at an average price of $8.86 per share.

✓ Continue to increase organizational effectiveness, efficiency of the operating platform and simplification of business controls, policies and procedures without increasing operational risk
◦Launch of implementation of Cirrata’s IT platform to support growth of MGA/MGU businesses;
◦Implementation of robust cybersecurity infrastructure to ensure the integrity and security of Ambac’s systems, protect against emerging threats, Data Loss Prevention, provide for 24x7 Security Operations Center monitoring and ensure compliance with all regulatory requirements;
◦Build-out of ERM framework for Xchange and Everspan; and
◦Advancement of internal controls over financial reporting readiness for both Everspan and Xchange.

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Strategic goals related to new business activities were weighted at 60%, and included among other things
Goals	Results
✓ Overall New Business ◦Stand up Business Services platform ◦Continue to manage deal pipeline of new business initiatives ◦Materially advance de novo/additional MGA acquisition strategy

◦Acquisition of All Trans and Capacity Marine, representing approximately $60 million of expected premium placed for Cirrata
◦Announced the incubation of PenPoint Specialty Insurance Services LLC, Ambac's first de novo MGA
◦Xchange Benefits, LLC acquired the renewal rights of Employer Benefit Underwriters, Inc.’s employer stop loss portfolio

✓ Everspan
◦Program Onboarding
◦Actively manage and facilitate AM Best relationship and maintain AM Best A- rating
◦Actively pursue P&C license expansion
◦Develop strategic relationships with MGAs to bolster Everspan growth

◦Everspan added 8 new MGA programs in 2022 and generated $146 million of gross premiums
◦Everspan successfully renewed its AM Best A- rating and Class VIII designation
◦Material expansion of Everspan’s admitted licensing capabilities across 5 admitted carriers for all 50 states

Strategic goals related to litigation strategy were weighted at 20%, and included among other things
Goals	Results
✓ Effective Litigation Management ◦Progress toward resolution of main Countrywide case ◦Materially advance or resolve other Bank of America related litigations and Nomura litigation	◦Settled legacy RMBS litigations with Bank of America for $1.84 billion ◦Settled litigation with Nomura Credit & Capital, Inc. for $140 million
The Committee considered each of the strategic performance goals outlined above in evaluating Mr. LeBlanc's overall performance, assigned a score from 0-5 for each goal and then applied the scores to the relative weightings assigned to the performance goals at the beginning of 2022 to arrive a 1.42 multiplier to the strategic performance goals for Mr. LeBlanc's target 2022 STIP award. Weighting this multiplier at 40% and the 1.761 multiplier for the financial performance goals at 60% of Mr. LeBlanc's target STIP award for 2022 produced an overall multiplier of 1.625 times target for Mr. LeBlanc's 2022 STIP award.
LTIP Award. In addition to his STIP award, in 2023 Mr. LeBlanc received an LTIP award denominated 100% in stock units with an aggregate target value of $3,825,000, primarily reflecting Mr. LeBlanc's outstanding leadership and focus on executing the Company's strategic priorities through the challenges and uncertainties of 2022, including, among other things:
•Reduced debt and accrued interest by $1.8 billion resulting in a $150 million discount capture;
•Reported $249 million gains related to RMBS representation and warranty litigation settlements;

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•Specialty P&C Insurance production, which includes gross premiums written by Ambac's Specialty P&C Insurance segment and premiums placed by the Insurance Distribution segment, totaled $90 million in the fourth quarter of 2022, an increase of 172% from the fourth quarter of 2021 and $282 million for the full year 2022 up 116% over the prior year; and
•Decreased our insured portfolio net par outstanding at AAC and its subsidiaries by 19% to $22.6 billion from year-end 2021 including the restructuring for all remaining Puerto Rico exposures.
Any payout under the 2023 LTIP awards is completely formula driven based on the achievement of objective and quantifiable financial performance metrics against pre-set targets at the end of a three-year performance period. The Compensation Committee believes it struck the right balance between paying for current performance, on the one hand, and the desire to keep Mr. LeBlanc focused on the Company’s long-term performance and continued growth, on the other hand.
Other Named Executive Officers
Performance Against STIP Performance Metrics and Strategic Performance Goals.
The Compensation Committee reviewed the Company's actual performance against each of the financial performance metrics set forth above, and after applying the appropriate weighting to each metric, the Committee assigned the same multiplier as that of Mr. LeBlanc to the financial performance portion of each NEO's 2022 STIP award. In determining the other forty percent of the 2022 STIP award for each of the NEOs (other than Mr. LeBlanc), Mr. LeBlanc reviewed with the Compensation Committee the performance of each NEO individually and their overall contribution to the Company in 2022. In this process, Mr. LeBlanc assigned the same strategic performance goals and objectives to each of the NEOs that were assigned to him by the Compensation Committee, but individually adjusted the relative weighting based on each executive officer's areas of responsibility and influence. In addition, Mr. LeBlanc utilized the same score card approach as the Committee in his evaluation of each NEO in an effort to achieve a consistent ratings process. He also recommended certain adjustments reflecting his view of the NEOs' contributions and influence regarding the outcomes for the strategic performance goals delineated in the score card. In addition, Mr. LeBlanc recommended that special one-time bonuses be paid as performance outcome adjustments to Mr. Ksenak and Ms. Smith based on his assessment of their respective individual contributions to the aforementioned performance goals that were assigned to him by the Compensation Committee. Based on the recommendation of Mr. LeBlanc, the Committee approved the 2022 STIP awards, special one time bonuses, and 2023 LTIP awards granted to each of Messrs. Trick, Barranco and Ksenak, and Ms. Smith, as shown in the table in the section entitled "Elements of Pay."
Performance against 2019 LTIP metrics.
In 2019, we established the following three year goals for each of our LTIP performance metrics and assigned weighting factors based on each NEO's areas of responsibility. In addition, the Company incorporated a relative Total Stockholder Return modifier ("rTSR") that may adjust any calculated payout by 10%, either upwards or downwards, based on AFG’s rTSR percentile ranking for the performance period against a peer group.

At AAC		At Ambac	Percentage of Target Award Earned
Net Asset Value (1) ($ in millions)	Watch List and Adversely Classified Credits Outstanding(1) ($ in billions)	Cumulative EBITDA (1) ($ in millions)

$(180)	$11.5	$35	200%
$(380)	$13.5	$20	100%
$(580)	$15.0	$—	—%
(1)    Linear interpolation between levels results in a proportionate amount of the Ambac LTIP Target Award becoming earned and vested.

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At AAC performance is judged based on (i) increases Net Asset Value weighted at 25% and (ii) reductions in Watch List and Adversely Classified Credit net par outstanding weighted 45%. At Ambac performance is judged based on cumulative EBITDA over the performance period. The following graph/charts shows the Company's actual performance over the three year performance period running from January 1, 2019 through December 31, 2021, compared to the achievement levels set forth in the chart above.

AAC Adjusted Net Asset Value	Watch List & Adversely Classified Credits Outstanding	Ambac Cumulative EBITDA
($ in Millions)	($ in Billions)	($ in Millions)

The following table shows the grant date value of the 2019 LTIP awards granted to each of our NEOs and the amounts realized upon vesting and settlement.

Named Executive Officer	Grant Date value of PSU Award at Target $	Weighting between AAC/ Ambac	Performance Percentage	10% Reduction to Payout Percentage After Applying rTSR modifier	Value of PSU Award on Vesting and Settlement $
Claude LeBlanc	1,809,000	70% / 30%	159.4%	143.5%	1,852,370
David Trick	318,250	70% / 30%	159.4%	143.5%	325,889
David Barranco	318,250	70% / 30%	159.4%	143.5%	325,889
Stephen M. Ksenak	268,000	70% / 30%	159.4%	143.5%	274,429
R. Sharon Smith	268,000	70% / 30%	159.4%	143.5%	274,429
The Committee considered the Company's actual performance against each of the LTIP metrics for AAC and Ambac for each of Messrs. LeBlanc, Trick, Barranco, Ksenak and Ms. Smith. The Net Asset Value at the end of the performance period was $42 million. While Net Asset Value was projected to decrease over the performance period, certain favorable achievements by management, such as (i) the COFINA restructuring, (ii) the Ballantyne Re PLC settlement, (iii) the Citibank - SEC settlement, and (iv) debt reduction from surplus note exchanges, along with the resulting lower net interest expense all contributed to the Net Asset Value increasing during the performance period. Watchlist & Adversely Classified Credit net par outstanding was reduced to $10.3 billion at AAC during the performance period and was positively impacted by active de-risking strategies including credit

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exposure reductions at Ballantyne Re PLC, COFINA and and other risk remediation and reinsurance transactions. Cumulative EBITDA at Ambac of $13 million was below target and was adversely effected by the use of assets for Xchange, Everspan and other investments over the performance period that did not generate revenues for this calculation. Ambac's relative total stockholders return lagged against our peers. Ambac's beginning stock price for the 2019 rTSR modifier was $16.39 while its ending price was $15.25 which resulted in a TSR of -6.98% and a ranking in the bottom 25th percentile of our peer participants which reduced the payout to 90% of the performance metrics.
Perquisites. The Company provided a limited number of perquisites to all our employees, including our executive officers. For Mr. LeBlanc and Ms. Smith, perquisites included reimbursement from Ambac for certain commuting expenses, and for Messrs. Trick and Barranco, included payments for tax preparation services as a result of their roles as executive directors of Ambac UK. Consistent with past practice, in order to support the long-term wellness and productivity of our executive officers, the Company also provided access to an extensive physical examination for all executive officers, at the Company's expense. Mr. Barranco and Ms. Smith accepted this offering in 2022.
Employment Agreements. Certain of our active NEOs have entered into employment agreements with the Company which provide for certain compensation and benefits, including severance benefits in certain circumstances. In December 2016, we entered into an employment agreement with our CEO, Claude LeBlanc, in connection with his appointment, which took effect on January 1, 2017. This agreement was subsequently amended on February 27, 2020. We also entered into an employment agreement with Mr. Trick in November of 2016, and with Mr. Ksenak in January 2017. While the Compensation Committee considers employment agreements customary for the chief executive officer, the Committee believed it was important to execute an employment agreement with each of Messrs. Trick and Ksenak to retain their services to Ambac for the foreseeable future. (See “Agreement with Claude LeBlanc”, and “Agreements with Other Executive Officers” below). Severance Agreements have been entered into with various executive officers when the Compensation Committee believes it is in the best interest of the Company to secure an orderly separation between such officers and the Company, which typically include certain continuing obligations from the departing executive.
Post-Employment Benefits. Pursuant to Ambac's Severance Pay Plan, to provide protection in the event of an involuntary termination, each of our current executive officers (other than Messrs. LeBlanc, Trick and Ksenak) is entitled to receive a severance payment equal to 52 weeks of such executive officer's weekly base salary at the time of termination of his or her employment by Ambac as the result of (i) a job elimination, job discontinuation, office closing, reduction in force, business restructuring, redundancy, or such other circumstances as the Company deems appropriate for the payment of severance or (ii) a “termination by mutual agreement” (as defined in the Severance Pay Plan). In addition to this severance payment, each of our current NEOs (other than Messrs. LeBlanc, Trick and Ksenak) would be entitled to receive reimbursement for a portion of the premiums paid for COBRA continuation coverage under the Company's group health plan for the first twelve months following his or her termination of employment. The portion of the premiums to be paid by the Company will be the same as the amount paid by the Company for the same group health insurance coverage for active employees. For a description of post-employment benefits payable to Messrs. LeBlanc, Trick and Ksenak, see “Agreement with Claude LeBlanc,” and “Agreements with Other Executive Officers."
The 2022 LTIP awards consisted of both PSUs and RSUs. The PSU award agreements for our NEOs provide that if a termination occurs prior to the last day of the performance period by reason of disability, an involuntary termination other than for “cause,” or retirement, the recipient would be entitled to receive the number of earned PSUs which would only be payable at the end of the performance period provided that the performance conditions related to the award were satisfied. If a termination occurs by reason of death, the recipient would be entitled to receive the number of earned PSUs that the recipient would have been entitled to receive had the termination date not occurred prior to the end of the performance period at a 100% overall payout multiple regardless of the outcome of the performance goals or rTSR. Comparable provisions were included in the 2020 and 2021 PSU

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award agreements. The 2021 and 2022 RSU award agreements for our NEOs generally provide that if a termination occurs, other than for “cause” or voluntary resignation, the entire grant of RSUs shall vest on the termination date.
Impact of Regulatory Requirements on Compensation
Effective for tax years beginning on January 1, 2018 or later, The Tax Cut and Jobs Act repealed the performance-based compensation and commission exceptions to the Section 162(m) $1 million tax deduction limitation for compensation paid to covered employees. The definition of covered employees was modified to include the Chief Financial Officer as well as the Chief Executive Officer and officers whose total compensation is required to be disclosed to stockholders by reason of them being amongst the three highest paid officers. Additionally, any individual who is a covered employee for any taxable year beginning after December 31, 2016 will continue to be a covered employee for all subsequent taxable years, including years after the death of the individual.
Our compensation programs are structured to support organizational goals and priorities and stockholder interests. We do not make compensation determinations based on the income tax treatment of any particular type of award.
Compensation Risk Management
Risks Related to Compensation Policies. In keeping with our risk management framework, we consider risks not only in the abstract, but also risks that might hinder the achievement of a particular objective. We have identified two primary risks relating to compensation: the risk that compensation will be insufficient to retain talent and the risk that compensation strategies might result in unintended incentives. To combat the first risk, as noted above, the compensation of employees throughout the Company is benchmarked against comparative compensation data, permitting us to set compensation levels that we believe contribute to low rates of employee attrition. Further, LTIP awards granted to our NEOs and other senior professionals are subject to vesting over a three-year period. We believe both the levels of compensation and the structure of the LTIP awards have had the effect of retaining key personnel.
Our Company-wide year-end compensation program is designed to reflect the performance of the Company, the performance of the business unit in which the employee works and the performance of the individual employee, and is designed to not encourage excessive risk taking. For example, two of the performance metrics used in our 2023 Short Term Incentive Plan (reductions in: Net Par Outstanding in the legacy financial guaranty insured portfolio; and Gross Operating Run Rate Expense), are designed to encourage the reduction of risk and prudent management of the business. In addition, we pay a significant portion of our incentive compensation in the form of LTIP awards that vest over a three-year period, which makes each of our NEOs and other senior professionals sensitive to long-term risk outcomes, as the value of their awards increase or decrease with the price of our common stock.
Further, performance criteria for the PSUs granted as part of the LTIP awards include a relative Total Shareholder Return modifier, which we believe provide our employees additional incentives to prudently manage the wide range of risks inherent in the Company’s business. We are not aware of any employee behavior motivated by our compensation policies and practices that creates increased risks for our stockholders or other constituents.
Risk Mitigating Policies
Stock Ownership Policy. Effective January 1, 2017, all of our executive officers became subject to our Executive Stock Ownership and Retention Policy. The Chief Executive Officer is required to own Ambac common stock equal in value to at least six times his annual base salary, the Chief Financial Officer is required to own Ambac common stock equal in value to at least three times his annual base salary and each other executive officer is required to own Ambac common stock equal in value to at least two times their annual base salary.

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Stock Ownership Requirement
Name	Position with Ambac	Value of required shareholdings	Value of Shares owned at Record Date
Claude LeBlanc	President and Chief Executive Officer and Director	$5,400,000	$8,553,003
David Trick	Executive Vice President, Chief Financial Officer and Treasurer	$2,250,000	$2,556,149
David Barranco	Senior Managing Director	$1,000,000	$1,548,123
Stephen M. Ksenak	Senior Managing Director, and General Counsel	$1,200,000	$1,888,246
R. Sharon Smith	Executive Vice President, and Chief Strategy Officer	$1,000,000	$1,315,454
There is no required time period within which these executive officers must attain the applicable stock ownership level under the Stock Ownership Policy and nothing in the Stock Ownership Policy requires executive officers to meet their applicable stock ownership levels through open market purchases of Company common stock.  Until a covered executive complies with the Stock Ownership Policy, the covered executive is required to retain 100% of net profit shares (which excludes shares withheld or sold to cover applicable taxes) from any compensatory stock award on exercise, vesting or earn-out.  A copy of the Stock Ownership Policy was filed with the SEC as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on December 1, 2016.
Recoupment Policy. Effective January 1, 2017, the Board adopted a Recoupment Policy. Pursuant to the Recoupment Policy, in the event of a “material financial restatement” or the imposition of a “material financial penalty,” the Company will require, to the fullest extent permitted by applicable law, that a covered employee forfeit and/or reimburse the Company for all or such portion (if any) of the covered employee’s “recoverable compensation” as determined in the sole and absolute discretion of the Board, in accordance with the guidelines set forth in the Recoupment Policy. A “material financial restatement” means the restatement of one or more previously issued financial statements of the Company, for any period ending after December 1, 2016, due to a material error or a series of immaterial errors which could be considered material when viewed in the aggregate of any applicable financial reporting requirements under the securities laws. “Material financial penalty” means a penalty, fine, or other monetary sanction levied against the Company after December 1, 2016, by a regulator or other Federal or state governmental authority in an amount deemed material by the Board of Directors in its sole and absolute discretion. “Recoverable compensation” means certain incentive-based compensation received during a three year look-back period during which (i) the financial reporting measure specified in the applicable award was attained or (ii) the conduct giving rise to the imposition of a material financial penalty against the Company took place. If the grant or earning of an award is based, either wholly or in part, on satisfaction of a financial reporting measure, the award would be deemed received in the fiscal period when that measure was satisfied, in each case without regard to any ongoing service-based vesting requirements. Furthermore, if an award is granted or earned upon satisfaction of financial reporting measures that are based on multiple fiscal years (e.g., a three-year average), the whole award would be deemed Recoverable Compensation for purposes of this Policy if any single fiscal year of the performance period occurs during the three year look-back period. A copy of the Recoupment Policy was filed with the SEC as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on December 1, 2016.
Prohibition on Pledging and Hedging and Restrictions on Other Transactions involving Common Stock. Our Insider Trading Policy prohibits our executive officers, employees, and Board members from pledging Ambac common stock or using Ambac common stock as collateral for any margin loan.  In addition, the Insider Trading Policy contains the following restrictions:
•Executive officers, employees, and Board members are prohibited from engaging in transactions (such as trading in options) designed to hedge against the value of the Ambac common stock, which would eliminate or limit the risks and rewards of the common stock ownership;

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•Executive officers, employees, and Board members are prohibited from short-selling Ambac common stock, buying or selling puts and calls on Ambac common stock, or engaging in any other transaction that reflects speculation about the price of Ambac common stock or that might place their financial interests against the financial interests of the Company;
•Executive officers, employees, and Board members are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without pre-approval; further, no Board member or executive officer may trade in our Common Stock without pre-approval; and
•Executive officers, employees, and Board members may trade in Common Stock only during open window periods, and only after they have pre-cleared transactions.
The Compensation Committee has performed a review of compensation policies and practices for all of our employees and has concluded that our compensation policies and practices are not reasonably likely to have a material adverse impact on the Company.
Conclusion
Our compensation program is designed to permit the Company to provide our NEOs with total compensation that is competitive, linked to our performance and reinforces the alignment of employee and stockholder interests. At the same time, it is intended to provide us with sufficient flexibility to assure that such compensation is appropriate to attract and retain employees who are vital to the continued success of the Company and to drive outstanding individual and institutional performance. We believe the program met these objectives in 2022.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosure.”
The say on pay vote is advisory, and therefore not binding on Ambac, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Compensation Committee Report
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Ian D. Haft and Joan Lamm-Tennant
April 20, 2023

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2022 Summary Compensation Table
The table below provides information concerning the compensation of our President and Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers who were executive officers as of December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Claude LeBlanc	2022	900,000	—	3,420,095	1,827,000	38,667	6,185,762
President and Chief Executive Officer	2021	900,000	—	4,358,942	1,699,000	21,373	6,979,315
	2020	900,000	—	3,285,787	1,795,500	30,214	6,011,501
David Trick	2022	750,000	—	827,087	663,100	14,573	2,254,760
Executive Vice President, Chief Financial Officer and Treasurer	2021	750,000	—	1,054,141	659,000	13,898	2,477,039
	2020	750,000	—	866,025	698,000	13,648	2,327,673
David Barranco	2022	500,000	—	760,033	707,500	21,273	1,988,806
Senior Managing Director	2021	500,000	—	968,662	688,000	20,723	2,177,385
	2020	500,000	—	764,144	688,000	13,423	1,965,567
Stephen M. Ksenak	2022	600,000	74,000	670,619	646,600	13,323	2,004,542
Senior Managing Director and General Counsel	2021	600,000	—	854,696	596,000	12,723	2,063,419
	2020	600,000	—	662,263	610,000	12,523	1,884,786
R. Sharon Smith	2022	500,000	20,000	737,673	685,400	42,464	1,985,537
Executive Vice President and Chief Strategy Officer	2021	500,000	—	911,689	612,000	19,623	2,043,312
	2020	500,000	—	611,323	650,000	17,383	1,778,706
(1)A special one-time bonus was paid as a performance outcome adjustment to Mr. Ksenak and Ms. Smith based on Mr. LeBlanc's assessment of their respective individual contributions to the performance goals that were established by the Compensation Committee.
(2)In 2020, 2021 and 2022, each of our NEOs received received performance stock units (“PSUs”) and restricted stock units ("RSUs") pursuant to Ambac’s Long Term Incentive Plan (the "LTIP"). The LTIP is a sub-plan of the 2020 Incentive Compensation Plan. As required by Item 402(c)(2) of Regulation S-K, the value of the PSUs and RSUs reported in the Summary Compensation Table is based on the grant date fair value of awards in the fiscal year actually granted and computed in accordance with FASB ASC Topic 718 based on the probable outcome of performance conditions being achieved, including the value of the rTSR multiplier, if any, without regard to estimated forfeitures. For a discussion of the assumptions made in the valuation, see Note 2, Basis of Presentation and Significant Accounting Policies, to Ambac’s consolidated financial statements for the year-ended December 31, 2022. The value of PSUs awarded in 2022 to each of our NEOs, assuming the maximum payout level of 240% and a share price of $14.85, would have been as follows: for Mr. LeBlanc, $6,426,035; for Mr. Trick, $1,554,011; for Mr. Barranco, $1,428,024; for Mr. Ksenak, $1,260,052; and for Ms. Smith, $1,386,040. The value of PSUs awarded in 2021 to each of our NEOs, assuming the maximum payout level of 220% and a share price of $16.19. would have been as follows: for Mr. LeBlanc, $5,049,030; for Mr. Trick, $1,221,021; for Mr. Barranco, $1,122,038; for Mr. Ksenak, $990,002; and for Ms. Smith, $1,056,038. The value of PSUs awarded in 2020 to each of our NEOs, assuming the maximum payout level of 220% and a share price of $19.50 would have been as follows: for Mr. LeBlanc, $5,321,273; for Mr. Trick, $1,402,530; for Mr. Barranco, $1,237,536; for Mr. Ksenak, $1,072,543; and for Ms. Smith, $990,046. Each of our NEOs received RSUs on February 28, 2022 as part of their 2022 LTIP award grant. These RSUs vest in three equal annual installments on February 28th, 2023, 2024, and 2025. Each of our NEOs received RSUs on March 8, 2021 as part of their 2021 LTIP award grant. These RSUs vest in three equal annual installments on March 8th, 2022, 2023, and 2024. Each of our NEOs received RSUs on March 4, 2020 as part of their 2020 LTIP award grant. These RSUs vested in three equal annual installments on January 2nd, 2021, 2022, and 2023.
(3)The amount included in the "Non-Equity Incentive Plan Compensation " column above includes cash incentive award payments pursuant to the Company's year-end 2022, 2021 and 2020 STIP program, as approved by the Compensation Committee.
(4)"All Other Compensation” for each of our named executive officers in 2022 includes, among other things, contributions by Ambac to the AAC Savings Incentive Plan, as well as a portion of the life insurance premiums paid. In addition for Mr. LeBlanc and Ms. Smith, the amount reported also includes reimbursement from Ambac for certain commuting expenses, and for Messrs. LeBlanc, Barranco and Ms. Smith, the amount reported includes reimbursement from Ambac for the cost of an executive physical. For Messrs. Trick and Barranco, the amount reported includes reimbursement from Ambac for payments for tax preparation services received as a result of services rendered to Ambac UK.

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Grants of Plan-Based Awards in 2022
The following table contains information on the grants of plan-based awards made to each of our named executive officers in 2022 with respect to our STIP and LTIP programs which are administered pursuant to Ambac’s 2020 Incentive Compensation Plan. In 2022, Ambac's LTIP awards granted to our NEOs were denominated 70% in PSUs and 30% in RSUs and STIP awards were denominated 100% as cash inventive cash awards. The terms and conditions of these awards are described in the footnotes and narrative following this table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of Stock Unit Awards ($) (4)
					PSU Awards (2)			RSU Awards (2)
Name and Principal Position	Grant Date	Threshold(3) ($)	Target ($)	Maximum ($)	Threshold(3) (#)	Target (#)	Maximum (#)	#
Claude LeBlanc		$562,500	$1,125,000	$2,250,000	—	—	—	—	—
	February 28, 2022	—	—	—	90,152	180,304	360,608	—	$2,428,695
	February 28, 2022	—	—	—	—	—	—	77,272	991,400
David Trick		$212,500	$425,000	$850,000	—	—	—	—	—
	February 28, 2022	—	—	—	21,802	43,603	87,206	—	$587,332
	February 28, 2022	—	—	—	—	—	—	18,687	239,754
David Barranco		$212,500	$425,000	$850,000	—	—	—	—	—
	February 28, 2022	—	—	—	20,034	40,068	80,136	—	$539,716
	February 28, 2022	—	—	—	—	—	—	17,172	220,317
Stephen M. Ksenak		$200,000	$400,000	$800,000	—	—	—	—	—
	February 28, 2022	—	—	—	17,677	35,355	70,710	—	$476,232
	February 28, 2022	—	—	—	—	—	—	15,151	194,387
R. Sharon Smith		$212,500	$425,000	$850,000	—	—	—	—	—
	February 28, 2022	—	—	—	19,445	38,890	77,778	—	$523,848
	February 28, 2022	—	—	—	—	—	—	16,666	213,825
(1)    STIP target annual incentives are set as a percentage of base salary for each of our NEOs as follows: 125% for the Chief Executive Officer; and between 55% and 85% for each of the other NEOs. Actual incentive payouts can range from 0% to 200% of target for each of the NEOs based on the Compensation Committee’s review of overall corporate performance and individual and business unit achievement relative to the pre-established goals and objectives.
(2)    Each of our NEOs received PSUs and RSUs on February 28, 2022, pursuant to Ambac’s LTIP. The RSUs granted as part of the 2022 LTIP award will vest in three equal annual installments on each of February 28, 2023, February 28, 2024, and February 28, 2025. For the PSUs the number of shares of Ambac’s common stock that may be acquired can range from 0% to 200% of the target award (not including any adjustment that may be applied pursuant to the rTSR modifier).
(3)    Threshold amounts represent a proportionate payout assuming actual performance measures equal the mid-point between minimum performance and target level performance.
(4)    As required under SEC rules for compensation disclosure, the value of the PSUs and RSUs reported in the table above is based on the grant date fair value of awards and computed in accordance with FASB ASC Topic 718.
STIP Awards
STIP awards included in the table above are annual incentives awards denominated in cash and meant to reward performance. For a more detailed description of our STIP program, see "Pay Mix -- Short Term Incentive Compensation" in the "Compensation Discussion and Analysis" section of this Proxy Statement.
LTIP Awards
The PSUs and RSUs included in the table above and awarded on February 28, 2022 were granted pursuant to the LTIP and represent a promise to deliver, within 75 days after the end of the performance period, a number of shares of Ambac’s common stock. The RSUs will vest on a one for one basis in three equal annual installments on each of February 28, 2023, February 28, 2024, and February 28, 2025. For the PSUs the number of shares of Ambac’s common stock that may be acquired can range from 0% to 200% of the target award (not including any adjustment that may be applied pursuant to the rTSR modifier), depending on the achievement of certain financial performance objectives against the pre-set metrics at AAC, Everspan Group, and Xchange Group as determined

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by the Compensation Committee at the time of the grant. PSUs granted pursuant to the 2022 LTIP awards will not settle until the completion of a three year performance period and will be subject to the rTSR modifier. For a more detailed description of our LTIP program, see "Pay Mix -- Long Term Incentive Compensation" in the "Compensation Discussion and Analysis" section of this Proxy Statement.
Agreement with Claude LeBlanc
The Boards of Directors of Ambac and AAC appointed Claude LeBlanc President and Chief Executive Officer as of January 1, 2017. At that time Ambac and AAC entered into an employment agreement with Mr. LeBlanc. In February, 2020, the Compensation Committee of the Ambac Board approved certain amendments to the employment agreement (the “Amended and Restated LeBlanc Employment Agreement”) to remove certain clauses that set maximums, as a percentage of base salary, on annual bonus amounts and long-term incentive award amounts. The Amended and Restated LeBlanc Employment Agreement provides for a term of one (1) year, and will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the agreement at least 90 days before the end of the then-current term (the initial one year period of employment under the Amended and Restated LeBlanc Employment Agreement and any successor period is known as the “employment period”). Under the Amended and Restated LeBlanc Employment Agreement, Mr. LeBlanc is entitled to an annual base salary of no less than $900,000 and, for each calendar year that ends during the employment period, he shall be eligible to receive an annual bonus pursuant to the Company’s annual bonus plan for senior executives, a portion of which, not to exceed 50%, may be awarded in the form of equity grants as determined in the discretion of the Compensation Committee of the Board of Directors of Ambac (the “Compensation Committee”). The amount of any such annual bonus paid to Mr. LeBlanc during the employment period shall be based on the achievement of pre-established performance goals that are approved by the Compensation Committee. Mr. LeBlanc’s target annual incentive award amount shall be no less than 100% of base salary, as determined by the Compensation Committee, in its discretion. In addition, Mr. LeBlanc is eligible to participate in Ambac’s incentive compensation plan, or any successor or additional plan, subject to the terms of such plan, as determined by the Compensation Committee, in its discretion. With respect to each calendar year that ends during the employment period, Mr. LeBlanc’s target annual LTIP award amount shall be no less than 150% of base salary, as determined by the Compensation Committee in its discretion.
During the employment period, Mr. LeBlanc shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time, that are generally made available to senior executives of the Company. Any compensation paid to Mr. LeBlanc pursuant to the Amended and Restated LeBlanc Employment Agreement or any other agreement or arrangement with the Company shall be subject to mandatory repayment by Mr. LeBlanc to the Company to the extent any such compensation paid to Mr. LeBlanc is, or in the future becomes, subject to (i) the Company’s Recoupment Policy as in effect from time to time, or (ii) any Federal or state law, rule or regulation which imposes mandatory recoupment. Mr. LeBlanc shall be required to hold shares of the Company’s common stock as set forth in, and subject to the terms of, Ambac’s Stock Ownership Policy as in effect from time to time. The Stock Ownership Policy generally requires that Mr. LeBlanc hold shares of the Company’s common stock equal in value to six times his base salary.
If Mr. LeBlanc’s employment is terminated due to death or disability, he would receive (i) his base salary and any accrued benefits (as defined in the Amended and Restated LeBlanc Employment Agreement) through the date of termination, and (ii) an annual bonus for the year of termination, based on actual full-year performance (with any individual factor being rated at 100%), pro-rated to reflect the time of service for such year through the date of termination.
If Mr. LeBlanc’s employment is terminated by the Company for “cause” (as defined in the Amended and Restated LeBlanc Employment Agreement), or if he resigns without “good reason” (as defined in the Amended and Restated LeBlanc Employment Agreement), or his employment is terminated due to the non-renewal of the Amended and Restated LeBlanc Employment Agreement by Mr. LeBlanc, he would receive his base salary and any accrued benefits through the date of termination; provided that his accrued benefits shall not include any

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earned but unpaid annual incentive award for the year preceding the year of termination unless otherwise determined by the Compensation Committee.
If Mr. LeBlanc’s employment is terminated by the Company other than for “cause” or if he resigns for “good reason,” or his employment is terminated due to the non-renewal of the Amended and Restated LeBlanc Employment Agreement by the Company, Mr. LeBlanc would be entitled to (i) receive his base salary and any accrued benefits through the date of termination, (ii) receive a lump sum payment equal to two (2) times the sum of (a) one year’s base salary and (b) the amount of the annual target incentive award for the calendar year in which the date of termination occurs (“Target Bonus”), and (iii) receive a lump sum payment equal to the Target Bonus pro-rated to reflect the time of service for such year through the date of termination, and (iv) for up to twelve (12) months following the date of termination, receive customary outplacement services provided to senior executives of the Company. To the extent that Mr. LeBlanc properly elects to continue health care coverage under COBRA, he and his eligible dependents would also continue to participate in the Company’s basic medical and life insurance programs for twelve months (subject to earlier discontinuation in certain circumstances). Furthermore, unless a particular award agreement provides Mr. LeBlanc with greater vesting rights (as is the case with the 2021, 2022 and 2023 PSU award agreements), Mr. LeBlanc shall receive twelve (12) months of vesting acceleration on all of his then-outstanding time-based equity awards or, if vesting is less frequent than annually, a pro rata portion in an amount determined by multiplying the total number of shares or units covered by the applicable award by a fraction where the numerator is the number of days that have elapsed from the most recent vesting date (or, if none, the grant date) and the denominator is the total number of days covered by the vesting schedule starting from the grant date and ending on the final scheduled vesting date, and, with respect to Mr. LeBlanc’s then-outstanding performance-based equity awards, Mr. LeBlanc shall be deemed to have satisfied the service-based component of such awards and shall be eligible to receive a portion of each such award based on actual performance through the end of the applicable performance period, pro-rated to reflect his actual service plus twelve (12) months during each performance period. If Mr. LeBlanc's employment is terminated by the Company other than for “cause” or if he resigns for “good reason,” in either case in contemplation of and no more than 120 days prior to, or within twelve (12) months following, a change in control (as defined in the Amended and Restated LeBlanc Employment Agreement), he would be entitled to receive the same compensation described above in this paragraph; provided, that with respect to all of Mr. LeBlanc’s outstanding equity awards, (x) all of the time-based equity awards shall become immediately vested and (y) with respect to the performance-based equity awards, Mr. LeBlanc shall be eligible to vest in each such award based on actual performance through the end of the applicable performance period.
Severance payments made to Mr. LeBlanc in connection with his termination of employment are subject to his delivery of a general release of claims and his material compliance with the restrictive covenants set forth in the Amended and Restated LeBlanc Employment Agreement. The Amended and Restated LeBlanc Employment Agreement contains restrictive covenants relating to the non-disclosure of confidential information, non-competition (which runs for 12 months following Mr. LeBlanc’s termination of employment), non-solicitation (or hiring) of employees (which runs for 12 months following Mr. LeBlanc’s termination of employment), mutual non-disparagement, and cooperation on certain matters (which runs for 60 months following Mr. LeBlanc’s termination of employment).
The preceding summary of the Amended and Restated LeBlanc Employment Agreement contained in this Proxy Statement is qualified in its entirety by reference to the full text of the Amended and Restated LeBlanc Employment Agreement dated as of February 27, 2020 by and among Ambac, AAC and Claude LeBlanc, which is filed as Exhibit 10.46 to Ambac's Annual Report on Form 10-K for the year ended December 31, 2019, as though it were fully set forth herein.

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Agreements with Other Executive Officers
David Trick
On November 1, 2016 (the “effective date”), Ambac and its principal subsidiary, AAC, entered into an Employment Agreement (the “Trick Employment Agreement”) with David Trick, pursuant to which Mr. Trick will continue to serve as Chief Financial Officer and Treasurer of both companies, and was given the additional title of Executive Vice President. The Trick Employment Agreement has an initial term of one (1) year and will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the Agreement at least 120 days before the end of the then-current term (the initial one year period of employment under the Agreement and any successor period is known as the “employment period”).
Under the Trick Employment Agreement, Mr. Trick is entitled to an annual base salary of no less than $750,000, commencing as of March 7, 2016, and is eligible for an annual incentive award pursuant to the Company’s annual incentive award plan for senior executives. A portion of Mr. Trick’s annual incentive award may be awarded in the form of vested equity grants with deferred settlement (not to exceed 40% of his annual incentive award amount for any calendar year), as determined in the discretion of the Compensation Committee. The amount of any annual incentive award paid to Mr. Trick during the employment period shall be based on the achievement of pre-established performance goals that are approved by the Compensation Committee. Mr. Trick’s target annual incentive award shall be set at no less than 55% of base salary.
Stephen M. Ksenak
On January 4, 2017 (the “effective date”), Ambac and its principal subsidiary, AAC, entered into an Employment Agreement (the “Ksenak Employment Agreement”) with Stephen M. Ksenak, pursuant to which Mr. Ksenak will continue to serve as Senior Managing Director and General Counsel of both companies. The Ksenak Employment Agreement has an initial term of one (1) year and will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the Agreement at least 90 days before the end of the then-current term (the initial one year period of employment under the Ksenak Employment Agreement and any successor period is known as his “employment period”).
Under the Ksenak Employment Agreement, Mr. Ksenak is entitled to an annual base salary of no less than $600,000, commencing as of January 1, 2017, and is eligible for an annual incentive award pursuant to the Company’s annual incentive award plan for senior executives. A portion of Mr. Ksenak’s annual incentive award may be awarded in the form of vested equity grants with deferred settlement (not to exceed 25% of his annual incentive award amount for any calendar year), as determined in the discretion of the Compensation Committee. The amount of any annual incentive award paid to Mr. Ksenak during his employment period shall be based on the achievement of pre-established performance goals that are approved by the Compensation Committee. Mr. Ksenak’s target annual incentive award shall be set at no less than 50% of base salary.
Terms and Conditions of the Trick and Ksenak Employment Agreements
Each of the Trick Employment Agreement and the Ksenak Employment Agreement provides that during the employment period, Messrs. Trick and Ksenak will be eligible to participate in Ambac’s incentive compensation plan, or any successor or additional plan, subject to the terms of any such plan, as determined in the discretion the Compensation Committee. Equity awards granted to Messrs. Trick and Ksenak under Ambac’s incentive compensation plan shall be similar in form and shall have similar terms and conditions (other than amount) as equity awards granted to other senior executives of the Company. With respect to each calendar year that ends during the respective employment periods, the target annual long-term incentive award amounts for each of Mr. Trick and Mr. Ksenak shall be no less than $250,000, and $225,000, respectively, each as determined by the Compensation Committee in its discretion.

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If the Company terminates employment of either Mr. Trick or Mr. Ksenak other than for “Cause” (including notice of non-renewal by the Company) or Mr. Trick or Mr. Ksenak terminates his own employment with “Good Reason” (as each such term is defined in the respective employment agreement), the Company will pay to such executive his base salary due through the date of termination, any unpaid annual incentive award earned with respect to any fiscal year ending on or preceding the date of termination and any other accrued benefits to which he is entitled as of the date of termination. In addition, such executive will be entitled to receive the following severance payments and benefits: (a) a lump sum payment equal to 1.5 times the sum of (i) base salary and (ii) the amount of target annual incentive award, (b) a lump sum payment equal to target annual incentive award for the year in which the termination occurs pro-rated to reflect the time of service for such year through the date of termination, and (c) such executive and his eligible dependents will be entitled to continue to participate in such basic medical and life insurance programs of the Company as are in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, for twelve months or, if earlier, until the date said executive becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage. With respect to all of the outstanding equity awards granted to such executive on and after the effective date of his employment agreement, unless a particular award agreement provides for greater vesting rights (as is the case with the 2021, 2022 and 2023 PSU award agreements), (i) such executive will receive 12 months of vesting acceleration on his then-outstanding awards or, if vesting is less frequent than annually, a pro rata portion, with the period from the last vesting date (or, if none, the grant date) as the numerator and the period from such last vesting date (or grant date) to the next vesting date as the denominator, and (ii) with respect to such executive's then-outstanding performance-based equity awards, such executive will be deemed to have satisfied the service-based component of such awards and will be eligible to receive a portion of each such award based on actual performance through the end of the applicable performance period, pro-rated to reflect his actual service plus 12 months during each performance period.
If the Company terminates either Mr. Trick's or Mr. Ksenak's employment other than for Cause (including notice of non-renewal by the Company) or either Mr. Trick or Mr. Ksenak terminates his employment for Good Reason, in each case in contemplation of and no more than 90 days prior to, or one year following the occurrence of, a “Change in Control” (as defined in the respective employment agreements), then, the multiplier used to determine the severance payments that such executive would otherwise be entitled to receive, as described in clause (a) of the immediately preceding paragraph, shall be 2.0 instead of 1.5, and (i) all of such executive’s then-outstanding time-based equity awards granted on or after the effective date of his employment agreement will become immediately vested and (ii) with respect to his then-outstanding performance-based equity awards granted on or after the effective date of his employment agreement, such executive will be eligible to vest in each such award based on actual performance through the end of the applicable performance period.
Severance payments made to each of Messrs. Trick and Ksenak in connection with their termination of employment are subject to their delivery of a general release of claims and material compliance with the restrictive covenants set forth in their respective employment agreements. Each of the Trick Employment Agreement and the Ksenak Employment Agreement contains restrictive covenants relating to the non-disclosure of confidential information, non-competition (which runs for 12 months following each executive’s termination of employment), non-solicitation (or hiring) of employees (which runs for 12 months following each executive’s termination of employment), mutual non-disparagement (which runs for three years following each executive’s termination of employment), and cooperation on certain matters (which runs for 12 months following each executive’s termination of employment). Each of the Trick Employment Agreement and the Ksenak Employment Agreement also sets forth certain stock ownership guidelines that apply to each of Messrs. Trick and Ksenak, respectively. The guidelines generally require that Messrs. Trick and Ksenak hold shares of the Company’s common stock equal in value to three times base salary for Mr. Trick and two times base salary for Mr. Ksenak. Each of the Trick Employment Agreement and the Ksenak Employment Agreement provides that the compensation of each Messrs. Trick and Ksenak will be subject to claw-back or recoupment to the extent required by Company policy or applicable law.

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If employment of either Mr. Trick or Mr. Ksenak terminates due to death or “Disability” (as defined in the respective employment agreements), during the employment period, then such executive (or his representative or estate) will be entitled to receive his base salary through the date of termination, any unpaid annual incentive awards earned with respect to any fiscal year ending on or preceding the date of termination, and an annual annual incentive award for the year of termination based on actual full-year performance (with any individual factor being rated at 100%), pro-rated to reflect the time of service for such year through the date of termination, and any other accrued benefits to which said executive is entitled as of the date of termination. With respect to all of such executive’s outstanding equity awards granted on and after the effective date of his employment agreement, unless a particular award agreement provides for greater vesting rights (as is the case with the 2020, 2021 and 2022 PSU award agreements) (i) such executive will receive 12 months of vesting acceleration on his then-outstanding awards or, if vesting is less frequent than annually, a pro rata portion, with the period from the last vesting date (or, if none, the grant date) as the numerator and the period from such last vesting date (or grant date) to the next vesting date as the denominator, and (ii) with respect to the then-outstanding performance-based equity awards of such executive, he will be deemed to have satisfied the service-based component of such awards and will be eligible to receive a portion of each such award based on actual performance through the end of the applicable performance period, pro-rated to reflect their actual service plus 12 months during each performance period.
The preceding summary of each of the Trick Employment Agreement and Ksenak Employment Agreement contained in this Proxy Statement is qualified in its entirety by reference to the full text of the Trick Employment Agreement which is filed as Exhibit 10.2 to Ambac’s Quarterly Report on Form 10-Q for the period ending September 30, 2016, and the full text of the Ksenak Employment Agreement which is filed as Exhibit 10.1 to Ambac’s Current Report on Form 8-K dated January 4, 2017, each as though it were fully set forth herein.

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Outstanding Equity Awards at 2022 Fiscal Year-End
The following table provides information about the number and value of RSUs and PSUs granted under Ambac’s Incentive Compensation Plans (which includes the LTIP) that have not settled or converted into shares of Ambac common stock (“vested”) and are held by our named executive officers as of December 31, 2022. The market value of the RSUs and PSUs was calculated based on the closing price of Ambac’s common stock on the NYSE on December 31, 2022 ($17.44).

Named Executive Officer	Number of Restricted Stock Units That Have Not Vested (#) (1)	Market Value of Restricted Stock Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Performance Stock Units That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Performance Stock Units that Have not Vested ($)
Claude LeBlanc	154,060	$2,686,806	446,098	$7,779,949
David Trick	37,556	$654,977	110,577	$1,928,463
David Barranco	34,377	$599,535	100,417	$1,751,272
Stephen M. Ksenak	30,282	$528,118	88,151	$1,537,353
R. Sharon Smith	32,407	$565,178	91,617	$1,597,800
(1)    RSUs granted on February 28, 2022,vest in three equal annual installments on each of February 28, 2023, 2024, and 2025.RSUs granted on March 8, 2021,vest in three equal annual installments on each of March 8, 2022, 2023, and 2024. RSUs granted on March 4, 2020, vest in three equal annual installments on January 2, 2021, 2022, and 2023.
(2)    PSUs granted to our NEOs under Ambac's LTIP Plan on February 28, 2022 have a three year performance period and are subject to the rTSR modifier. While PSUs granted on March 4, 2020 and March 8, 2021 will not settle for a three year period and are subject to the rTSR modifier, the measurement period for determining the achievement of goals against the pre-set metrics was set at two years. PSUs granted in March 2020, 2021 and 2022 will vest within 75 days after December 31 of 2022, 2023, and 2024, respectively. The number of PSUs reported assumes that a target level of performance will be achieved over the relevant period.
Stock Vested in 2022
The following table sets forth certain information concerning RSUs and PSUs held by the named executive officers listed below that vested (i.e., settled or converted into shares of Ambac common stock) in 2022. The value realized on vesting and settlement for each of our named executive officers was calculated based on the closing prices of our common stock on the NYSE on each of the following dates as set forth below: January 2, 2022 closed at $16.05; February 24, 2022 closed at $14.35; and March 8, 2022 closed at $12.85.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Claude LeBlanc	189,134	$2,715,379
David Trick	36,558	$523,771
David Barranco	35,513	$508,977
Stephen M. Ksenak	30,266	$433,492
R. Sharon Smith	30,464	$435,355

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Potential Payments Upon Termination or Change-in-Control
The following table shows the potential payments that would be made by the Company to each of the NEOs assuming that such officer's employment with the Company was terminated on December 31, 2022 under the circumstances outlined in the table. For purposes of this table, the per share price of the Company's common stock is assumed to be $17.44, which was the closing price on December 31, 2022.

	Prior to a Change of Control			In Connection with a Change of Control
Named Executive Officer	Death or Disability	Involuntary Termination without "Cause" or by Executive for "Good Reason"	Voluntary Resignation	Death or Disability	Involuntary Termination without "Cause" or by Executive for "Good Reason"	Voluntary Resignation
Claude LeBlanc
Severance payment(1)	$—	$5,250,000	$—	$—	$5,250,000	$—
RSU settlement(2)	2,686,806	2,686,806	—	2,686,806	2,686,806	—
PSU settlement(3)	7,779,949	—	—	7,779,949	—	—
Pro-rata Annual STIP Award(4)	1,125,000	1,125,000	—	1,125,000	1,125,000	—
Benefits(5)	—	35,665	—	—	35,665
Total	$11,591,755	$9,097,471	$—	$11,591,755	$9,097,471	$—
David Trick
Severance payment(1)	$—	$1,762,500	$—	$—	$2,350,000	$—
RSU settlement(2)	654,977	654,977	—	654,977	654,977	—
PSU settlement(3)	1,928,463	—	—	1,928,463	—	—
Pro-rata Annual STIP Award(4)	425,000	425,000	—	425,000	425,000	—
Benefits(5)	—	40,041	—	—	40,041	—
Total	$3,008,440	$2,882,518	$—	$3,008,440	$3,470,018	$—
David Barranco
Severance payment(1)	$—	$500,000	$—	$—	$500,000	$—
RSU settlement(2)	599,535	599,535	—	599,535	599,535	—
PSU settlement(3)	1,751,272	—	—	1,751,272	—	—
Benefits(5)	—	33,124	—	—	33,124	—
Total	$2,350,807	$1,132,659	$—	$2,350,807	$1,132,659	$—
Stephen M. Ksenak
Severance payment(1)	$—	$1,500,000	$—	$—	$2,000,000	$—
RSU settlement(2)	528,118	528,118	—	528,118	528,118	—
PSU settlement(3)	1,537,353	—	—	1,537,353	—	—
Pro-rata Annual STIP Award(4)	400,000	400,000	—	400,000	400,000	—
Benefits(5)	—	43,497	—	—	43,497	—
Total	$2,465,471	$2,471,615	$—	$2,465,471	$2,971,615	$—
R. Sharon Smith
Severance payment(1)	$—	$500,000	$—	$—	$500,000	$—
RSU settlement(2)	565,178	565,178	—	565,178	565,178	—
PSU settlement(3)	1,597,800	—	—	1,597,800	—	—
Benefits(5)	—	33,124	—	—	33,124	—
Total	$2,162,978	$1,098,302	$—	$2,162,978	$1,098,302	$—
(1)Pursuant to the employment agreements between Ambac and each of Messrs. LeBlanc, Trick and Ksenak, each of Messrs. LeBlanc, Trick and Ksenak are entitled to receive the severance payments listed above if terminated “without cause”, or if they resign for “good reason.” See "Agreement with Claude LeBlanc," and “Agreements with Other Executive Officers.” Pursuant to Ambac's Severance Pay Plan, as described below, each of Mr. Barranco, and Ms. Smith is entitled to receive the severance payments listed above if terminated “without cause” (or “Just Cause,” as that term is used in the Severance Pay Plan).

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(2)Each of our named executive officers received RSUs grants on March 4, 2020, March 8, 2021, and February 28, 2022. The remainder of the March 4, 2020, RSU awards vested and settled on January 2, 2023.  The remainder of the March 8, 2021, RSU awards vest and settle in equal annual installments on March 8, 2023 and 2024. The February 28, 2022, RSU awards vest and settle in three equal annual installments on February 28, 2023, February 28, 2024 and February 28, 2025.Valuation of all RSU awards is based upon the closing price of our common stock on December 31, 2022.
(3)With respect to the 2020, 2021 and 2022 PSU awards, if a termination occurred prior to the last day of the performance period by reason of death, the beneficiaries of the named executive officer would be entitled to receive the number of PSUs that the named executive officer would have been entitled to receive at a 100% overall payout multiple regardless of the outcome of any of the performance conditions. No amounts are included above with respect to 2020, 2021 and 2022 PSU awards for a termination by reason of disability nor involuntary termination without "Cause" or by Executive for "Good Reason", because any required payout can not be determined until the end of the relevant performance period.
(4)Pursuant to the terms of the employment agreements for each of Messrs. LeBlanc, Trick, and Ksenak, each of these executive officers is entitled receive a pro-rated portion of the annual STIP award that he would have received in the absence of such termination. Assuming a December 31, 2022 termination, each of Messrs. LeBlanc, Trick and Ksenak were assumed to have received their target STIP award for 2022 as approved by the Compensation Committee in February of 2022.
(5)Messrs. LeBlanc, Trick and Ksenak and their eligible dependents will be entitled to continue to participate in such basic medical and life insurance programs of the Company as are in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, for twelve months or, if earlier, until the date said executive becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage. Pursuant to Ambac's Severance Pay Plan, in addition to the severance payments listed, Mr. Barranco and Ms. Smith would be entitled to receive reimbursement for a portion of the premiums paid for COBRA continuation coverage in the same amount as was previously paid by the Company for the same group health insurance coverage under the Company's group health plan for the first twelve months following their termination of employment. The amounts included in the table reflect the cost of COBRA benefit continuation coverage under the plan in which the particular executive is enrolled, less the monthly active employee cost of these benefits, as well as for Messrs. LeBlanc, Trick and Ksenak the cost of continued life insurance coverage for the 12 month severance period.
Each of our named executive officers received both a PSU and an RSU award agreement in connection with their LTIP awards in 2020, 2021, and 2022. In general, these agreements provided that unvested PSUs and RSUs would be forfeited on termination of employment, except (i) if a termination occurred by reason of disability, an involuntary termination by the Company other than for “cause,” or retirement, the recipient would be entitled to receive the PSU award which would only be payable at the end of the relevant performance period and based on the satisfaction of the performance conditions, if any, related to such award, and the full value of any unvested RSU award at the time of termination; and (ii) if a termination occurred prior to the last day of the performance period by reason of death, the beneficiaries of the named executive officer would be entitled to receive the number of PSUs that the named executive officer would have been entitled to receive at a 100% overall payout multiple regardless of the outcome of any of the performance conditions and the full value of any unvested RSU award. Except in the case of death, since the value of any payout pursuant PSU award can not be determined until the end of the performance period, no amounts are included in the table above with respect to any other category of termination for the 2020, 2021, or 2022 PSU awards.
As of December 31, 2022, Ambac did not have any contracts, agreements, plans or arrangements that provided for a payment to a named executive officer solely upon a change-in control of Ambac.
Severance Pay Plan
Pursuant to Ambac’s Severance Pay Plan, each of our executive officers (other than Messrs. LeBlanc, Trick and Ksenak) is entitled to receive a severance payment equal to 52 weeks of such executive officer’s weekly base salary at the time of termination of his or her employment by Ambac as the result of (i) a job elimination, job discontinuation, office closing, reduction in force, business restructuring, redundancy, or such other circumstances as the Company deems appropriate for the payment of severance or (ii) a “termination by mutual agreement” (as defined in the Severance Pay Plan).
The severance benefits payable under the Severance Pay Plan are conditioned upon the applicable named executive officer executing and delivering an agreement and general release of claims in favor of the Company. With respect to a termination for "Cause" (or “Just Cause,” as that term is used in the Severance Pay Plan) the term generally means any one of the following reasons for the discharge or other separation of a named executive

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officer from employment with the Company: (a) any act or omission by the named executive officer resulting or intended to result in personal gain at the expense of the Company or one of its affiliates; (b) the improper disclosure by the named executive officer of proprietary or confidential information or trade secrets of the Company or one of its affiliates, including, without limitation, client lists; or (c) misconduct by the named executive officer, including, but not limited to, convictions, pleas of nolo contendere or no contest, or commission of felonies, fraud, or crimes involving moral turpitude; violation of the rules and procedures of the Company or any affiliate (including a violation of the Company's Code of Business Conduct and Ethics), theft, violent acts or threats of violence; or possession of controlled substances on the property of the Company or any affiliate.
Pay Ratio Disclosure
Presented below is the ratio of annual total compensation of our Chief Executive Officer ("CEO") to the median of the annual total compensation of all our employees (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.
In identifying our median employee, we calculated the annual total compensation of each employee for the twelve month period that ended on December 31, 2022. Total compensation for these purposes included base salary, annual cash incentive award, and any equity awards granted in 2022 and was calculated using internal payroll/tax records. We did not apply any cost-of-living adjustments as part of the calculation.
We selected the median employee based on the 173 full-time and part-time workers who were employed as of December 31, 2022, including independent contractors that we determined were our employees exclusively for the purpose complying with SEC reporting on “Pay Ratio Disclosure.” We did not exclude any non-U.S. employees using the SEC’s permitted exclusions under Item 402(u) of Regulation S-K.
The 2022 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $6,185,762. The 2022 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $224,314. The ratio of our CEO’s annual total compensation to the median of the annual total compensation of all our employees (excluding our CEO) for fiscal year 2022 is 27.6 to 1.

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Pay Versus Performance
This “Pay Versus Performance” section provides information concerning executive pay ("compensation actually paid" as defined by the SEC) and Company performance for each of the fiscal years ending December 31, 2020, 2021, and 2022. The Compensation Committee did not consider this pay versus performance disclosure when making compensation decisions. These amounts have been calculated as required by SEC rules and do not reflect the actual amounts of compensation earned or realized by our NEOs. The following table below provides information concerning executive pay and Company performance as required under SEC Regulation S-K Item 402(v).

	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (in millions)	Company-Selected Performance Measure - rTSR percentile rank(4)
Year					Total Shareholder Return	Peer Group Total Shareholder Return(3)
2022	$6,185,762	$9,867,444	$2,058,411	$2,882,417	$81	$105	$522	45th
2021	$6,979,315	$8,273,439	$2,190,289	$2,413,753	$75	$145	$(17)	7th
2020	$6,011,501	$2,777,279	$1,989,183	$1,431,419	$71	$131	$(437)	20th
(1)    The registrant's Principle Executive Officer ("PEO") for the years 2020, 2021, and 2022 was Claude LeBlanc. Non-PEO NEOs for the years 2020, 2021, and 2022 were Messrs. Trick, Barranco, and Ksenak, and Ms. Smith.
(2)    Compensation Actually Paid ("CAP") equals the Summary Compensation Table total, adjusted to replace the grant date value of stock unit awards with the sum of: (i) the fair value of all equity grants made during the year valued as of the last day of the year; (ii) the year over year changes in fair value of prior year awards that remain outstanding at the end of the year presented; and (iii) for awards that vested in the year presented, the changes in fair value of from prior year end to the vesting date. There were no equity awards that were granted and vested in the same year during the years presented. There were no dividends paid on unvested stock awards during the years presented. The assumptions used to calculate an awards fair value do not materially differ from the disclosed valuation assumptions used to calculate grant date fair value.
The following tables contain a reconciliation of the amounts reported for (i) total compensation in the Summary Compensation Table with the amounts reported for Compensation Actually Paid in each of the years indicated for the PEO, and (ii) an average of the total compensation in the Summary Compensation Table with the amounts reported for the average Compensation Actually Paid to the Non-PEO NEOs, respectively.

	Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for the PEO
Year	Summary Compensation Table Total	Deduct Grant Date Fair Value of Stock Unit Awards	Add Year-end fair value of stock unit awards granted	Add change in fair value of prior year outstanding awards	Add change in fair value of prior year vested awards	Compensation Actually Paid
2022	$6,185,762	$(3,420,095)	$4,906,825	$2,649,464	$(454,512)	$9,867,444
2021	$6,979,315	$(4,358,942)	$3,779,167	$1,335,745	$538,154	$8,273,439
2020	$6,011,501	$(3,285,787)	$2,534,939	$(2,206,007)	$(277,367)	$2,777,279

	Reconciliation of the Average Summary Compensation Table Total to the Average Compensation Actually Paid to the non-PEO NEOs
Year	Average Summary Compensation Table Total	Deduct Grant Date Average Fair Value of Stock Unit Awards	Add Year-end average fair value of stock unit awards granted	Add change in average fair value of prior year outstanding awards	Add change in average fair value of prior year vested awards	Average Compensation Actually Paid
2022	$2,058,411	$(748,853)	$1,074,383	$577,697	$(79,221)	$2,882,417
2021	$2,190,289	$(947,297)	$821,299	$281,351	$68,111	$2,413,753
2020	$1,989,183	$(725,939)	$560,051	$(303,616)	$(88,260)	$1,431,419

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(3)    Peer group total shareholder return represents the performance of the S&P Completion index (SPCMI).
(4)    Ambac selected relative total shareholder return ("rTSR") as the company-selected measure ("CSM") for 2022 as reflected in the table above. rTSR is presented as the percentile rank of Ambac's Total Shareholder Return ("TSR") as compared to the TSR of all members of the peer group. SEC regulations require Ambac to designate a CSM that in its assessment represents the most important financial performance measure (that is not total shareholder return or net income) used by Ambac to link CAP of our NEOs, for the most recently completed fiscal year, to performance. This measure was first approved by Ambac's Compensation Committee for the 2019 LTIP issuance with a three year performance period, therefore, the rTSR reported in the above chart for 2020 represents two outstanding LTIP award issuances while 2021 and 2022 represent three outstanding LTIP award issuances, respectively. While rTSR has been selected as Ambac's CSM it is not the most important measure used by the board in determination of compensation. For the most recent year, reductions in net par outstanding were given more weight in determining compensation but under SEC regulations this measure does not meet the criteria of a CSM. rTSR may not have been the most important financial performance measure for years 2021 and 2020 and Ambac may determine a different CSM to be the most important financial performance measure in future years.
Description of the Relationship Between Compensation Actually Paid to our Named Executive Officers and Company Performance:
The following graph describes the relationship between Compensation Actually Paid ("CAP") to the principal executive officer and the Average Compensation Actually Paid to the Non-PEO NEOs and Ambac's cumulative total shareholder return ("Ambac TSR") over the last three fiscal years.

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The following graph compares Ambac's TSR and the S&P Completion index cumulative TSR over the last three fiscal years. The comparison assumes $100 was invested in the Company and in the S&P Completion index for the period starting December 31, 2019 and was held through the end of each fiscal year listed in the first table set forth above. Historical stock performance is not necessarily indicative of future stock performance.
The following graph describes the relationship between CAP to our named executive officers and Ambac's Net Income over the last three fiscal year.
Ambac has selected rTSR as its CSM. The rTSR measure is the percentile rank of Ambac's TSR as compared to the TSR of all members of the peer group within each LTIP issuance, ranked in descending order (including Ambac). This measure was first approved by Ambac's Compensation Committee for the 2019 LTIP issuance with a three year performance period, therefore, the rTSR reported in the below chart for 2020 represents two outstanding LTIP award issuances while 2021 and 2022 represent three outstanding LTIP award issuances, respectively.

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The following graph shows the relationship of CAP compared with percentile rank rTSR, over the last three fiscal years.
Company’s Most Important Financial (and Non-Financial) Performance Measures:
The following table contains a list that shows the most important financial performance measures used by Ambac's Compensation Committee to link compensation actually paid to the named executive officers to Company performance for the most recently completed fiscal year.

●	Reductions in Net Par outstanding in the insured portfolio	●	Net Asset Value
●	Reductions in Gross Operating Run Rate Expenses	●	EBITDA at Ambac
●	Gross Written Premium at Everspan	●	EBITDA at Xchange
●	Reductions in Watch List and Adversely Classified Credits	●	Relative Total Shareholder Return

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Principal Accounting Fees and Services
Audit and All Other Fees
The following table presents fees for professional audit services rendered by KPMG LLP for the integrated audit of Ambac's consolidated financial statements and internal control over financial reporting for the years ended December 31, 2022 and 2021, and fees billed for other services rendered by KPMG LLP during those periods. All of the fees for calendar years 2022 and 2021 presented below were approved by the Audit Committee.

Audit Related Expenses	2022	2021
Audit Fees (1)	$3,429,205	$3,355,982
Audit Related Fees (2)	11,757	6,191
Tax Fees (3)	99,177	84,184
All Other Fees (4)	39,000	39,000
Total	$3,579,139	$3,485,357
(1)Audit fees consisted of audit work performed in connection with the annual and quarterly financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits, consents, comfort letters and other attestation services.
(2)Audit related fees are for services traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, agreed upon procedures and certain consultation regarding financial accounting and/or reporting standards.
(3)Tax fees consist principally of tax compliance services and tax advice to Ambac. Of the total amount of tax fees for 2022, $65,798 related to tax compliance and $33,379 related to tax advice. Of the total amount of tax fees for 2021, $61,509 related to tax compliance and $22,675 related to tax advice. Compliance-related tax fees were for professional services rendered in connection with the preparation of the federal and foreign tax returns.
(4)Other fees are those associated with services not captured in the other categories and include independent actuarial reserve opinions for both periods presented.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.
Prior to engagement of the independent registered public accounting firm for the next year’s audit, management and/or the independent registered public accounting firm will submit to the Audit Committee for approval a summary of services expected to be rendered during that year for each of the categories of services.
Prior to engagement, the Audit Committee pre-approves these services by category of service. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the pre-approved amounts periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, any services provided by the independent registered public accounting firm will be pre-approved by the Audit Committee or, if between meetings of the Audit Committee, by its Chairman pursuant to authority delegated by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for the independent registered public accounting firm in excess of $100,000.

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THE AUDIT COMMITTEE REPORT
The Audit Committee of Ambac is responsible for providing independent, objective oversight of Ambac’s accounting functions, internal controls and risk management. The Audit Committee is responsible for the appointment, compensation and oversight of the independent registered public accounting firm. As of the date of this report, the Audit Committee was composed of three directors, each of whom is independent within the meaning of the rules of the Securities and Exchange Commission ("SEC") and the Listing Rules of NYSE. In accordance with Section 407 of the Sarbanes-Oxley Act of 2002, Ambac has determined that all three members of the Audit Committee, Messrs. Herzog, Haft, and Ms. Iglesias, are “audit committee financial experts" as that term is defined in the rules and regulations of the SEC.
The Audit Committee operates under a written charter adopted by Ambac's Board of Directors. A copy of the charter is available at Ambac’s website: https://ambac.com/investor-relations/governance/governance-documents/default.aspx. The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant Audit Committee policy requirements of the SEC and the NYSE. .
Management is responsible for the preparation, presentation and integrity of Ambac’s financial statements, accounting and financial reporting principles, the establishment and effectiveness of internal controls (including internal control over financial reporting) and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of Ambac’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), expressing an opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of Ambac in conformity with generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. However, none of the members of the Audit Committee is professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, upon the information provided to it and on the representations made by management and the independent registered public accounting firm.
In 2022, the Audit Committee held six meetings. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, our internal auditors and our independent registered public accounting firm, KPMG LLP ("KPMG"). The Audit Committee discussed with our internal auditors and KPMG the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of Ambac’s internal controls. The Audit Committee also met with the Chief Financial Officer, with and without other members of management present, to discuss matters relating to financial reporting and internal controls.
The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2022, with management, our internal auditors and KPMG. The Audit Committee also discussed with management and KPMG the process used to support certifications by Ambac’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany Ambac’s periodic filings with the SEC.
The Audit Committee also discussed with KPMG matters required to be discussed with audit committees under auditing standards, including, among other things, matters related to the conduct of the audit of Ambac’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees (AS 1301).
KPMG also provided to us the written disclosures regarding their independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit

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Committee discussed with them their independence from Ambac. When determining KPMG’s independence, the Committee considered, among other matters, information provided by KPMG regarding PCAOB inspections, and whether KPMG’s provision of services to Ambac beyond those rendered in connection with their audit of Ambac’s consolidated financial statements and reviews of Ambac’s consolidated financial statements included in its Quarterly Reports on Form 10-Q was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the audit, non-audit and tax services performed by, and the amount of fees paid for such services to, KPMG. The Audit Committee concluded that KPMG, an independent registered public accounting firm, is independent from Ambac and its management.
Every year, the Audit Committee evaluates the performance of the independent auditor and considers whether to retain the current independent auditor or consider rotating the engagement to a different audit firm. This evaluation is based on a number of factors including the professional qualifications of the independent auditor, the performance of the senior audit engagement team and the lead audit partner and the quality of the firm’s communications with the Audit Committee and Ambac. Based on its review, the Audit Committee determined that the continued retention of KPMG to serve as the company’s independent auditor is in the best interests of the company and its shareholders. Accordingly, the Audit Committee appointed KPMG as Ambac’s independent auditor for the year ended December 31, 2023. KPMG has served as Ambac’s independent auditor since 1985. Although the Audit Committee has the sole authority to appoint the independent auditor, the Audit Committee recommended that Ambac’s Board of Directors seek shareholder ratification of the appointment at the next annual meeting of shareholders as a matter of good corporate governance.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that Ambac’s audited financial statements for the year ended December 31, 2022 be included in Ambac’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC. The Audit Committee also selected KPMG LLP as Ambac’s independent registered public accounting firm for 2023.
The Audit Committee
David L. Herzog (Chairman), Ian D. Haft and Lisa G. Iglesias
February 22, 2023

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions Policy and Procedure
Our Related Party Transactions Policy provides that Ambac will only enter into a related party transaction when our Board of Directors, acting through the Governance and Nominating Committee, determines that the related party transaction is in the best interests of Ambac and our stockholders.
For the purposes of this policy,
•    a “related party” means:
◦a member of the Board of Directors (or a nominee to the Board of Directors);
◦an executive officer;
◦any person who is known by Ambac to be the beneficial owner of more than 5% of our common stock; or
◦any person known by Ambac to be an immediate family member of any of the persons listed above; and
•    a “related party transaction” means a transaction (and/or amendment thereto) with a related party occurring          since the beginning of our last fiscal year, or any currently proposed transaction, involving Ambac where the amount exceeds $120,000 and in which any related party had or will have a direct or indirect material interest.

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•    Materiality is determined on the basis of the significance of the information to investors in light of all the circumstances. Factors to be considered in determining whether a Related Party’s interest is material include:
◦the importance of the interest to the Related Party (financial or otherwise);
◦the relationship of the Related Party to the transaction;
◦the relationship of the Related Parties to each other; and
◦the dollar amount involved in the transaction.
Each of our directors and executive officers is required to bring potential related party transactions to the attention of Ambac and are periodically required to confirm and provide details of such transactions. Our legal staff, in consultation with management and with outside counsel, as appropriate, determines whether any transaction or relationship brought to Ambac’s attention does, in fact, constitute a related party transaction requiring compliance with our Related Party Transactions Policy.
If our legal department determines that a transaction is a related party transaction, the Governance and Nominating Committee must review the transaction and either approve or disapprove it. In determining whether to approve a transaction with a related party, the Governance and Nominating Committee will take into account all of the relevant facts and circumstances available to it, including, among any other factors it deems appropriate:
•whether the terms of the related party transaction are fair and reasonable to the Company, in the Company’s best interests, and offered on the same basis as would apply if the transaction did not involve a related party;
•whether there are business reasons for he Company to enter into the related party transaction;
•whether the related party transaction would impair the independence of an outside director; and
•whether the related party transaction would present an improper conflict of interests for any director or executive officer of he Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or other related party, the direct or indirect nature of the director's, executive officer's or other related party's interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Governance and Nominating Committee deems relevant.
Any member of the Governance and Nominating Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related party transaction, but may, if so requested by the Chair of the Committee, participate in some or all of the Committee's discussions of the related party transaction. Upon completion of its review of the transaction, the Committee may determine to permit or to prohibit the related party transaction.
Ambac retained the services of BlackRock Financial Management, Inc for accounting, operational, and risk management services in 2022 for which it paid approximately $924,000. According to a Schedule 13G/A filed on January 26, 2023, BlackRock Inc. beneficially owns approximately 14.8% of Ambac's common stock. The Governance and Nominating Committee has reviewed and approved the engagement of BlackRock Financial Management, Inc for these services.
There were no other related party transactions identified by management, the Board or the Governance and Nominating Committee.

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PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

Nominees
The Governance and Nominating Committee has recommended, and the Board of Directors has nominated:

✓	Ian D. Haft	✓	Kristi A. Matus

✓	Lisa G. Iglesias	✓	Michael D. Price

✓	Claude LeBlanc	✓	Jeffrey S. Stein

✓	Joan Lamm-Tennant
as nominees for election as members of our Board of Directors at the Annual Meeting. At the Annual Meeting, seven directors will be elected to the Board of Directors.
Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for these nominees. In the event that any nominee becomes unavailable or unwilling to serve as a member of our Board of Directors, the proxy holders will vote in their discretion for a substitute nominee. The term of office for each person elected as a director will continue until our next annual meeting or until a successor has been elected and qualified, or until the director’s earlier death, resignation, or removal.
The sections titled “Board of Directors” and “Director Selection Process and Qualifications” in this Proxy Statement contain more information about the leadership skills and other experiences that led our Governance and Nominating Committee and our Board of Directors to recommend each as a nominee for director. Each of the director nominees elected to the Board of Directors shall be entitled to receive the compensation package for the 2023 fiscal year set forth in the section titled “Board Compensation Arrangements for Non-Employee Directors -- Compensation for Non-Employee Directors in 2023."
Required Vote
The number of shares voted “FOR” each of our seven director nominees must exceed the number of votes cast “AGAINST” such director. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.
Ambac Recommendation

☑	Our Board of Directors recommends a vote “FOR” the election to the Board of Directors of each of the above mentioned nominees.
* * * * *

Ambac Financial Group, Inc. | 81 | 2023 Proxy Statement

PROPOSAL NUMBER 2

ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICERS COMPENSATION
We are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K, which is the SEC’s rule setting forth executive compensation disclosure requirements.
Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. See “Executive Compensation — Compensation Discussion and Analysis” for additional information.
We believe that our executive compensation programs are structured to support our Company and our business objectives. We are asking our stockholders to indicate their support for our named executive officer compensation as described under “Executive Compensation.” This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting of Stockholders:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosure.
The say on pay vote is advisory, and therefore not binding on our Company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will review the voting results carefully.
Ambac Recommendation

☑	The Board of Directors recommends a vote FOR the approval of executive compensation.
* * * * *

Ambac Financial Group, Inc. | 82 | 2023 Proxy Statement

PROPOSAL NUMBER 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to audit the financial statements of Ambac Financial Group, Inc. and its subsidiaries for the fiscal year ending December 31, 2023. KPMG has been our independent auditor since 1985, and KPMG audited our financial statements for fiscal year 2022. The Audit Committee periodically considers whether there should be a rotation of independent registered public accounting firms because the Audit Committee believes it is important for the registered public accounting firm to maintain independence and objectivity. In determining whether to reappoint KPMG, the Audit Committee considered several factors including:
•the length of time KPMG has been engaged;
•KPMG’s independence and objectivity;
•KPMG’s capability and expertise in handling the unique issues involving Ambac’s operations in our industry;
•historical and recent performance, including the extent and quality of KPMG’s communications with the Audit Committee, and feedback from management regarding KPMG’s overall performance;
•recent PCAOB inspection reports on the firm; and
•the appropriateness of KPMG’s fees.
The Audit Committee believes that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for fiscal year 2023. Although ratification is not required, the Board is submitting a proposal to ratify KPMG’s appointment to our stockholders because we value our stockholders’ views and as a matter of good corporate practice. In the event that our stockholders fail to ratify KPMG as the Company’s independent registered public accounting firm, it will be considered a recommendation to the Audit Committee to consider the selection of a different firm. Even if the appointment is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and our stockholders.
A representative of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Required Vote
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 requires that the number of votes cast FOR this proposal must exceed the number votes cast AGAINST this proposal by holders of our common stock who are present in person, or represented by proxy at the Annual Meeting and entitled to vote thereon. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of KPMG LLP.
Ambac Recommendation

☑	Our Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
* * * * *

Ambac Financial Group, Inc. | 83 | 2023 Proxy Statement

VOTE BY INTERNET	www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on June 21, 2023, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to	www.virtualshareholdermeeting.com/AMBC2023

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE	1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. ET, on June 21, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL NUMBER

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

É THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED	DETACH AND RETURN THIS PORTION ONLY Ê

The Board of Directors recommends a vote "FOR" EACH OF THE NOMINEES IN PROPOSAL 1.

Proposal 1 Election of Director Nominees	For	Against	Abstain
(1a) Ian D. Haft	❑	❑	❑
(1b) Lisa G. Iglesias	❑	❑	❑
(1c) Joan Lamm-Tennant	❑	❑	❑
(1d) Claude LeBlanc	❑	❑	❑
(1e) Kristi A. Matus	❑	❑	❑
(1f) Michael D. Price	❑	❑	❑
(1g) Jeffrey S. Stein	❑	❑	❑

The Board of Directors recommends a vote "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.
	For	Against	Abstain
Proposal 2 To approve, on a non-binding advisory basis, the compensation for our named executive officers.	❑	❑	❑
Proposal 3 To ratify the appointment of KPMG as Ambac's independent registered public accounting firm for the fiscal year ending December 31, 2023.	❑	❑	❑

NOTE: Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY CARD
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET OR TELEPHONE, MUST BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME,
June 21, 2023, TO BE INCLUDED IN THE VOTING RESULTS.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com.

AMBAC FINANCIAL GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
June 22, 2023

The stockholder(s) hereby appoint(s) each of Stephen M. Ksenak and William J. White, as proxies and hereby authorize(s) either of them to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of AMBAC FINANCIAL GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting 11:00 AM, Eastern Time on June 22, 2023, and any adjournment or postponement thereof as described herein and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies previously given.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated April 28, 2023

The shares represented by this Proxy will be voted in accordance with the specification made on the other side. If this Proxy is signed but no specification is made, the shares represented by this Proxy will be voted "FOR" each of the Board of Directors' nominees, "FOR" Proposal 2 and "FOR" Proposal 3. Stephen M. Ksenak and William J. White and each of them individually, in their discretion and judgment, are authorized to vote upon any other matters that may come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director's recommendations.

By executing this Proxy, the undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting and any adjournment or postponement thereof.

CONTINUED, AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.

Your Vote Counts!
AMBAC FINANCIAL GROUP, INC.

2023 Annual Meeting
Vote by June 21, 2023
11:59 PM ET

[Stockholder Name and Address]

D42999-P54409

You invested in AMBAC FINANCIAL GROUP, INC. and it’s time to vote!
You have the right to vote on proposals being presented at the Annual Meeting of Stockholders. This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on June 22, 2023.
Get informed before you vote
View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting a copy prior to June 8, 2023. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call [1-800-579-1639] or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.
Attending the Virtual Meeting: Participation in the meeting is limited and access to the meeting will be accepted on a first come, first served basis. If you cannot access the virtual meeting, it will be webcast and available on our Investor Relations website. Electronic entry to meeting will begin at 10:00 a.m. ET and the meeting will begin promptly at 11:00 a.m. ET. If you encounter any difficulties accessing the virtual meeting, please call the technical support number that will be posted on the Virtual Shareholder Meeting page.

For complete information and to vote, visit www.ProxyVote.com
Control #

Smartphone users		Vote Virtually at the Meeting*
Point your camera here and		June 22, 2023
vote without entering a		11:00 A.M. Eastern Time
control number
Virtually at:
www.virtualshareholdermeeting.com/AMBC2023

•Please check the meeting materials for any special requirement for meeting attendance.

Vote at www.Proxy Vote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote on these important matters.

Voting Items				Board Recommends
1	Election of Directors
Nominees:
	1a) Ian D. Haft	1d) Claude LeBlanc	1g) Jeffrey S. Stein
	1b) Lisa G. Iglesias	1e) Kristi A. Matus		For
	1c) Joan Lamm-Tennant	1f) Michael D. Price
2	To approve, on an advisory basis, the compensation for our named executive officers			For
3	To ratify the appointment of KPMG as Ambac's independent registered public accounting firm for the fiscal year ending December 31, 2023			For
NOTE: Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified on the reverse side of this notice or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Sign up for E-delivery".